As filed with the U.S. Securities and Exchange Commission on August 10, 2007
Registration No. 333-139120

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 6
to
FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

FOLDERA, INC.
(Name of small business issuer in its charter)

Nevada	7379	20-0375035
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

17011 Beach Blvd., Suite 1500, Huntington Beach, California 92647 (714) 766-8700
(Address and telephone number of principal executive offices)

17011 Beach Blvd., Suite 1500, Huntington Beach, California 92647 (714) 766-8700
(Address of principal place of business or intended principal place of business)

Reid Dabney Senior Vice President and Chief Financial Officer Foldera, Inc. 17011 Beach Blvd., Suite 1500 Huntington Beach, California 92647 (714) 766-8700
(Name, address and telephone number of agent for service)

Copy to:
Spencer G. Feldman, Esq.
Andrew H. Abramowitz, Esq.
Greenberg Traurig, LLP
MetLife Building
200 Park Avenue - 15th Floor
New York, New York 10166
Tel: (212) 801-9200; Fax: (212) 801-
6400

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER  AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. Our selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

 SUBJECT TO COMPLETION, DATED AUGUST 10, 2007

19,729,978 Shares

Common Stock
This prospectus relates to the sale of up to 19,729,978 shares of our common stock by the selling stockholders listed in this prospectus. The shares offered by this prospectus include (i) 10,043,930 currently outstanding shares of common stock, and (ii) 9,686,048 shares of common stock issuable upon exercise of outstanding warrants to purchase common stock. These shares may be sold by the selling stockholders from time to time in the over-the-counter market or other national securities exchange or automated interdealer quotation system on which our common stock is then listed or quoted, through negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices.

Pursuant to registration rights agreements with the selling stockholders relating to shares that were purchased in our August and October 2006 private placements, we are obligated to register these shares held of record and shares issuable upon exercise of the warrants. The distribution of the shares by the selling stockholders is not subject to any underwriting agreement or lock-up agreement limiting sales. We will receive none of the proceeds from the sale of the shares by the selling stockholders, except upon exercise of the warrants. We will bear all expenses of registration incurred in connection with this offering, but all selling and other expenses incurred by the selling stockholders will be borne by them.

Our common stock is quoted on the OTC Bulletin Board under the symbol FDRA.OB. The high and low bid prices for shares of our common stock on July 31, 2007, were $0.11 and $0.09 per share, respectively, based upon bids that represent prices quoted by broker-dealers on the OTC Bulletin Board. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions, and may not represent actual transactions.

The selling stockholders may be deemed, and any broker-dealer executing sell orders on behalf of the selling stockholders will be considered, “underwriters” within the meaning of the Securities Act of 1933. Commissions received by any broker-dealer will be considered underwriting commissions under the Securities Act of 1933.

An investment in these securities involves a high degree of risk.
Please carefully review the section titled “Risk Factors” beginning on page 4.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is _____________ , 2007.

In considering the acquisition of the common stock described in this prospectus, you should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus is not an offer to sell, or a solicitation of an offer to buy, shares of common stock in any jurisdiction where offers and sales would be unlawful. The information contained in this prospectus is complete and accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the shares of common stock.

i

SUMMARY

You should read the following summary together with the more detailed information contained elsewhere in this prospectus, including the section titled “Risk Factors,” regarding us and the common stock being sold in this offering. Unless the context otherwise requires, “we,” “our,” “us” and similar phrases refer to Foldera, Inc., together with its wholly-owned subsidiary, Taskport, Inc. Unless otherwise indicated, all numbers pertaining to shares of our common stock reflect the 4-for-1 forward stock split that was effected on May 16, 2006.

Our Business

We have designed and developed Foldera™, our secure and easy-to-use service that instantly and automatically organizes workflow. Foldera combines web-based email, document manager, task manager, calendar manager and sharable folders into a unified productivity suite, available with a single login from most web browsers. Foldera has the unique ability to instantly sort and file a user's sent and incoming email, documents, tasks and events into folders, on a project-by-project basis, chronologically and in real-time. We offer our standard version Foldera service for free to individuals within small and mid-sized businesses and departments within an enterprise. It is expected that these individuals will in turn introduce Foldera to their colleagues in a viral fashion, and to their friends and families in order to better organize their day-to-day lives.

After more than four years in development, testing and feature refinement, we launched our sign-up page in mid-February 2006. Since that time, we have received more than 16,000 account requests for the free Foldera service. On June 19, 2006, we officially launched a limited beta version of our service, rolling it out to a select number of users, and have begun the process of systematically activating additional accounts to further expand our beta user group.

We intend to use the proceeds of our recent private placement, described below, to activate additional user seats and for working capital and general corporate purposes.

We intend to target small to mid-sized businesses and departments within an enterprise. We believe that our service will be especially useful to business teams that work in remote locations, away from a central office, and that collaborate on multiple projects and activities, often with people outside their business. We believe that up until now this highly desirable user group has been shut out of the market due to the high price of competing solutions.

We have launched a limited beta version of our Foldera service, and we intend to launch our Foldera service into the general marketplace in the third or fourth quarter of 2007. We have not generated any revenue to date, and there can be no assurance that we will be able to successfully develop our web-based messaging and collaboration service and penetrate our target market. We sustained net losses of $12,033,342, $3,081,878 and $2,509,262 for the years ended December 31, 2006 and 2005 and the three-month period ended March 31, 2007, respectively. Further, we may incur significant losses through 2007 and beyond, as we further develop and commercialize our web-based messaging and collaboration service.

On July 20, 2007, our board of directors committed us to a restructuring plan pursuant to which we reduced our workforce from 49 employees to 23 employees and will pursue other cost reduction activities. The board approved this restructuring plan to lower costs while retaining a core group of employees to manage the ongoing operations of the business. We expect to incur one-time charges of approximately $100,000 in the third quarter of 2007, primarily associated with termination benefits, and that substantially all of the one-time charges will result in cash expenditures.

About this Offering

This prospectus relates to the public offering, which is not being underwritten, of up to 19,729,978 shares of our common stock by the selling stockholders listed in this prospectus. The shares offered by this prospectus include (i) 10,043,930 currently outstanding shares of common stock, and (ii) 9,686,048 shares of common stock issuable upon exercise of outstanding warrants to purchase common stock.

These shares may be sold by the selling stockholders from time to time in the over-the-counter market or other national securities exchange or automated interdealer quotation system on which our common stock is then listed or quoted, through negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices. We will receive none of the proceeds from the sale of the shares by the selling stockholders, except upon exercise of the warrants. We will bear all expenses of registration incurred in connection with this offering, but all selling and other expenses incurred by the selling stockholders will be borne by them.

The number of shares being offered by this prospectus represents approximately 16.0% of our total outstanding common stock as of July 31, 2007. The number of shares issuable upon the exercise of warrants, which represents approximately 7.9% of our total outstanding common stock, presents dilution to our current stockholders and may have an adverse effect on the market price of our common stock.

Corporate Information and History

We were founded in December 2001 by Richard Lusk, our Chairman, President and Chief Executive Officer. Mr. Lusk has been the visionary force behind several software companies and was a founding shareholder of Predictive Technologies, Platform Technologies and Oanda.com. In February 2006, we completed a reverse merger into a publicly held holding company, Expert Systems, Inc., and concurrently changed our corporate name from Taskport, Inc. to Foldera, Inc., and raised $10.6 million in two private financing transactions completed in the first quarter of 2006 and the third quarter of 2005. In May 2006, we effected a 4-for-1 forward stock split of our outstanding shares of common stock. All share amounts contained in this prospectus reflect the 4-for-1 forward stock split.

Since our business is that of Foldera only, and the former Taskport stockholders control the merged companies, the information contained in this prospectus for periods prior to the fiscal year ended December 31, 2006 is that of Taskport as if Taskport had been the registrant for all the periods presented in this prospectus. The section “Management's Discussion and Analysis or Plan of Operation” and the audited consolidated financial statements presented in this prospectus are those of Taskport prior to the reverse merger, as these provide the most relevant information about us on a continuing basis.

Our principal executive offices are located at 17011 Beach Boulevard, Suite 1500, Huntington Beach, California 92647, and our telephone number at that address is (714) 766-8700. We maintain a corporate website at www.foldera.com. The contents of our website are not part of this prospectus and should not be relied upon with respect to the prospectus.

To date, we have spent a significant amount of time and money developing our collaboration software product and have not generated any revenue from operations. We intend to release our Foldera service into the general marketplace in the third or fourth quarter of 2007, with revenue anticipated to be generated after such release. We anticipate being in a continuous beta version upgrade cycle of our product as time goes on as we receive feedback from our user base and incorporate that feedback into future versions of our software offering.

THE OFFERING

Common stock offered by the selling stockholders:

•	Presently outstanding shares	10,043,930 shares

•	Maximum number of shares that may be issued upon exercise of outstanding warrants	9,686,048 shares

Total	19,729,978 shares

Common stock outstanding	122,957,326 shares (1)

Use of proceeds
We will receive none of the proceeds from the sale of the shares by the selling stockholders, except cash for the warrant exercise price upon exercise of the warrants, which would be used for working capital purposes.

OTC Bulletin Board symbol	FDRA.OB

(1)
As of July 31, 2007. Does not include shares of our common stock that are reserved for issuance pursuant to outstanding warrants and stock options, and shares available for future issuance under our 2005 Stock Option Plan.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the following material risks, together with the other information contained in this prospectus, before you decide to buy our common stock. If any of the following risks actually occur, our business, results of operations and financial condition would likely suffer. In these circumstances, the market price of our common stock could decline, and you may lose all or part of your investment.

Risks Related to Our Business and Industry

We are in an early stage of development, have a limited operating history and have generated no revenue to date; accordingly, investors in our common stock may lose their entire investment.

We are in the early stage of development and have only a limited operating history on which to base an evaluation of our business and prospects. In addition, our operations and development are subject to all of the risks inherent in the growth of an early stage company, including a limited operating history. We may not succeed given the technological, marketing, strategic and competitive challenges we will face. The likelihood of our success must be considered in light of the expenses, difficulties, complications, problems, delays and inherent risks frequently encountered in connection with the growth of a new business, the continuing development of new technology and the competitive environment in which we operate. Such risks include acceptance by users in an evolving and unpredictable business environment, the lack of a well developed brand identity and the ability to bring our product to market on a timely basis. We have not generated any revenues to date, and there can be no assurance that we will be able to successfully develop our web-based messaging and collaboration product and penetrate our target market. We sustained net losses of $12,033,342, $3,081,878 and $2,509,262 for the years ended December 31, 2006 and 2005 and the three-month period ended March 31, 2007, respectively. Further, we may incur significant losses through 2007 and beyond, as we further develop and commercialize our web-based messaging and collaboration product. We cannot assure you that we will ever generate significant revenue or have profits.

Due to our continual dependence upon outside financing, there is substantial doubt as to whether we can continue as a going concern beyond December 2007 without additional funding; in which event, we may have to curtail our operations, sell some of our assets or take actions that may dilute your financial interest.

We had an accumulated deficit of $23,404,382 at March 31, 2007. Through May 2007, we have been continually dependent upon equity injections raised through private stock offerings from non-related parties and equipment leases provided by non-related parties to finance our business operations. Additionally, on July 23, 2007, we announced that we reduced our workforce from 49 to 23 employees as part of an overall strategy to substantially reduce costs until we obtain meaningful revenue.

We are currently seeking additional financing to meet our short-term and long-term liquidity requirements, although there can be no assurances that such financing will be available, or if available, that it will be on terms acceptable to us. The accompanying financial statements have been prepared on the basis that we will continue as a going concern, which assumes the realization of assets and satisfaction of liabilities in the normal course of business. The uncertainties regarding the availability of continued financing and commencement of adequate commercial revenues raise substantial doubt about our ability to continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business.

We intend to launch our Foldera product into the general marketplace but there can be no assurance that our product will be accepted by the marketplace; thus, the future or our business is uncertain.

We have launched a limited beta version of our Foldera product and we intend to launch our Foldera product into the general marketplace in the third or fourth quarter of 2007. There can be no assurance that our product will be accepted by the marketplace. If the marketplace finds any or all of our Foldera product undesirable, we will be required to make potentially time-consuming and costly changes to our application, which may further delay the general rollout of the product. Such delays would deplete our financial resources and would have a material adverse effect on our business, results of operations and financial condition.

We face competition from other Internet companies, including web-search providers, Internet advertising companies and destination websites that may also bundle their services with Internet access. Because we are smaller and have fewer financial resources than many of these companies, we may not be able to successfully compete in this very competitive industry.

We face competition from other messaging and collaboration service providers, including companies that are not yet known to our management. We compete with Internet companies, particularly in the area of email and we may also compete with companies that sell products and services online because these companies are attempting to attract users to their websites to search for information about products and services. Many of our competitors have more employees and cash reserves than we have. Many of our competitors also have longer operating histories and more established relationships with customers and can use their experience and resources in a variety of competitive ways against us, including by making acquisitions, investing more aggressively in research and development and competing more aggressively for advertisers and websites. Some of our competitors may have a greater ability to attract and retain users than we do due to their broader range of content, products and services. If our competitors are successful in providing a similar or better messaging and collaboration application compared to our application or are able to leverage their platforms to make their services easier to access, we could experience a significant decline in user traffic. Any such decline in traffic could materially and adversely affect our revenues and potential profitability.

 We also compete with destination websites that seek to increase their search-related traffic. These destination websites may include those operated by Internet access providers, such as cable and DSL service providers. Because our users will need to access our services through Internet access providers, our users will have direct relationships with these providers. If an access provider or a computer/computing device manufacturer offers online services that compete with our services, the user may find it more convenient to use the services of the access provider or manufacturer than those of Foldera. Additionally, the access provider or manufacturer may make it difficult to access our services by not listing them in the access provider's or manufacturer's own menu of offerings. Also, because the access provider gathers information from the user in connection with the establishment of a billing relationship, the access provider may be more effective than us in tailoring services and advertisements to the specific tastes of the user.

Finally, there has been a trend toward industry consolidation among our competitors, and smaller competitors today may become larger competitors in the future. If our competitors are more successful than we are at generating traffic, any resulting decline in traffic could materially and adversely affect our revenues and profitability.

Due to the rapidly changing technology and frequent introduction of new Internet-based services in our industry, if we do not continue to innovate and enhance our products and services in a way that is desirable to users, we will likely lose users of our Foldera service, as well as advertisers, and experience further losses in the future.

 Our future success depends on providing products and services that people use for a high quality Internet experience. Our competitors are constantly developing innovations in messaging, collaboration and online advertising. As a result, we must continue to invest significant resources in research and development in order to enhance our messaging and collaboration technology and our existing products and services. Additionally, we will have to consistently introduce new high quality products and services that people can easily and effectively use. If we are unable to ensure that users and customers have a high quality experience with our products and services, then these customers may become dissatisfied and move to competitors' products. Moreover, if we are unable to predict user preferences or industry changes, or if we are unable to modify our products and services on a timely basis, we may lose users, with any resulting decline in traffic potentially having a material and adverse affect on our revenues and profitability.

Our future operating results may also suffer if innovations are not responsive to the needs of our users, are not appropriately timed with market opportunity or are not effectively brought to market. As messaging and collaboration technology continues to develop, our competitors may be able to offer results that are, or that are perceived to be, substantially similar or better than those generated by our services. This may force us to expend significant resources in order to remain competitive.

We expect to generate a portion of our revenue from advertising and/or search related revenues and any reduction in advertising spending by advertisers (and resulting loss of advertising revenue to us) could impact our business prospects.

We expect to generate revenues from monthly and/or yearly premium subscription offerings for businesses and from advertising and/or search related revenues within the Foldera application. We anticipate aportion of our revenues will be derived from Google's "AdSense for Search" integrated search advertising. Google's advertisers can generally terminate their contracts at any time. Google's advertisers will not continue to do business with Google or us if their investment in advertising does not generate sales leads and, ultimately, customers. If we were to lose this relationship with Google, it could have a material and adverse affect on our offering a Free version of Foldera and could potentially affect revenues, profitability and the “viral” nature of adding accounts and users to Foldera.

Our business prospects depend on our ability to develop a strong brand image and identity to attract users; if we do not do so, users will seek alternative providers of our services and our growth, if any, will be limited.

We believe that the creation of a brand identity will significantly contribute to the success of our business. We also believe that maintaining and enhancing the “Foldera” brand are critical to expanding our base of members. Maintaining and enhancing the brand may require us to make substantial investments, and these investments may not be successful. If we are unsuccessful in our efforts to initially obtain, then promote and maintain the “Foldera” brand, or if we incur excessive expenses in this effort, our business, operating results and financial condition may be materially and adversely affected. We anticipate that, as the web-based market for collaborative systems becomes increasingly competitive, initiating, maintaining and enhancing, our brand may become increasingly difficult and expensive. Initiating, then maintaining and enhancing our brand will depend largely on our ability to be a technology leader and to continue to provide high quality products and services, which we may not do successfully. To date, we have not engaged in any direct brand promotion activities, and this enhances the risk that we may not be able to successfully implement brand enhancement efforts in the future.

We intend to outsource critical billing functions to a third-party provider and, if this is not successfully accomplished, our operations could be disrupted and we will need to add this emphasis internally, which would divert our efforts and resources from other functions.

 We intend to sell our members additional features and services at a nominal charge. We intend to enter into an arrangement to outsource our worldwide billing and collection functions to a third-party service provider, and we are currently in the process of implementing this arrangement; however, there can be no assurance that the arrangement will be successfully completed and implemented.

If we do not successfully implement this project, our business, reputation and operating results could be harmed because we have no experience managing and implementing this type of large-scale, cross-functional, international infrastructure project. We also may not be able to integrate our systems and processes with those of the third-party service provider on a timely basis, or at all. Even if this integration is completed on a timely basis, the service provider may not perform to agreed upon service levels. Failure of the service provider to perform satisfactorily could result in customer dissatisfaction, disrupt our operations and adversely affect operating results. If we need to find an alternative source for performing these functions, we may have to expend significant resources to accomplish this, which could have a material adverse affect on our operating results.

Our intellectual property rights are valuable and any inability by us, for any reason, to protect them could reduce the value of our products, services and brand.

Our trademarks, trade secrets, copyrights and other intellectual property rights are important assets of our company. We also have a patent pending for a method and system for collaboration. We cannot assure you that our patent application will result in any patent being issued or, if issued, that any patent claims will be of sufficient scope or strength to provide any meaningful protection or any competitive advantage to us. There can be no assurance that these protections will be adequate to prevent our competitors from misappropriating our technology or that our competitors will not independently develop technologies that are substantially equivalent or superior to our technology. There are events that are outside of our control that could pose a threat to our intellectual property rights. For example, effective intellectual property protection may not be available in every country in which our products and services are distributed or made available through the Internet. Also, the efforts we have undertaken to protect our proprietary rights may not be sufficient or effective. Any significant impairment of our intellectual property rights could harm our business or our ability to successfully compete. Additionally, protecting our intellectual property rights is costly and time consuming. Any increase in the unauthorized use of our intellectual property could make it more expensive to do business and harm our operating results.

Our proprietary information and technology could become subject to intellectual property rights claims by third parties in the future, which may be costly to defend, could require the payment of damages and could limit our ability to use certain technology in the future.

 Companies in the Internet, technology and media industries own large numbers of patents, copyrights, trademarks and trade secrets and frequently enter into litigation based on allegations of infringement or other violations of intellectual property rights. As we face increasing competition, the possibility of intellectual property rights claims increases. Our technologies may not be able to withstand any third-party claims or rights against their use. Any intellectual property claims, with or without merit, could be time consuming, expensive to litigate or settle and could divert management resources and attention. An adverse determination also could prevent us from offering our products and services to others and may require that we procure substitute products or services for these members.

With respect to any intellectual property rights claim, we may have to pay damages or stop using technology found to be in violation of a third party's rights. We may have to seek a license for the technology, which may not be available on reasonable terms and may significantly increase our operating expenses. The technology also may not be available for license to us at all. As a result, we may also be required to develop alternative non-infringing technology, which could require significant effort and expense. If we cannot license or develop technology for the infringing aspects of our business, we may be forced to limit our product and service offerings and may be unable to compete effectively. Any of these results could harm our brand and operating results.

If Google, our provider for integrated search, fails to detect click-through fraud, Google could potentially lose the confidence of its advertisers, thereby causing our business to suffer since we anticipate a significant proportion of our revenue will be generated through Google.

 We are exposed to the risk of fraudulent clicks on ads by persons seeking to increase the advertising fees paid to Google Network members. Google has refunded revenue that their advertisers have paid to them and that was later attributed to click-through fraud, and we anticipate it will continue to do so in the future.

Click-through fraud occurs when a person clicks on a Google AdWord ad displayed on a website in order to generate the revenue share payment to the Google Network member rather than to view the underlying content. If Google is unable to stop this fraudulent activity, these refunds may increase. If Google finds new evidence of past fraudulent clicks, it may have to issue refunds retroactively of amounts previously paid to Google Network members. This could negatively affect our profitability and these types of fraudulent activities could hurt our brand. If fraudulent clicks are not detected, the affected advertisers may experience a reduced return on their investment in Google's programs because the fraudulent clicks will not lead to potential revenue for the advertisers. This could lead the advertisers to become dissatisfied with Google's advertising programs, which could lead to loss of advertisers and revenue.

We may not be able to retain our key personnel that we need to succeed, and new qualified personnel may be extremely difficult to attract, especially as we seek to grow.

We believe that our continued success will depend to a significant extent upon the efforts and abilities of Richard Lusk, our Chief Executive Officer, and certain key employees and consultants, including Reid Dabney, Hugh Dunkerley and Daniel O'Shea. We have not entered into employment agreements with our key personnel and our failure to retain Messrs. Lusk, Dabney, Dunkerley and O'Shea in particular, or to attract and retain additional qualified personnel, could adversely affect our business, financial condition and results of operations. We have recently secured a $1,000,000 life insurance policy on Mr. Lusk for our benefit. We do not carry key-man life insurance on any of our other officers.

To manage the expected growth of our operations, we will be required to improve existing or implement new operational and financial systems and procedures and to expand, train and mange our employee base. We will also need to expand our finance, administrative and operations staff. There can be no assurance that our current and planned personnel, systems, procedures and controls will be adequate to support our future operations or that management will be able to hire, train, retain, motivate and manage required personnel.

We may have difficulty scaling and adapting our infrastructure to accommodate increased traffic and technology advances or changing business requirements, which could lead to the loss of users if our system fails and cause us to implement costly infrastructure changes.

To be successful, our network infrastructure has to perform well and be reliable. The greater the user traffic and the greater the complexity of our products and services, the more computing power we will need. We expect to spend substantial amounts to purchase and/or lease data centers and equipment and to upgrade our technology and network infrastructure to handle traffic and to roll out new products and services. If this expansion is not successfully implemented, or if we experience inefficiencies and operational failures during the implementation, the quality of our products and services and our users' experience could decline. Resulting cost increases, loss of traffic and/or failure to accommodate new technologies or changing business requirements could have a material adverse effect on our operating results and financial condition.

We rely on bandwidth providers, data centers and other third parties for key elements of providing users with our products and services and any failure or interruption in the services and products provided by these third parties could harm our ability to operate our business and damage our reputation.

We rely on third-party vendors, including data center and bandwidth providers. Any disruption in the network access or co-location services provided by these third-party providers or any failure of these third-party providers to handle current or higher volumes of use could adversely impact our business. Any errors, failures, interruptions or delays experienced in connection with these third-party technologies and information services could negatively impact our relationship with users and adversely affect our business operations and could expose us to liabilities to third parties.

We are dependent upon maintaining and expanding our information technology and communications systems. Failure to do so could result in interruption and failures of our services which would make our services less attractive to users, and therefore subject us to lost revenue as a result of a possible loss of users and advertisers.

Interruption or failure of our information technology and communications systems could impair our ability to effectively provide our products and services. Any damage to or failure of our systems could result in interruptions in service. Interruptions in service could reduce our revenues and profits, and our brand could be damaged. Our systems are vulnerable to damage or interruption from earthquakes, terrorist attacks, floods, fires, power loss, telecommunications failures, computer viruses, computer denial of service attacks and similar events. Our data center is located in an area with a high risk of major earthquakes. Our data center is also subject to break-ins, sabotage and intentional acts of vandalism and to potential disruptions if the operators of these facilities have financial difficulties. Some of our systems are not fully redundant and our disaster recovery planning cannot account for all eventualities. The occurrence of a natural disaster, a decision to close a facility we are using without adequate notice or other unanticipated problems at our data centers could result in lengthy interruptions in our service.

More individuals are using non-PC devices to access the Internet, and versions of our messaging and collaboration technology developed for these devices are still in their early stages of development and may not be widely adopted by users of these devices.

The number of people who access the Internet through devices other than personal computers, including mobile telephones, hand-held calendaring and email assistants and television set-top devices, has increased dramatically in the past few years. The lower resolution, functionality and memory associated with alternative devices make the use of our products and services through such devices difficult. If we are unable to attract and retain a substantial number of alternative device users to our messaging and collaboration services or if we are slow to develop products and technologies that are more compatible with non-PC communications devices, we may fail to capture a significant share of an increasingly important portion of the market for online services.

We may utilize insurance to mitigate certain risks and, to the extent the cost of insurance increases and/or changes in coverages occur, our insurance may not be adequate in a catastrophic situation.

 We may utilize insurance to cover certain potential risks and liabilities. In the current environment, insurance companies are increasingly specific about what they will and will not insure. It is possible that we may not be able to secure sufficient insurance to meet our needs, may have to pay higher than anticipated prices for the coverage or we may not be able to acquire any insurance for certain types of business risk. Additionally, we may elect to decline insurance coverage in certain instances and this could leave us exposed to potential claims. If we were found liable for a significant claim in the future, our operating results could be negatively impacted.

Our business depends on increasing use of the Internet by users searching for information and by advertisers marketing products and services; otherwise, our business will be stagnant.

 Our future success is partially dependent on the continued growth and maintenance of the Internet infrastructure. This includes maintenance of a reliable network backbone with the necessary speed, data capacity and security for providing reliable Internet services. Internet infrastructure may be unable to support the demands placed on it if the number of Internet users continues to increase or if existing or future Internet users access the Internet more often or increase their bandwidth requirements. In addition, viruses, worms and similar programs may harm the performance of the Internet. The Internet has experienced a variety of outages and other delays as a result of damage to portions of its infrastructure, and it could face outages and delays in the future. These outages and delays could reduce the level of Internet usage as well as our ability to provide our products and services.

Risks Related to Our Common Stock

Our common stock is quoted on the OTC Bulletin Board and considered a “penny stock,” making it difficult to sell when desired.

The SEC has adopted regulations which generally define “penny stock” to be an equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to specific exemptions. The market price of our common stock is less than $5.00 per share and therefore may be designated as a “penny stock” according to rules of the SEC. This designation requires any broker or dealer selling these securities to disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities. These rules may restrict the ability of brokers or dealers to sell our common stock and may affect the ability of our stockholders to sell their shares. In addition, since our common stock is currently quoted on the OTC Bulletin Board, stockholders may find it difficult to obtain accurate quotations of our common stock, and may experience a lack of buyers to purchase such stock or a lack of market makers to support the stock price.

Our founder, president, chief executive officer and chairman owns a substantial amount of our stock, has significant voting power and is capable of influencing actions that may not be in the best interest of other shareholders.

Richard Lusk, our founder, president, chief executive officer and chairman, beneficially owned approximately 24.5% of our common stock as of July 31, 2007. He will have the ability to exert substantial influence over all matters requiring approval by our stockholders, including the election and removal of directors and any proposed merger, consolidation or sale of all or substantially all of our assets. In addition, Mr. Lusk could dictate the management of our business and affairs. This concentration of ownership could have the affect of delaying, deferring or preventing a change in control, or impeding a merger or consolidation, takeover or other business combination that could be favorable to you. This significant concentration of share ownership may also adversely affect the trading price for our common stock because investors may perceive disadvantages in owning stock in a company with a controlling stockholder.

A significant number of our shares will be eligible for sale as a result of this prospectus and their sale or potential sale could depress the market price of our common stock.
Sales of a significant number of shares of our common stock in the public market could harm the market price of our common stock. This prospectus covers 10,043,930 currently outstanding shares of our common stock and 9,686,048 shares of our common stock that may be issued upon exercise of common stock purchase warrants, which collectively represent approximately 16.0% of our outstanding 122,957,326 shares of common stock as of July 31, 2007. As additional shares of our common stock become available for resale in the public market pursuant to this offering and otherwise, the supply of our common stock will increase, which could decrease its price. Some or all of the shares of common stock may be offered from time to time in the open market pursuant to Rule 144, and these sales may have a depressive effect on the market for our shares of common stock. In general, a person who has held restricted shares for a period of one year may, upon filing with the SEC a notification on Form 144, sell into the market common stock in an amount equal to the greater of 1% of the outstanding shares or the average weekly number of shares sold in the last four weeks prior to such sale. Such sales may be repeated once each three months, and any of the restricted shares may be sold by a non-affiliate after they have been held two years.

Investors should not anticipate receiving cash dividends on our common stock.

We have never declared or paid any cash dividends or distributions on our common stock. We intend to retain our future earnings to support operations and to finance expansion, and therefore, we do not anticipate paying any dividends on our common stock in the foreseeable future.

Our common stock price has fluctuated considerably and may not appreciate in value.

The market price of shares of our common stock has fluctuated substantially since our reverse merger transaction in February 2006 and is likely to fluctuate significantly from its current level. In 2006, for example, the closing market price of our shares ranged from a low of $0.62 per share to a high of $3.75 per share. Future announcements concerning the introduction of new products, services or technologies or changes in product pricing policies by us or our competitors or changes in earnings estimates by analysts, among other factors, could cause the market price of our common stock to fluctuate substantially. Also, stock markets have experienced extreme price and volume volatility in the last year. This volatility has had a substantial effect on the market prices of securities of many smaller public companies for reasons frequently unrelated to the operating performance of the specific companies. These broad market fluctuations may also cause declines in the market price of our common stock. Investors seeking short-term liquidity should be aware that we cannot assure you that the stock price will appreciate in value or, as noted above, that cash dividends will be paid.

Future sales of shares of our common stock or the issuance of securities senior to our common stock could adversely affect the trading price of our common stock and our ability to raise funds in new equity offerings.

We are not restricted from issuing additional common stock, preferred stock or securities convertible into or exchangeable for common stock. Future sales of a substantial number of our shares of common stock or equity-related securities in the public market or privately, or the perception that such sales could occur, could adversely affect prevailing trading prices of our common stock, and could impair our ability to raise capital through future offerings of equity or equity-related securities. No prediction can be made as to the effect, if any, that future sales of shares of common stock or the availability of shares of common stock for future sale, will have on the trading price of our common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Included in this prospectus are “forward-looking” statements, as well as historical information. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we can give no assurance that the expectations reflected in these forward-looking statements will prove to be correct. Our actual results could differ materially from those anticipated in forward-looking statements as a result of certain factors, including matters described in the section titled “Risk Factors.” Forward-looking statements include those that use forward-looking terminology, such as the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “project,” “plan,” “will,” “shall,” “should” and similar expressions, including when used in the negative. Although we believe that the expectations reflected in these forward-looking statements are reasonable and achievable, these statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements, Actual results may be materially different than those described in this prospectus. Important factors that could cause our actual results, performance or achievements to differ from these forward-looking statements include the factors described in the “Risk Factors” section and elsewhere in this prospectus.

All forward-looking statements attributable to us are expressly qualified in their entirety by these and other factors. We undertake no obligation to update or revise these forward-looking statements, whether to reflect events or circumstances after the date initially filed or published, to reflect the occurrence of unanticipated events or otherwise.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form SB-2 with the U.S. Securities and Exchange Commission, or the SEC, to register the shares of our common stock being offered by this prospectus. In addition, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file at the SEC's public reference facilities at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference facilities. The SEC maintains a website, http://www.sec.gov, that contains reports, proxy statements and information statements and other information regarding registrants that file electronically with the SEC, including us. Our SEC filings are also available to the public from commercial document retrieval services. Information contained on our website should not be considered part of this prospectus.

You may also request a copy of our filings at no cost by writing or telephoning us at:

Foldera, Inc.
17011 Beach Blvd., Suite 1500
Huntington Beach, California 92647
Attention: Mr. Reid Dabney,
Senior Vice President and
Chief Financial Officer
(714) 766-8700

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders who will receive all of the proceeds from the sale of the shares. We will not receive any proceeds from the sale of shares of common stock in this offering except upon the exercise of outstanding warrants. We could receive up to $11,059,398 from the cash exercise price upon exercise of warrants held by selling stockholders. We expect to use the proceeds received from the exercise of the warrants, if any, for working capital and general corporate purposes. We will bear all expenses of registration incurred in connection with this offering, but all commissions, selling and other expenses incurred by the selling stockholders to underwriters, agents, brokers and dealers will be borne by them. We estimate that our expenses in connection with the filing of the registration statement of which this prospectus is a part will be approximately $76,000.

MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Market Information

Our shares of common stock are quoted and listed for trading on the OTC Bulletin Board under the symbol “FDRA.OB.”   Trading in our shares began in August 2005 under the symbol EXSM.OB, and related only to Expert Systems, Inc. prior to our reverse merger transaction on February 13, 2006.

The following table sets forth, for the periods indicated, quotations for the high and low bid prices for our common stock for each quarter within the last two fiscal years, as reported by the OTC Bulletin Board:

	Closing Bid
	High	Low
January 1, 2005 - December 31, 2005

Third Quarter (August 23, 2005 - September 30, 2005)	$.01	$.01
Fourth Quarter	.03	.01

January 1, 2006 - December 31, 2006

First Quarter (January 1, 2006 - February 13, 2006)	$.03	$.03
First Quarter (February 14, 2006 - March 31, 2006)	2.66	.62
Second Quarter	3.75	1.81
Third Quarter	2.50	1.10
Fourth Quarter	1.75	0.87

January 1, 2007 - December 31, 2007

First Quarter	$1.07	$0.55
Second Quarter	0.82	0.17
Third Quarter (through July 31, 2007)	0.44	0.09

These bid prices represent prices quoted by broker-dealers on the OTC Bulletin Board. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions, and may not represent actual transactions.

As of July 31, 2007, there were 122,957,326 shares of our common stock outstanding with approximately 485 stockholders of record.

This prospectus covers 19,729,978 shares of our common stock offered for sale by the selling stockholders, which includes 9,686,048 shares of our common stock issuable upon exercise of outstanding warrants to purchase our common stock.

Dividend Policy

We do not expect to pay a dividend on our common stock in the foreseeable future.  The payment of dividends on our common stock is within the discretion of our board of directors, subject to our certificate of incorporation. We intend to retain any earnings for use in our operations and the expansion of our business. Payment of dividends in the future will depend on our future earnings, future capital needs and our operating and financial condition, among other factors.

Equity Compensation Plan Information

Our 2005 Stock Option Plan was approved by a written consent of the holders of a majority of our outstanding common stock. In connection with our 2006 reverse merger transaction, Expert Systems adopted and assumed all of Taskport's obligations under its 2005 Stock Option Plan. As of December 31, 2006, there were outstanding stock options to purchase 7,741,668 shares of our common stock.

We adopted and our stockholders approved our 2005 Stock Option Plan prior to the 2006 reverse merger transaction to become effective on September 1, 2005. The 2005 Plan provides that our Board of Directors, or a Committee thereof, may grant incentive stock options (“ISOs”) and non-qualified stock options (“NQSOs”) to selected employees, directors and consultants of the Company, its parents or subsidiaries to purchase our common stock.

As of December 31, 2006, 12,000,000 shares of common stock are authorized for issuance, 7,741,668 of such options shares have been granted with a weighted average exercise price of $0.51 per shares and 4,258,332 stock options for shares of common stock are available for issuance of stock options available for future grants under our 2005 Stock Option Plan.

The following table provides information as of December 31, 2006, with respect to the shares of common stock that may be issued under our existing equity compensation plan.

Equity Compensation Plan Information
Plan Category	Number of shares of common stock to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the second column)
Equity compensation plans approved by security holders	7,741,668	$0.51	4,258,332

Equity compensation plans not approved by security holders	—	—	—

Total	7,741,668	$0.51	4,258,332

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

You should read the following description of our financial condition and results of operations in conjunction with the financial statements and accompanying notes included in this prospectus beginning on page  F-1.

Overview

We are a public company whose common stock is quoted on the OTC Bulletin Board under the symbol “FDRA.OB.” On February 6, 2006, Expert Systems, Inc., a Nevada corporation, entered into an Agreement and Plan of Merger with Taskport, Inc., a California corporation, principally engaged in the development of a proprietary, web-based software system which is a free and easy-to-use online service that combines email, shared folders, document management, calendar, contacts and task management applications into one seamless interface. Immediately prior to the merger, Expert Systems, Inc. had 100,000,000 shares of common stock authorized and 8,559,600 shares issued and outstanding. Pursuant to the merger, all of the 91,313,720 outstanding shares of Taskport, Inc. were exchanged for shares of the Expert Systems, Inc. on a 1-for-1 basis for a total of 99,873,320 shares of common stock issued and outstanding. Immediately after the merger, all then existing officers and directors of Expert Systems, Inc. resigned, and the directors and officers of Taskport, Inc. were elected and appointed to such positions, thereby effecting a change of control. Although Taskport, Inc. became Expert Systems, Inc.'s wholly-owned subsidiary following the transaction, because the transaction resulted in a change of control, the transaction was recorded as a “reverse merger,” whereby Taskport, Inc. was considered to be Expert Systems, Inc.'s accounting acquirer. Concurrently with the merger, the name of Expert Systems, Inc. was changed to Foldera, Inc. On May 16, 2006, we declared a 4-for-1 forward stock split.

We had not generated any revenues as of December 31, 2006 and so are considered a development stage company. We ended 2006 with $5.77 million of cash on our balance sheet. Given our current cash usage rate and our expectations to generate revenue in the third or fourth quarter of 2007 in connection with the release of our Foldera product into the general marketplace, a risk exists that our available cash on hand and the cash we anticipate generating from operating activities will be insufficient to sustain our operations. To address the potential cash shortfall situation, the Company sold 1,666,667 of our common stock to the Vision Opportunity Master Fund on May 10, 2007 at $0.60 per share and received $982,837, net of $17,163 in expenses. Vision has the option to purchase an additional 5,000,000 shares of common stock at $0.60 per share. Additionally, to induce Vision to enter into the Common Stock Purchase Agreement and to reduce potential dilution to our existing shareholders, Richard Lusk, our President and Chief Executive Officer, agreed to transfer to Vision, for nominal consideration, a total of 4,000,000 unregistered shares of our common stock. We amended this agreement with Vision on July 27, 2007, resulting in an additional purchase by Vision of 6,666,666 unregistered shares of our common stock at $0.15 per share, with Mr. Lusk transferring to Vision, for nominal consideration, an additional 20,000,000 unregistered shares of our common stock. Furthermore, we have historically been able to issue shares, warrants or stock options to pay for certain operating expenses. We believe that our pro-forma working capital on hand as of the date of this report, along with our ability to raise capital and meet certain operating expense obligations through the issuance of stock or stock equivalents, will provide us with the capital we need through the end of calendar 2007. However, we believe that our ability to operate beyond the end of calendar 2007 will require us to raise significant additional capital, of which there can be no assurance. We are, therefore, actively seeking additional debt or equity financing until we become cash flow positive.

On July 20, 2007, our board of directors committed us to a restructuring plan pursuant to which we reduced our workforce from 49 employees to 23 employees and will pursue other cost reduction activities. The board approved this restructuring plan to lower costs while retaining a core group of employees to manage the ongoing operations of the business. We expect to incur one-time charges of approximately $100,000 in the third quarter of 2007, primarily associated with termination benefits, and substantially all of the one-time charges will result in cash expenditures.

We plan to continue actively seeking additional funding opportunities and plans to further restructure the operations to decrease operating expenses and to minimize the liabilities.

To date, we have spent a significant amount of time and money developing our collaboration software product and have not generated any revenue from operations. We intend to release our Foldera product into the general marketplace in the third or fourth quarter of 2007, with revenue anticipated to be generated after such release. We anticipate being in a continuous beta version upgrade cycle of our product as time goes on as we receive feedback from our user base and incorporate that feedback into future versions of our software product.

Due to the ongoing cost of operations and the uncertainty of generating enough revenues to cover those operating expenses, there is a probability that the Company will not remain a going concern without additional funding. See Note 2 to the accompanying financial statements, regarding going concern.

The following discussion of our financial condition and results of operations should be read in conjunction with the accompanying financial statements and related notes.

Application of Critical Accounting Policies

Critical accounting policies are those that are most important to the portrayal of the financial condition and results of operations, and require our management's significant judgments and estimates. The application of such critical accounting policies fairly depicts the financial condition and results of operations for all periods presented.

Use of Estimates. The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires our management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition. Our revenue recognition policies are in compliance with Staff Accounting Bulletin (SAB) 104. Revenue is recognized when a formal arrangement exists, the price is fixed or determinable, all obligations have been performed pursuant to the terms of the formal arrangement and collectibility is reasonably assured. We anticipate generating revenue from three primary sources: a Subscription-Based fee for certain product users, the up-selling of Premium Services and Paid Search.

We anticipate deriving Subscription-Based revenue from charging a fee for corporate users that have more than five users in their Foldera account. We anticipate that fees will be generated on a monthly basis and revenue will be recognized on an accrual basis after monthly fees have been billed to clients.

We anticipate deriving Premium Service revenue from the sale of extra data storage, vanity email, domain hosting, custom branding and technical support, which will be recorded when the service has been provided to clients or, in the case of extra storage, on an accrual basis, after monthly fees have been billed to clients.

Another anticipated revenue source is Paid Search. We anticipate that each time a user uses the embedded search box and clicks on an ad of an advertiser in the search network, revenue will be generated. Revenue will be recognized on a daily basis, based upon reported revenue from the selected search company.

Depreciation and Amortization. Property and equipment are depreciated on the straight-line basis over estimated useful lives.

Included in property and equipment is approximately $517,433 of assets, which are leased under non-cancelable leases and accounted for as capital leases, which expire through November 2011. The accumulated depreciation included in the property and equipment for these leases is approximately $197,197.

We capitalize expenditures that materially increase asset lives and charges ordinary repairs and maintenance to operations as incurred. When assets are sold or otherwise disposed of, the cost and related depreciation or amortization is removed from the accounts and any resulting gain or loss is included in other income (expense) in the accompanying statements of operations.

Cash and Cash Equivalents. Cash and cash equivalents include cash on hand and cash in banks in demand and time deposit accounts with maturities of 90 days or less. As of March 31, 2007 we also had restricted cash of $67,249 held at a bank, which is shown as a certificate of deposit.

Concentrations of Credit Risk. Financial instruments, which potentially subject us to concentrations of credit risk, consist principally of cash, and cash equivalents and trade receivables. We maintain cash and cash equivalents with high-credit quality financial institutions. At March 31, 2007, the cash balances held at financial institutions were either in excess of federally insured limits or not subject to the federal insurance system.

Credit is generally extended based upon an evaluation of each customer's financial condition, with terms consistent in the industry and no collateral required. We determine an allowance for collectibility on a periodic basis. Amounts are written off against the allowance in the period we determine that the receivable is uncollectible.

Fair Value of Financial Instruments. We consider our financial instruments, which are carried at cost, to approximate fair value due to their near-term maturities.

Long-Lived Assets. Property and equipment is stated at cost and depreciation is provided for by the straight-line method over the related assets' estimated economic lives ranging from three to five years. Amortization of leasehold improvements is provided for by the straight-line method over the lesser of the estimated economic useful lives or the lease term. Property under capital leases is amortized over the lease terms and included in depreciation and amortization expense.

We also adopted FAS 142, “Goodwill and Other Intangible Assets” which recognizes impairment testing for those long-lived assets that are not subject to amortization. We currently do not have any long-lived assets that are not amortized. However, we do perform periodic impairment tests of all long-lived assets.

Income Taxes. We follow Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes,” which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

Accounting for Stock-Based Compensation

Effective January 1, 2006, we adopted Statement of Financial Accounting Standards (SFAS) No. 123-R, “Share-Based Payment” (“SFAS No. 123-R”), which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors, including stock options based on their fair values. SFAS No. 123-R supersedes Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”), which we previously followed in accounting for stock-based awards. In March 2005, the SEC issued Staff Accounting Bulletin No. 107 (SAB 107) to provide guidance on SFAS No. 123-R. We have applied SAB 107 in its adoption of SFAS No. 123-R.

We adopted SFAS No. 123-R on January 1, 2006 using the modified prospective transition method as of and for the year ended December 31, 2006. In accordance with the modified prospective transition method, our financial statements for prior periods have not been restated to reflect, and do not include, the impact of SFAS No. 123-R. Share-based compensation expense recognized is based on the value of the portion of share-based payment awards that is ultimately expected to vest. Share-based compensation expense recognized in our Consolidated Statement of Operations during the three-month period ended March 31, 2007, includes compensation expense for share-based payment awards granted after December 31, 2006 based on the grant date fair value estimated in accordance with the pro forma provisions of SFAS No. 123-R.

Please refer to Note 2 of the March 31, 2007 of the unaudited financial statements, for additional Significant Accounting Policies.

Results of Operations

Comparison of the Three-Month periods ended March 31, 2007 and March 31, 2006

Operating Expenses. Total operating expenses for the three-month period ended March 31, 2007 increased to $2,558,811, or $(0.02) per share, from $1,830,982, or $(0.02) per share, for the three-month period ended March 31, 2006. The overall increase in expenses of $727,829, or approximately 39.8% over the prior year period, is due to increases in payroll, employee option expense, depreciation, interest expense, investor relations, technical outsourcing, hosting services and employee benefits offset somewhat by a decrease in legal and accounting expenses and an increase in interest income. The overall increase in expenses, for the three-month period ended March 31, 2007 as compared to the three-month period ended March 31, 2006, is primarily due to the following increases in:

•	Payroll by $457,662, or 57% in 2007 to $1,266,853 as compared to $809,191 in 2006,

•	Employee options expense by $160,649 or 482% in 2007 to $193,972 as compared to $33,323 in 2006,

•	Depreciation by $116,138, or 145% to $196,218 in 2007 as compared to $80,080 in 2006,

•	Interest expense by $90,207 in 2007 to $98,027 as compared to $7,820 in 2006,

•	Investor relations by $46,466 or 147% in 2007 to $78,102 as compared to $31,636 in 2006,

•	Technical outsourcing by $39,793 in 2007 to $41,772 as compared to $1,979 in 2006,

•	Hosting costs by $39,245 in 2007 to $48,478 compared to $9,233 in 2006,

•	Employee benefits by $36,672, or 140% in 2007 to $62,934 as compared to $26,262 in 2006,

These cost increases were partially offset by the following:

•	Decrease in legal and accounting by $228,420 or 58% in 2007 to $164,232 as compared to $392,652 in 2006,

•	Increase interest income by $29,454 or 147% in 2007 to $49,549 as compared to $20,095 in 2006.

The above variances are a result of the following factors:

•
We added additional staff as we focused on accelerating the writing of our software code, increasing the testing of our application and to support the process of signing up additional users for our beta releases. Additional staff was also added to support the regulatory and business requirements of becoming a public company. These higher staffing levels resulted in a substantial increase in payroll expenses as the total number of employees increased from 31 in March 2006 to 60 in March 2007.

•
After the adoption of SFAS No. 123-R in January 2006, we began to expense our stock option grants to employees. Employee stock options were granted to reward and to retain all employees, which increased stock-based compensation expense, See “Stock Compensation Expense.”

•
Depreciation expense increased as we purchased additional computer equipment and furniture for our new employees and also acquired servers and other computer hardware and software to set up our data center and create redundancy.

•	Interest expense increased as we accrued interest due on registration rights penalty while we try and get our registration statement declared effective by the SEC.

•	Investor relations expenses increased as we traveled to attract the interest of additional retail and institutional shareholders, both domestically and in overseas markets.

•	To shorten our software development cycle, we outsourced some of the software coding, which increased technical outsourcing expense.

•	Hosting costs increased as a result of expanded band-width requirements at our data center to accommodate an increased number of users.

•	Employee benefits costs increased as we provided health insurance and other benefits to 60 employees in 2007 as compared to 31 employees in 2006.

•	Reduction in legal and accounting costs represents stabilization of the expenses related to the Company going public in February 2006 and decreased reliance on outside sources.

•	Interest income increased, compared to 2006, as we deposited our cash balances in interest bearing money market accounts.

Net Loss. Our net loss for the three-month period ended March 31, 2007 increased to $2,509,262, or $(0.02) per share, from $1,818,707, or $(0.02) per share, for the three-month period ended March 31, 2006. The overall increase in net loss of $690,555, or approximately 38.0% over the prior year period, is due to increases in payroll, employee option expense, depreciation, interest expense, investor relations, technical outsourcing, hosting services and employee benefits offset somewhat by a decrease in legal and accounting expenses and interest income.

Comparison of the Years ended December 31, 2006 and December 31, 2005

Operating Expenses. Total operating expenses for the year ended December 31, 2006 increased to $12,181,963 or $(0.12) per share from $3,087,118, or $(0.05) per share, for the year ended December 31, 2005. The overall increase in expenses, for the year ended December 31, 2006 as compared to the year ended December 31, 2005, of $9,094,845, or approximately 295% over the prior period, is due to the following increases in:

•	payroll by $2,436,355, or 168% in 2006 to $3,887,268 as compared to $1,450,913 in 2005,

•	equity-based compensation paid to consultants by $1,543,693 in 2006 or 1,112% to $1,682,542 as compared to $138,849 in 2005,

•	employee options expense by $1,077,201 in 2006 to $1,077,201 as compared to zero in 2005.

•	registration rights penalties by $776,657 in 2006 to $776,657 as compared to zero in 2005,

•	investor relations expense by $569,698 to $569,698 in 2006 as compared to zero in 2005,

•	legal and accounting by $481,873, or 133% in 2006 to $845,555 as compared to $363,682 in 2005,

•	technical outsourcing by $440,921 in 2006 to 440,921 as compared to zero in 2005,

•	depreciation by $405,033, or 350% to $520,906 in 2006 as compared to $115,873 in 2005,

•	consulting/outside services by $301,798 to $310,763 in 2006 as compared to $8,965 in 2005,

•	rent by $268,969, or 244% in 2006 to $379,397 as compared to $110,428 in 2005,

•	travel expenses by $217,531, or 693% in 2006 to $248,917 as compared to $31,386 in 2005,

•	transaction costs related to acquisition of Expert Systems by $173,890 to $173,890 as compared to zero in 2005,

•	employee benefits by $142,384 to $154,520 in 2006 as compared to $12,136 in 2005,

•	hosting costs by $110,450 in 2006 to $110,450 compared to zero in 2005,

•	recruiting costs by $106,987, or 619% in 2006 to $124,267 as compared to $17,280 in 2005,

•	insurance costs by $83,735, or 279% in 2006 to $113,745 as compared to $30,007 in 2005,

•	stock registration by $56,534 in 2006 to $56,534 as compared to zero in 2005,

•	marketing and promotion by $53,005 to $63,007 or 530% as compared to $10,002 in 2005.

The above increases are a result of the following factors:

•
We added additional staff as we focused on accelerating the writing of our software code, increasing the testing of our application and to support the process of signing up additional users for our beta releases. Additional staff was also added to support the regulatory and business requirements of becoming a public company. These higher staffing levels resulted in a substantial increase in payroll expenses as the total number of employees increased from 31 in December 2005 to 60 in December 2006.

•
The equity-based compensation paid to consultants increased as we sought advice from experts in the technology, business management and investor relations areas. We also granted warrants to other outside legal, accounting and investor relations consultants.

•
After the adoption of SFAS No. 123-R in January 2006, we began to expense our stock option grants to employees. Employee stock options were granted to reward and to retain all employees, which increased stock-based compensation expense, See “Stock Compensation Expense.”

•
Registration rights penalty expense increased as we were unable to get the SB-2 registration statement declared effective per the terms of the registration rights agreement. We have accrued the maximum penalties allowed under the agreements related to the private placements closed in August and October 2006, which began accruing on February 16, 2007.

•	Investor relations expenses increased substantially as we traveled to attract the interest of additional retail and institutional shareholders, both domestically and in overseas markets.

•	We increased our legal and accounting expenses to meet our reporting and regulatory requirements as a public company.

•	To shorten our software development cycle, we outsourced some of the software coding, which increased technical outsourcing expense.

•
Depreciation expense increased as we purchased additional computer equipment and furniture for our new employees and also acquired servers and other computer hardware and software to set up our data center and create redundancy.

•
We consulted with experts in software engineering and investor relations as well as establishing a short-term consulting agreement with our former Chief Technology Officer, thus increasing consulting expenses.

•	We moved into a larger office facility to accommodate our expanded headcount level and to ensure there was sufficient room available to expand, if required.

•	As a result of expanded business meeting commitments, travel expenses increased on a year-over-year basis.

•	Transaction costs paid to Expert Systems, Inc. as part of our reverse acquisition were expensed in 2006.

•	Our employee benefits costs increased as a result of our expanded staffing levels.

•	Hosting costs increased as a result of expanded bandwidth requirements at our data center to accommodate an increased number of users.

•	Our recruiting costs increased as a result of our expanded staffing levels.

•	Insurance costs increased as a result of purchasing Directors and Officers coverage when the Company became public in February 2006.

•	Stock registration expenses increased to comply with the requirements of a public company.

•
Marketing and promotion expenses increased as we expanded public relations expenditures to increase the awareness of Foldera, Inc. and the product offering in the messaging and collaboration software marketplace.

Stock Compensation Expense

We adopted SFAS No. 123-R effective January 1, 2006 using the modified prospective method. Under this transition method, stock compensation expense recognized during the year ended 2006 includes compensation expense for all stock-based compensation awards granted on or after January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of SFAS No. 123-R. There were no stock-based awards outstanding as of December 31, 2005.

 Prior to January 1, 2006, we measured stock compensation expense using the intrinsic value method of accounting in accordance with Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations (“APB No. 25”). Thus, expense was generally not recognized for our employee stock option and purchase plans.

Stock compensation expense measured in accordance with SFAS No. 123-R totaled approximately $1,077,201, or $(0.01) per basic and fully diluted share for the year ended December 31, 2006. The adoption of SFAS No. 123-R resulted in increased expense of approximately $1,077,201 as compared to the stock compensation expense that would have been recorded pursuant to APB No. 25. During the year ended December 31 2005, no expense was recorded as we did not have any stock options awarded during that period.

Net Loss. Our net loss for the year ended December 31, 2006 increased to $12,033,342, or $(0.12) per share, from $3,081,878, or $(0.05) per share, for the year ended December 31, 2005. The overall increase in net loss of $8,951,464, or approximately 291% over the prior year period, is primarily due to increases in payroll, equity-based compensation to consultants, registration rights penalties, employee options expense, registration rights penalties, investor relations, legal and accounting, technical outsourcing, depreciation, rent, travel expenses, employee benefits, cost of acquisition of expert system, hosting, recruiting, insurance, stock registration and marketing and promotion expenses partially offset by an increase in interest income.

Financial Condition

Comparison of Financial Condition at March 31, 2007 and December 31, 2006

Assets. Assets decreased by $2,071,628 to $5,787,465 as of March 31, 2007, or approximately 26.4%, from $7,859,093 as of December 31, 2006. This reduction was primarily due to the decrease of $1,897,175 to $3,870,181 as of March 31, 2007 or approximately 32.9%, from $5,767,356 as of December 31, 2006 in cash and cash equivalent balances as the Company funded the net loss for the quarter, and decreases of $118,409 and $56,234 in current assets and property/equipment respectively.

Liabilities. Total liabilities decreased by $31,192 to $1,841,009 as of March 31, 2007, or approximately 1.7%, from $1,872,201 as of December 31, 2006. The decrease was due to a decrease of $200,379 to $686,018 as of March 31, 2007, or approximately 22.6%, from $886,397 as of December 31, 2006 in accounts payable and accrued expenses which was offset by increases of $90,986 and $78,201 and in registration rights liability and capital lease obligations respectively.

Stockholders' Equity. Stockholders' equity decreased by $2,040,436 to $3,946,457 as of March 31, 2007 or approximately 34.1% from $5,986,892 as of December 31, 2006. The decrease was due primarily to a net loss of $2,509,262 during the three-month period ended March 31, 2007 and partially offset by increases of $401,166 and $70,414 in additional paid in capital and deferred expenses - warrants respectively.

Comparison of Financial Condition at December 31, 2006 and December 31, 2005

Assets. Assets increased by $2,086,211 to $7,859,093 as of December 31, 2006, or approximately 36%, from $5,772,882 as of December 31, 2005. This increase was due primarily to the increase in cash and cash equivalents by $941,311 to $5,767,356 from $4,826,045, or up 20%, as we completed three rounds of private placement offerings, the $897,861 increase in fixed assets to $1,691,606, or up 113%, from $793,745 as we purchased additional computer equipment and furniture for our new employees and also acquired servers and other computer hardware and software to set up our data center and to create redundancy and the $241,910 increase in prepaid expenses and other current assets to $298,745, or up 426%, from $56,835 as we paid rent, equipment leases, investor relations in advance.

Liabilities. Total liabilities increased by $1,207,406 to $1,872,201 as of December 31, 2006, or approximately 182%, from $664,795 as of December 31, 2005. The increase was due primarily to an increase of $431,215 to $886,397, or 95%, from $455,215 as of December 31, 2005 in accounts payable, accrued expenses and payroll-related expenses as we expanded our operations, registration rights penalties increased by $450,000 to $450,000 during 2006 as compared to zero in 2005 and shares to be issued to penalty shares increased by $326,657 to $326,657 during 2006 as compared to zero in 2005.

Stockholders' Equity. Stockholders' equity increased by $878,805 to $5,986,892 as of December 31, 2006, or approximately 17%, from $5,108,087 as of December 31, 2005. The increase was due primarily to increased financing activity that more than offset a net loss during the year ended December 31, 2006. The $8,334 shares to be issued for cash balance comprised of $5,000 received for exercise of warrants and $3,334 received for exercise of employee stock options.

Liquidity and Capital Resources for the year ended December 31, 2006

General. Overall, we had an increase in cash flows of $941,311 for the year ended December 31, 2006 resulting from $7,455,868 cash used in operating activities, $1,296,485 of cash used in investing activities, offset by $9,693,664 of cash provided by our financing activities. At December 31, 2006 our cash balance was $5,767,356 as compared to $4,826,045 for the prior year, an increase of $941,311 or 20%. The cash provided from our financing activities was primarily due to the $9,787,730, net of offering cost, raised from three private placement offerings during 2006.

Cash Flows from Operating Activities. Net cash used in operating activities of $7,455,868 for the year ended December 31, 2006 was primarily attributable to a net loss of $11,117,316, the adjustments to reconcile the net loss to net cash, including depreciation and amortization expense of $520,906, the issuance of warrants, stock options and stock for services of $1,634,440, employee options expense of $545,273, registration rights penalties of $450,000 and an increase in accounts payable and accrued expenses of $431,211 offset by an increase in prepaid expenses of $241,910 and deposits of $5,129.

Cash Flows from Investing Activities. Net cash used in investing activities of $1,296,485 for the year ended December 31, 2006 was primarily attributable to an investment in fixed assets.

Cash Flows from Financing Activities. Net cash of $9,693,664 generated in financing activities in the year ended December 31, 2006 was primarily due to the issuance of shares for cash of $9,787,730 and receipts from exercise of warrants of $554,646, offset by $524,858 paid for raising capital, the $121,854 payment for leased equipment and a $2,000 payment made to a related party.

Financing. In the year ended December 31, 2006, we had no revenue to fund our daily operations. Therefore, we may be required to seek additional funds either through debt or equity financing to fund our operating activities. Failure to raise additional funds could have a material adverse effect on our long-term operations and viability.

Internal Sources of Liquidity. There is no assurance that funds from our operations, if and when they commence, will meet the requirements of our daily operations in the future. In the event that funds from our operations are insufficient to meet our operating requirements, we will need to seek other sources of financing to maintain liquidity.

External Sources of Liquidity. We will actively pursue all potential financing options as we look to secure additional funds to both stabilize and grow our business operations. Our management will review any financing options at their disposal and will judge each potential source of funds on its individual merits. We cannot assure you that we will be able to secure additional funds from debt or equity financing, as and when we need to or if we can, that the terms of such financing will be favorable to us or our existing shareholders.

Liquidity and Capital Resources for the quarter ended March 31, 2007

General. Overall, we had a decrease in cash flows of $1,897,175 for the three-month period ended March 31, 2007 resulting from $1,908,390 cash used in operating activities and $27,533 of cash used in investing activities, offset by $38,748 of cash provided by our financing activities.

Cash Flows from Operating Activities. Net cash used in operating activities of $1,908,390 for the three-month period ended March 31, 2007 was primarily attributable to a net loss of $2,509,262, the adjustments to reconcile the net loss to net cash, including depreciation and amortization expense of $196,218, employee options expense of $193,969, a decrease in prepaid expenses and other current assets of $118,411, registration rights liability of $90,986, deferred expense of $70,414, the issuance of stock options for services of $11,361 partially offset by a decrease in accounts payable and accrued expenses of $80,297 and an increase in deposits of $190.

Cash Flows from Investing Activities. Net cash used in investing activities of $27,533 for the three-month period ended March 31, 2007 was primarily attributable to an investment in fixed assets.

Cash Flows from Financing Activities. Net cash of $38,748 generated in financing activities in the three-month period ended March 31, 2007 was primarily due to the exercise of warrants for cash of $73,000 offset by payments for leased equipment of $34,252.

Financing. In the three-month period ended March 31, 2007, our funds from operations were insufficient to fund our daily operations. Therefore, we may be required to seek additional funds either through debt or equity financing to finance these debts and contingencies. Failure to raise additional funds could have a material adverse effect on our long-term operations and viability.

Internal Sources of Liquidity. For the three-month period ended March 31, 2007, the funds generated from our operations were insufficient to fund our daily operations. There is no assurance that funds from our operations will meet the requirements of our daily operations in the future. In the event that funds from our operations will be insufficient to meet our operating requirements, we will need to seek other sources of financing to maintain liquidity.

External Sources of Liquidity. We will actively pursue all potential financing options as we look to secure additional funds to both stabilize and grow our business operations. Our management will review any financing options at their disposal and will judge each potential source of funds on its individual merits. We cannot assure you that we will be able to secure additional funds from debt or equity financing sources, as and when we need to, or, if we can, that the terms of such financing will be favorable to us or our existing shareholders.

During the three-month period ended March 31, 2007, we issued 2,246,352 shares and 6,667 are to be issued as compared to zero shares were issued or were to be issued during the three-month period ended March 31, 2006, respectively.

As of March 31, 2007, we had entered into seventeen capital leases with various equipment suppliers in the amount of $517,433, of which $287,348 was outstanding as of March 31, 2007.

Inflation. Our management believes that inflation has not had a material effect on our results of operations, and does not expect that it will in fiscal year 2007, except that rising oil and gas prices may materially and adversely impact the economy generally.

Off-Balance Sheet Arrangements. We do not have any off-balance sheet arrangements.

Recent Developments

On February 13, 2006 we sold 4,328,000 shares of our common stock to accredited investors in the second private placement offering, and Brookstreet Securities Corporation acted as placement agent. The cash proceeds for the issuance of shares, net of offering costs of $289,181, amounted to $1,874,819 in the second private placement. Following the closing of our second private placement offering in February 2006, we issued five-year warrants to the placement agent to purchase 1,228,860 shares of our common stock at a price of $0.25 per share and 2,551,424 shares of our common stock at a price of $0.50 per share. The proceeds from the issuance of the 4,328,000 shares were recorded net of the fair value of the warrants and the placement agent's commission and expenses. The fair value of the warrants was calculated using the Black-Scholes option pricing model using the following assumptions: risk free rate of return of 4.5%, volatility of 42.68%, dividend yield of 0% and expected life of five years.

On February 13, 2006, we issued 300,000 shares to CFO911 as part of our reverse merger and according to the terms of agreement with CFO911, as referred to in note 5. These shares were recorded at fair value of $150,000, which is based on the price of shares issued close to the date of services rendered and charged to operations.

On February 13, 2006, we issued 8,559,600 shares of our common stock and paid transaction costs of $175,000 in cash to Expert Systems Inc., as a result of the recapitalization. These shares were recorded at the carrying value of net assets acquired.

On February 13, 2006, the Company issued 2,900,000 warrants at the exercise price of $0.50 with a five-year term to an outside service provider for investor relations and marketing services. The fair value of the warrants was calculated using the Black-Scholes option pricing model using the following assumptions: risk free rate of return of 4.5%, volatility of 42.68%, dividend yield of 0% and expected life of five years. The fair value of the warrants of $635,331 is being amortized over the life of the service contract. As of December 31, 2006 the Company had expensed a total of $400,618 and deferred $234,713.

On February 13, 2006, the Company issued 120,000 warrants at the exercise price of $0.50 with a five-year term to an outside service provider for investor relations and marketing services. The fair value of the warrants was calculated using the Black-Scholes option pricing model using the following assumptions: risk free rate of return of 4.5%, volatility of 42.68%, dividend yield of 0% and expected life of five years. The fair value of the warrants of $26,290 was charged to operations during the year ended December 31, 2006.

On February 15, 2006, we issued 340,000 warrants at the exercise price of $0.50 with a five-year term to St. George & Carnegie, an outside provider of legal services. The fair value of the warrants was calculated using the Black-Scholes option pricing model using the following assumptions: risk free rate of return of 4.5%, volatility of 42.68%, dividend yield of 0% and expected life of five years. The fair value of the warrants of $201,511 has been expensed in the year ended December 31, 2006.

On May 30, 2006, Day and Campbell, an outside provider of legal services, exercised 40,000 warrants at an exercise price of $0.25 per share.

On June 19, 2006, we issued 300,000 shares of common stock to our Chief Technology Evangelist and consultant for achieving an agreed upon milestone, as referred to in note 5. These shares were recorded at the fair market value of $882,000, which is based on the price of our stock on the date, June 15, the milestone was achieved and charged to operations.

On June 30, 2006, we issued 40,000 shares of common stock to Joseph McCann, an outside business advisor, as compensation for services provided. These shares were recorded at the fair market value of $85,600, which is based on the price of our stock on the date of services were rendered and charged to operations.

On August 8, 2006, we issued 4,000 shares to Ms. M. Garcia. Funds from Ms. Garcia had previously been received by us.

On August 16, 2006, we completed the initial closing of a private placement to accredited investors of approximately 1,235,144 shares of our common stock, at a purchase price of $2.25 per share, for gross proceeds of $2,779,074.25. As part of the private placement, the investors were issued three-year warrants to purchase up to an aggregate of 617,572 shares of our common stock, at an initial exercise price of $2.25. As an inducement to the investors to complete the initial closing of the private placement, on or about August 14, 2006, we entered into an oral agreement with Brookstreet Securities Corporation (“Brookstreet”), the exclusive placement agent for the private placement, to provide to the investors price-protection for any equity issuances within three months of the final closing of the private placement. Pursuant to this price-protection commitment, we agreed that if we issued any additional equity securities for less than $2.25 per share (an “Additional Issuance”) within three months of the final closing of the private placement, the investors would receive additional shares of our common stock and additional warrants to purchase shares of our common stock, and the exercise price of the investors' outstanding warrants to purchase shares of our common stock would be reduced, as if such investors had originally participated in such Additional Issuance.

Subsequent closings of this private placement (“August 2006 private placement”) occurred on August 25, 2006 and August 29, 2006. In the August 2006 private placement, we issued an aggregate of 1,957,917 shares of our common stock at a purchase price of $2.25 per share, for gross proceeds of $4,405,315.25, and three-year warrants to purchase up to a maximum of 978,959 shares of our common stock at an exercise price of $2.25 per share. The net proceeds from the August 2006 private placement, following the payment of offering-related expenses, will be used by us for our capital expenditure requirements and for working capital and other general corporate purposes. At the closing of the August 2006 private placement, we paid Brookstreet cash compensation of 13% of the gross proceeds of the August 2006 private placement or $572,690 and a three-year warrant to purchase 293,687 shares of our common stock at an initial exercise price of $2.25 per share. The proceeds from the issuance of the 1,957,917 shares were recorded net of the fair value of the warrants and the placement agent's commission and expenses. The fair value of the warrants was calculated using the Black-Scholes option pricing model using the following assumptions: risk free rate of return of 4.75%, volatility of 42.68%, dividend yield of 0% and expected life of three years.

As discussed in more detail below, on October 19, 2006, we completed a private placement to two institutional accredited investors of 4,166,667 shares of our common stock at a purchase price of $1.08 per share, for gross proceeds of $4,500,000.

The October 2006 private placement constituted an Additional Issuance for purposes of our price-protection commitment to the investors who participated in the August 2006 private placement. Accordingly, we issued to those investors an aggregate of 2,121,079 additional shares of our common stock on November 8, 2006 and warrants to purchase an additional 1,060,536 shares of our common stock at an exercise price of $1.75 on November 9, 2006. We issued 2,121,079 additional shares of our common stock because such investors would have received an aggregate of 4,078,996 shares if the purchase price in the August 2006 private placement was reduced from $2.25 per share to $1.08 per share, and we issued warrants to purchase an additional 1,060,536 shares of our common stock to provide such investors with fifty percent (50%) warrant coverage based on the as-adjusted total number of shares issued in the August 2006 private placement. In addition, we reset the exercise price of the outstanding warrants held by those investors from $2.25 per share to $1.75 per share.

As a result of the issuance of additional shares of our common stock to the investors who participated in the August 2006 private placement at an effective purchase price of $1.08 per share, we issued to Brookstreet on November 15, 2006 warrants to purchase an additional 318,162 shares of our common stock at an exercise price of $1.08 per share, and reset the exercise price of the outstanding warrants held by Brookstreet from $2.25 per share to $1.08 per share, as required by the terms of our placement agency agreement with Brookstreet. Pursuant to this placement agency agreement, Brookstreet was entitled to receive warrants to purchase an aggregate of fifteen percent (15%) of the total number of shares issued in the August 2006 private placement at a per share exercise price equal to the price per share paid for our shares of common stock in the August 2006 private placement.

We agreed, pursuant to the terms of the subscription agreements with the investors who participated in the August 2006 private placement, to (i) file a shelf registration statement with respect to the resale of shares of our common stock sold to the investors and shares of our common stock issuable upon exercise of the warrants with the SEC within 45 days after the final closing date; (ii) use our best efforts to have the shelf registration statement declared effective by the SEC as soon as possible after the initial filing, and in any event no later than 120 days after the final closing date; (iii) use our best efforts to respond to any SEC comments or questions regarding the shelf registration statement on or prior to the date which is 20 business days from the date such comments or questions are received, but in any event not later than 30 business days from the date such comments or questions are received; and (iv) keep the shelf registration statement effective for 12 months following the effective date of the shelf registration statement. The subscription agreements require that we issue to the investors additional shares of our common stock in an amount equal to 1.0% of the number of shares sold to such investors upon (a) our initial failure to satisfy any of the above covenants, and (b) the expiration of each week following our initial failure to satisfy any of the above covenants until such covenants are satisfied; provided, however, that in no event shall we be required to issue additional shares on account of a failure to satisfy any of the above covenants in an amount greater than 10.0% of the number of shares sold to such investors. On or about October 3, 2006, we entered into agreements with each of the investors pursuant to which the investors waived the requirement that the registration statement be filed within 45 days after the final closing date. Pursuant to these waiver agreements, we agreed to file a registration statement (a) on or prior to November 15, 2006 if we failed to close an additional private placement on or prior to October 31, 2006, and (b) within 60 days after the closing of an additional private placement provided that such additional private placement closed on or prior to October 31, 2006. We subsequently closed an additional private placement on October 19, 2006, and we filed the registration statement within 60 days after the closing of that additional private placement. As of April 30, 2007, we were required to issue to the investors who participated in the August 2006 private placement additional shares in an aggregate amount equal to 10.0% of the number of shares sold to such investors, or 407,905 shares, as a result of delays in causing the registration statement to be declared effective by the SEC. Accordingly, on May 11, 2007 we issued to such investors 407,905 additional shares in accordance with the terms of the subscription agreements.

The proceeds from the issuance of the 4,078,996 shares ultimately issued during our August 2006 private placement were recorded net of the fair value of the warrants and the placement agent's commission and expenses.

On August 24, 2006, Mr. Schmitt, an affiliate of Trilogy Capital Partners, an outside investor relations consultant, exercised 25,000 warrants at an exercise price of $0.50 per share.

On September 12, 2006, the Equity Performance Group, an outside investor relations consultant, exercised 90,000 warrants at an exercise price of $0.50 per share.

On October 9, 2006, Mr. Frost, an affiliate of Brookstreet, an outside investor relations consultant, exercised 12,600 warrants at an exercise price of $0.50 per share.

On October 13, 2006, Trilogy Capital Partners, an outside investor relations consultant, exercised 10,000 warrants at an exercise price of $0.50 per share.

On October 13, 2006, Mr. Olson, an affiliate of Trilogy Capital Partners, an outside investor relations consultant, exercised 70,000 warrants at an exercise price of $0.50 per share.

On October 13, 2006, Corporate Communications Network, an outside investor relations consultant, exercised 30,000 warrants at an exercise price of $0.50 per share.

On October 19, 2006, we completed a private placement to two institutional accredited investors of 4,166,667 shares of our common stock, at a purchase price of $1.08 per share, for gross proceeds of $4,500,000. The investors were Vision Opportunity Master Fund Ltd., which purchased 3,703,704 shares of our common stock, and Crescent International Ltd., which purchased 462,963 shares of our common stock. As part of the private placement, the investors were issued five-year series A warrants to purchase up to an aggregate of 2,083,334 shares of our common stock, at an initial exercise price of $1.75. As lead investor, Vision Opportunity Master Fund Ltd. was also issued two additional warrants: (1) a six-month series B warrant to purchase up to 3,703,704 shares of our common stock, at an initial exercise price of $1.25, and (2) a five-year series C warrant to purchase up to 1,851,852 shares of our common stock, at an initial exercise price of $2.00.

For each of the five-year warrants, the holder will be able to exercise the warrant on a so-called cashless basis at any time following the one-year anniversary of the closing of the private placement that a registration statement covering the shares of our common stock underlying such warrants is not effective. For the six-month warrant, the holder will be able to exercise the warrant on a cashless basis at any time within the 30-day period prior to the expiration of such warrant that a registration statement covering the shares of our common stock underlying such warrants is not effective.

We agreed, pursuant to the terms of a registration rights agreement with the investors who participated in the October 2006 private placement, to (i)file a shelf registration statement with respect to the resale of 110% of the shares of our common stock sold to the investors and shares of our common stock issuable upon exercise of the warrants with the SEC within 45 days after the closing date; (ii) respond to any SEC comments or questions regarding the shelf registration statement on or prior to the date which is 20 calendar days from the date such comments or questions are received; (iii) use our commercially reasonable efforts to have the shelf registration statement declared effective by the SEC as soon as possible after the initial filing, and in any event no later than 90 days after the closing date (or 150 days in the event of a full review of the shelf registration statement by the SEC); and (iv) keep the shelf registration statement effective until all registrable securities may be sold under Rule 144(k) under the Securities Act of 1933. The registration rights agreement requires that we pay liquidated damages to the investors in an amount equal to 2.0% of the investors' purchase price upon (a) our initial failure to satisfy any of the above covenants, and (b) the expiration of each month following our initial failure to satisfy any of the above covenants until such covenants are satisfied; provided, however, that in no event shall the liquidated damages payable to such investors on account of a failure to satisfy any of the above covenants exceed 10.0% of the investors' purchase price. The registration rights agreement provides that such liquidated damages may be payable either in cash or in additional shares of our common stock, valued for such purpose at 120% of the volume weighted average price of our common stock for the 10 trading days prior to payment and the decision of final settlement alternatives rests with the investors in the fourth private placement. As of June 21, 2007, we were required to pay liquidated damages to the investors who participated in the October 2006 private placement in an amount equal to 10.0% of the investors' purchase price, or $450,000 if paid in cash or 882,858 shares if paid in additional shares of our common stock, as a result of delays in responding to SEC comments regarding the registration statement and delays in causing the registration statement to be declared effective by the SEC. On July 27, 2007, we issued 882,858 shares of our common stock to the investors who participated in the October 2006 private placement in satisfaction of this obligation.

The net proceeds from the October 2006 private placement, following the payment of offering-related expenses, will be used by us for our capital expenditure requirements and for working capital and other general corporate purposes. At the closing of the private placement, we paid HPC Capital Management Corp., the exclusive placement agent for the private placement, cash compensation of 8% of the gross proceeds of the private placement and a five-year warrant to purchase up to 416,667 shares of our common stock, at an initial exercise price of $1.08. At the closing of the private placement, we also paid Brookstreet Securities Corporation cash compensation of 5% of the gross proceeds of the private placement and a five-year warrant to purchase up to 208,334 shares of our common stock, at an initial exercise price of $1.08, as required by the terms of our placement agency agreement, as amended, with Brookstreet Securities Corporation.

Following is the summary of warrants issued as part of the October 2006 private placement:

		Number	Exercise
Issued to	Description	of warrants	Price
Investors	Series A warrants	2,083,333	$1.75/share
Investors	Series B warrants	3,703,704	$1.25/share
Investors	Series C warrants	1,851,852	$2.00/share
HPC	Agent warrants	416,667	$1.08/share
Brookstreet Securities	Agent warrants	208,334	$1.08/share

The cash proceeds for the issuance of shares, net of offering cost of $595,000 amounted to $3,905,000 in this private placement round. The proceeds from the issuance of the 4,166,667 shares were recorded net of the fair value of the warrants and the placement agent's commission and expenses. The fair value of the warrants was calculated using the Black-Scholes option pricing model using the following assumptions:

	A	B	C

Risk free rate of return	4.5%	4.88%	4.5%
Volatility	42.68%	42.68%	42.68%
Dividend yield	0%	0%	0%
Expected life in years	5	0.5	5

The fair value of the warrants issued to agents was calculated using the Black-Scholes option pricing model using the following assumptions: risk free rate of return of 4.5%, volatility of 42.68% dividend yield of 0% and expected life of five years.

On October 27, 2006, we issued 80,000 shares of our common stock to the Ibis Consulting Group in connection with an investor relations consulting agreement. These shares were recorded at fair value of $118,900, based on the price of our stock on October 1, 2006, as per the agreement and charged to operations.

On October 27, 2006, we issued 7,500 shares of our common stock to George Mottel as a bonus for meeting performance goals. These shares were recorded at fair value of $8,700, which is based on the price of our stock on the date the shares were issued and charged to operations.

On November 7, 2006, Corporate Communications Network, an outside investor relations consultant, exercised 300,000 warrants at an exercise price of $0.50 per share.

On November 9, 2006, a Brookstreet broker requested a cashless exercise of 387,620 warrants at an exercise price of $0.50 per share. Based on the formula included in the agreement, the broker received a total of 320,789 shares.

On November 10, 2006, Trilogy Capital Partners, an outside investor relations consultant, exercised 30,000 warrants at an exercise price of $0.50 per share.

On November 10, 2006, Mr. Cruz, an affiliate of Trilogy Capital Partners, an outside investor relations consultant, exercised 28,000 warrants at an exercise price of $0.50 per share.

On November 30, 2006, Newport Capital, an affiliate of Corporate Communications Network, an outside investor relations consultant, exercised 100,000 warrants at an exercise price of $0.50 per share.

On November 30, 2006, Trilogy Capital Partners, an outside investor relations consultant, exercised 70,000 warrants at an exercise price of $0.50 per share.

On November 30, 2006, Mr. Briggs, an affiliate of Trilogy Capital Partners, an outside investor relations consultant, exercised 50,000 warrants at an exercise price of $0.50 per share.

On December 5, 2006, MBA Holdings, an affiliate of Trilogy Capital Partners, an outside investor relations consultant, exercised 25,000 warrants at an exercise price of $0.50 per share.

On December 12, 2006, a Brookstreet broker exercised 41,704 warrants at an exercise price of $0.50 per share.

On January 16, 2007, Mr. Robert Rein, an affiliate of Trilogy Capital Partners, an outside investor relations consultant, exercised 10,000 warrants at an exercise price of $0.50 per share.

On January 16, 2007, Trilogy Capital Partners, an outside investor relations consultant, exercised 50,000 warrants at an exercise price of $0.50 per share.

On February 13, 2007, Mr. William Dabney, the father of our CFO, Mr. Reid Dabney, exercised 32,000 warrants at an exercise price of $0.25 per share.

On February 16, 2006, a Brookstreet Securities broker requested a cashless exercise of 42,980 warrants at an exercise price of $0.50 per share. Based on the formula provided in the Brookstreet agreement, the broker received 25,072 shares.

On February 22, 2007, Mr. Robert Rein, an affiliate of Trilogy Capital Partners, an outside investor relations consultant, exercised 10,000 warrants at an exercise price of $0.50 per share.

On March 20, 2007, Mr. Robert Rein, an affiliate of Trilogy Capital Partners, an outside investor relations consultant, exercised 20,000 warrants at an exercise price of $0.50 per share.

On March 21, 2007, St. George and Carnegie, an outside legal consultant, exercised 2,049,280 warrants at an exercise price of $0.0625 per share. The Company settled $120,080 payable to St. George against exercise of warrants.

On March 29, 2007 Trilogy Capital Partners, an outside investor relations consultant, exercised 50,000 warrants at an exercise price of $0.50 per share.

On May 4, 2007, we entered into a $4,000,000 common stock purchase agreement with Vision Opportunity Master Fund, Ltd., a qualified institutional investment firm and previous investor in the Company. Under the agreement, Vision funded $1,000,000 on May 10, 2007 (the effective date of the agreement), purchasing 1,666,667 shares of our common stock at $0.60 per share. We amended this agreement with Vision on July 27, 2007, resulting in an additional purchase by Vision of 6,666,666 shares of our common stock at $0.15 per share.

As part of the financing transaction, Foldera and Vision agreed to cancel the three outstanding warrants to purchase an aggregate of 7,407,410 shares of our common stock that it acquired in the October 2006 private placement. Additionally, we agreed to issue a new warrant, with an exercise price of $0.60 per share, to purchase 5,401,235 shares of our common stock.

Pursuant to the anti-dilution provisions in the warrants issued in the October 2006 private placement, on May 10, 2007, we reduced the exercise price of the warrant issued to Crescent International Ltd. to $0.60 per share from $1.75 per share and increased the number of shares underlying such warrant from 231,481 to 675,152, and we reduced the exercise price of the warrant issued to HPC Capital Management Corporation to $0.60 per share from $1.08 per share and increased the number of shares underlying such warrant from 416,667 to 750,000.

On July 27, 2007, pursuant to the anti-dilution provisions in the warrants issued in the October 2006 private placement, we reduced the exercise price of the warrant issued to Crescent International Ltd. to $0.15 per share from $0.60 per share and increased the number of shares underlying such warrant from 675,152 to 2,700,608, and we reduced the exercise price of the warrant issued to HPC Capital Management Corporation to $0.15 per share from $0.60 per share and increased the number of shares underlying such warrant from 750,000 to 3,000,000.

Recently Issued Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the accompanying financial statements.

In February 2007, FASB issued FASB Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. FAS 159 is effective for fiscal years beginning after November 15, 2007. Early adoption is permitted subject to specific requirements outlined in the new Statement. Therefore, calendar-year companies may be able to adopt FAS 159 for their first quarter 2007 financial statements.

The new Statement allows entities to choose, at specified election dates, to measure eligible financial assets and liabilities at fair value that are not otherwise required to be measured at fair value. If a company elects the fair value option for an eligible item, changes in that item's fair value in subsequent reporting periods must be recognized in current earnings. FAS 159 also establishes presentation and disclosure requirements designed to draw comparison between entities that elect different measurement attributes for similar assets and liabilities.
In September 2006, FASB issued SFAS 158 `Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans--an amendment of FASB Statements No. 87, 88, 106, and 132(R)' This Statement improves financial reporting by requiring an employer to recognize the over funded or under funded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for-profit organization. This Statement also improves financial reporting by requiring an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. An employer with publicly traded equity securities is required to initially recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures as of the end of the fiscal year ending after December 15, 2006. An employer without publicly traded equity securities is required to recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures as of the end of the fiscal year ending after June 15, 2007. However, an employer without publicly traded equity securities is required to disclose the following information in the notes to financial statements for a fiscal year ending after December 15, 2006, but before June 16, 2007, unless it has applied the recognition provisions of this Statement in preparing those financial statements:

(a)  A brief description of the provisions of this Statement

(b)  The date that adoption is required

(c)  The date the employer plans to adopt the recognition provisions of this Statement, if earlier.

The requirement to measure plan assets and benefit obligations as of the date of the employer's fiscal yearend statement of financial position is effective for fiscal years ending after December 15, 2008.

In September 2006, FASB issued SFAS 157 `Fair Value Measurements'. This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements, the Board having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this Statement does not require any new fair value measurements. However, for some entities, the application of this Statement will change current practice. This Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years.

Cautionary Language Regarding Forward-Looking Statements and Industry Data

This prospectus contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, many of which are beyond our control. Our actual results could differ materially and adversely from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in this prospectus. Important factors that may cause actual results to differ from projections include, but are not limited to, for example:

•	adverse economic conditions,

•	inability to raise sufficient additional capital to operate our business,

•	unexpected costs, lower than expected sales and revenues, and operating defects,

•	adverse results of any legal proceedings,

•	the volatility of our operating results and financial condition,

•	inability to attract or retain qualified senior management personnel, and

•	other specific risks that may be referred to in this prospectus.

All statements, other than statements of historical facts, included in this prospectus regarding our strategy, future operations, financial position, estimated revenue or losses, projected costs, prospects and plans and objectives of management are forward-looking statements. When used in this prospectus, the words “will,” “may,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” “plan” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. All forward-looking statements speak only as of the date of this prospectus. We undertake no obligation to update any forward-looking statements or other information contained in this prospectus. Stockholders and potential investors should not place undue reliance on these forward-looking statements. Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements in this prospectus are reasonable, we cannot assure stockholders and potential investors that these plans, intentions or expectations will be achieved. We disclose important factors that could cause our actual results to differ materially from our expectations under “Risk Factors” and elsewhere in this prospectus. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

Information regarding market and industry statistics contained in this prospectus is included based on information available to us that we believe is accurate. It is generally based on academic and other publications that are not produced for purposes of securities offerings or economic analysis. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and the additional uncertainties accompanying any estimates of future market size, revenue and market acceptance of products and services. We have no obligation to update forward-looking information to reflect actual results or changes in assumptions or other factors that could affect those statements. See “Risk Factors” for a more detailed discussion of uncertainties and risks that may have an impact on our future results.

We undertake no obligation to publicly update forward-looking statements. You are advised to carefully read the “Risk Factors” set forth above in this prospectus and any further disclosures we make in our Form 10-KSB, 10-QSB and 8-K reports to the SEC, and our press releases. You should understand that it is not possible to predict or identify all factors that may affect future results. Consequently, you should not consider the “Risk Factors” set forth in in this Prospectus to be a complete discussion of all potential risks or uncertainties.

BUSINESS

Overview

Our company, Foldera, Inc., has designed and developed Foldera™, our secure and easy-to-use service that instantly and automatically organizes workflow. Foldera combines web-based email, document manager, task manager, calendar manager and sharable folders into a unified productivity suite, available with a single login from most web browsers. Foldera has the unique ability to instantly sort and file a user's sent and incoming email, documents, tasks and events into folders, on a project-by-project basis, chronologically and in real-time. We offer our standard version Foldera service for free to individuals within small and mid-sized businesses and departments within an enterprise. It is expected that these individuals will in turn introduce Foldera to their colleagues in a viral fashion, and to their friends and families in order to better organize their day-to-day lives.

After more than four years in development, testing and feature refinement, we launched our sign-up page in mid-February 2006. Since that time, we have received more than 16,000 account requests for the free Foldera service. On June 19, 2006, we officially launched a limited beta version of our service, rolling it out to a select number of users, and have begun the process of systematically activating additional accounts to further expand our beta user group.

We intend to use the proceeds of our recent private placement, described below, to activate additional user seats and for working capital and general corporate purposes.

We intend to target small to mid-sized businesses and departments within an enterprise. We believe that our service will be especially useful to business teams that work in remote locations, away from a central office, and that collaborate on multiple projects and activities, often with people outside their business. We believe that up until now this highly desirable user group has been shut out of the market due to the high price of competing solutions.

Products - Organizing Chaos and Information Overload

Businesses are being bombarded with information.

Billions of emails and documents are being transmitted and received each day in a disorganized way. Workers are feeling increasingly frustrated and overwhelmed with the burden of manually sorting, prioritizing and organizing this mountain of information. Compounding the problem is that much of the information is being trapped in disconnected, single-purpose applications such as email services or on disparate laptops and personal computers. Isolating information in this fashion makes it even more difficult and time consuming for users to organize, find and access their information when and where they need it.

We believe there is large global demand for a solution that relieves workers of the burden of organizing their information manually and puts an end to this information chaos. We think that traditional stand-alone applications like email and calendaring are simply features of a new, more powerful and integrated product.

We call this product Foldera.

Foldera - A Productivity Solution for Small and Midsized Businesses

Foldera is the free and easy to use web-based Organizer and Messaging/Collaboration Service that organizes your email and documents while you work.

The Foldera productivity suite for businesses combines email, a document manager, a task manager, a calendar, a contact manager, an organizer and sharable Activity Folder applications into one seamless interface, available with a single login from any web browser. Foldera has the unique ability to automatically sort and file your sent and incoming emails, documents, tasks and events into folders, on a project-by-project basis, while you work. This means that our members will never have to toggle between disconnected applications or manually sort and file their information into traditional folders ever again.

Any business can sign up online and create a free account, and invite an unlimited number of employees, consultants, teams or other members to use the Foldera feature set in just a few minutes.

Product Overview

We utilize our own proprietary technology to enable Foldera to do sorting and filing, not our members. And, we do it while our members perform their work activities, not afterwards, as they do now.

We accomplish this by placing project specific Activity Folders at the center of a collaboration effort, not an unfiltered email inbox. With Foldera, our members still use email, but now they access their email application, and other applications, from within shared Activity Folders, with each Activity Folder dedicated to a distinct project.

This unique feature enables our members to communicate and share information with others within the context of a specific project or activity, while automatically sorting and filing their information as they work.

For example, each Activity Folder groups together, in chronological order, all of the email (sent and received), comments, tasks, documents and calendar events related to that specific project or activity. These records are live files that can be opened, edited, shared and then saved again.

New information is instantly organized and available to all entitled members in one centralized location on the Internet. With Foldera, communications are more efficient and effective, and information sharing is faster, easier and more reliable than when using disconnected, single-purpose applications and traditional email without Foldera. By using Foldera's organization, messaging and collaboration system, business teams are always kept up to date and working more productively on a parallel basis, saving time and potential confusion within the business.

Businesses can be up and running and fully coordinated on Foldera in minutes, with our easy-to-use web interface. Foldera also enables businesses to add additional team members and to sign up for additional data storage should the need arise. From a member's perspective, there is no hardware to buy, there are no downloads, no patches, no upgrade cycles, no IT resource involvement for set up or maintenance and the basic service is free. Because the Foldera product offering is browser-based, we anticipate that members will require very modest training in order to effectively utilize our product.

The Foldera Feature Set

The Foldera application includes the following key features:

Activity Folders - Foldera Activity Folders are similar to the folders you already use in your email application or on your personal computer, but with two key differences.

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With traditional email or pc folders, you work with email, documents first, and then you sort your information and file it into folders afterwards, by hand. Foldera reverses this order. Here's how. With Foldera Activity Folders, you launch your email, document management and other applications from within each Activity Folder. Then, the Activity Folder files the new information as you create it and in real time. For example, sent email is saved within the Activity Folder that the sent message was originated, not just an undifferentiated sent folder containing email related to dozens of projects and activities. The incoming reply to that message is filtered back into the Activity Folder from which the message originated. This means that our members can view a chronological log of every sent and received email, IM dialog, document, task and event related to each specific project or activity, all in one centralized location on the internet. Foldera members will never have to waste time performing inbox triage or search for a critical email in a sent mail folder ever again.

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The folders on your pc are not easy to share and are generally unavailable when you are away from your pc. In contrast, Foldera Activity Folders are available at any time from wherever you are using any web browser connected to the internet. Our members can easily share specific information within an Activity Folder or an entire Activity Folder with others. Activity Folders can be marked private, and only you will have access, or they can be marked public so that others may gain access.

Activity Folders - keep project teams, email, tasks, calendar events and documents related to one project separate from the project teams and information related to other projects. Businesses create an Activity Folder for each of their projects or activities. Members may create as many Activity Folders as they like, and label them however they want. Activity Folders are a powerful way to manage multiple projects, teams, applications and information from a single interface.

Email - Our email application is web-based, so our members can access their email at work, at home or while on the road. Our members launch their email application from within each Activity Folder. Sent and incoming emails are automatically and chronologically sorted and filed into the Activity Folder from which the email originated. Our email application enables teams to communicate in the context of a specific project or activity.

Document Manager - Our members launch their Document management application from within each Activity Folder. Documents, and versions, are organized by project, chronologically in Activity Folders. The Foldera document manager includes online document sharing, secure storage, version control, comments and locking features.

Task Manager - Our members launch their Task management application from within each Activity Folder. Tasks are organized by project, chronologically in Activity Folders. Members can track what's due when, see what got done, make comments about their progress, view, delegate and edit tasks. Members can instantly view the tasks that they delegated to others or the tasks that others have delegated to them, all on a project-by-project basis.

Calendar - Our members launch their Calendar application from within each Activity Folder. Calendar events are organized by project, with sharing, invitation/subscription and busy/free.

Contact Manager - With contact sharing, comments and private notes.

Comments Tool - Engage in discussions or track personal notes regarding each task, event, document and contact in your Foldera.

Address Book Import - Easily import your address book from Outlook, Lotus Notes, Gmail, Yahoo Mail and Hotmail.

Sharing Manager - Our members can decide what others can see and do with the information they create and upload into their Activity Folders.

Reliability - We expect our members will have access to information in their activity folders on a 24/7 basis.

Security/ Disaster Recovery - Our members' information is safe and secure in our data center.

Ease Of Use - Foldera is browser based, and has an intuitive and easy-to-use interface.

No Risk - No credit card is required to begin using Foldera.

Anti-Spam/Anti-Virus Protection - To help ensure the integrity of your information.

Encryption - No one can view our members' information as it travels over the internet.

No Downloads - Foldera will not interfere with your computer or tie up critical computer memory to store the Foldera application.

No Hardware or Software To Buy - Because Foldera is web-based, the application is accessed through the internet and resides on servers at our data center.

No IT Department/No Complexity - A Foldera can be set up by non-technical personnel in just a few minutes so that no member corporate IT resources are required to oversee the Foldera installation or to be involved with ongoing maintenance.

Web Based - Our members can access their email, documents, tasks, calendars, teams and other information at any time, from wherever they are, from any computer connected to the internet.

No Annoying Banners or Popup Ads - We carefully screen content to ensure that no banner ads or popups interfere with members' utilization of the Foldera product suite.

No Spyware - We carefully filter content to ensure that no Spyware interferes with the Foldera product suite.

Online Storage - Each account comes with 1GB of free storage. If that's not enough, then our members can purchase additional storage from us.

Unlimited Members - Our members may invite as many new members into their accounts as they like.

Import/Export - Our members may import/export their data to/from their Foldera whenever they like.

Status Notifications - Members can instantly find out what's new at work, and on a project-by-project basis.

Personal Preferences - You can personalize your Foldera to the way you work, not the other way around.

Work Prioritizer - View critical work first.

No More Inbox Triage - Your email is automatically sorted and categorized. Foldera adds structure to unstructured information.

Branding - Our members can easily customize their Foldera with their logo and colors.

Compatibility - Our members can access their Foldera using Internet Explorer, Firefox, Safari and Opera Browsers.

Support - Our online help center is always available for free. Phone support is available on a per incident basis.

Immediacy - Members can be up and running in minutes.

Affordability - Our standard version Foldera product is free.

The Benefits of Using Foldera

With Foldera, you can:

Integrate

With Foldera, your email, document manager, task manager, contact manager and calendar applications are all combined into one seamless interface, and are accessible with a single login.

•	No more toggling between disconnected, single-purpose applications in a disorderly fashion

•	Eliminates information islands - No more lost or trapped data

•	Centralizes your teams, projects, activities, communications and information exchanges

•	Effortlessly manages multiple projects, teams and applications from a single interface

•	Integrated Google search - Conduct Google searches right from within your Foldera

Organize

Foldera automatically sorts and files sent and received email, tasks, documents and calendar events into Activity Folders on a project-by-project basis while you work. This means that our members will never have to sort and file information into traditional folders ever again.

•	Saves time and increases productivity

•	Instantly locates what you need to do your work

•	Organizes project information automatically, proactively, chronologically and in real time

•	Keeps information synced between work and home

•	Always have the latest information at your fingertips

•	Less hassle - No more prioritizing, sorting or filing anything into traditional folders ever again

•	View critical information first - No more inbox triage

Communicate

Foldera makes it possible to exploit email within the context of a single business project or activity, so every exchange or communication made in the execution of an activity is grouped together, live, in one centralized place.

•	Eliminates inbox and sent folder triage

•	Sends and receives email in the context of your projects and activities

•	Communicates more effectively and efficiently with clearer objectives and priorities

•	Makes comments in the context of specific documents, tasks, events and contacts, so nothing falls through the cracks

•	Enforces group memory for your teams and projects, so members can see how decisions were made

•	Saves money by reducing meeting and travel time

•	Fewer face-to-face meetings are necessary

•	Makes fewer costly mistakes

•	A member can see who is online and get the answers they need

•	Stays connected to others

•	Reduces email and phone tag

Share

Foldera captures, in live object form, all of your team's documents and shares the tasks you delegate and the calendar events you create. These objects can be reopened, shared, edited, copied and saved at will.

•	Personal Activity Folders keep your private information separate from your public, shared information

•	Activity Folders keep information related to one project or activity separate from information related to other projects and activities

•	You decide what others can see and do with the information that you create

•	Work better together

•	Get something across to everyone at the same time

•	Work together virtually with others on activities and projects as if you were in the same physical location

•	Shares documents in the context of specific projects and activities

•	Shares projects and activities with others outside the business

Access

Stay connected to your work, teams, applications and information at any time, from wherever you are, in one centralized location on the web

•	Foldera enables teams to work together virtually on documents, tasks and calendar events -as if they were in the same physical location

•	Works across firewalls

•	Access your Foldera from the Internet Explorer, Firefox, Safari and Opera Browsers

Notify

Instantly notify others and receive notifications every time something changes, on a project-by-project basis, ensuring that your team is informed and up to date and in sync effortlessly.

•	Increases efficiency - Because everyone on your team has the applications, teams and information they need at their fingertips, in one centralized location on the internet

•	Gets the latest information and helps you make better, informed decisions

•	Gets work done faster - Respond to issues quicker and make fewer costly mistakes

Manage

•	Manage multiple projects, teams and applications from a single interface.

•	Manages the lifecycle of each document

•	Delegates tasks and tracks them to completion

•	Effortlessly sets meetings and conference calls

•	See all of your projects and related teams at a glance

•	Manages relationships across company boundaries

•	Effortlessly manages a greater volume of information, enabling members to get more done in less time

•	Easily adds, substitutes and deletes team members with just one click - This is a great way to get new members up to date quickly

•	Effortlessly sets controls on your member's ability to author, read and delete pages and access specific Activity Folders or information

•	Instantly invites new members to your workgroup's Foldera via email

Archive

Backup your critical information as it is created. Keep everything private and secure, in real time.

•	Generous 1GB storage, per account

•	When disaster strikes, member information is safe and secure

•	It's your information; get your information out of Foldera as easily as you put it in

•	Enforced team memory - Foldera enables an online paper trail for each project or activity

•	Get a new member of the project team up to speed quickly

Personalize

Personalize your Foldera to work the way you work.

•	Customize the branding of your login page and project the image of success

•	Your logo, colors and brand

•	Custom views

•	Custom settings

Secure

Your information is encrypted, so it is safe and secure as it travels over the internet.

•	Integrated spam and spam filtering

•	Virus scanning

•	Private and secure - Your information is backed up in real time

•	Peace of mind that comes with knowing that your critical information is safe and secure in our data center

Simplify

Foldera is a simpler way of getting everyone together.

•	Browser-based access to your projects, activities, workgroups, applications and information from wherever you are

•	Easy to use - No training

•	World class customer care - Get answers 24 hours a day, 7 days a week

•	Save time - No more sorting and filing information into traditional folders by hand

•	Nothing to download - Foldera won't change anything on your Mac or PC

•	No hassle and no complexity - Be up and running in minutes

•	No hardware or software to buy or maintain

•	No long-term contract for our standard version Foldera product - Cancel whenever you want

•	Easily import your address book from Outlook, Hotmail, Yahoo mail and others

•	No credit card for our standard version Foldera product - No commitment

•	No upgrade cycle - You always have the latest version

•	No IT staff needed to setup and run your Foldera

•	Save money - On overnight shipping, travel, paper, fax and postage

•	Work with familiar applications that you already know how to use

Market Research

According to a recent study by Grant Thornton, a leading accounting and consulting firm, the average business person spends an hour and a half each day processing email. Further, a research study by Bellotti and Ducheneaut indicated that employees spend 10% of their time filing messages and about 8% of their time searching to find the messages they need to do their jobs. Based on these studies, the typical business person wastes two hours each week searching, sorting and filing information.

The messaging/collaboration segment of the global software market is large, rapidly growing and undergoing a shift away from “on premises” providers to “hosted providers” like Foldera. In 2004, according to the Radicati Group, a consulting group that provides market research on the messaging and collaboration market, “revenue in the corporate Messaging and Collaboration Software segment expanded by nearly 10% to roughly $2.85 billion.” Additionally, “during 2004, the number of email users increased by over 22%, to 1.1 billion global mailboxes,” according to the Radicati Group.

Industry Overview

We intend to participate in two large industry segments: the messaging and collaboration portion of the software market and the search-based advertising market.

The Messaging and Collaboration Software Market. The Radicati Group is forecasting that the fastest growing segment of the Messaging and Collaboration software market will be for “hosted services.” This is expected to lead to a flat to declining market for the “on premise” portion of the market, with a continuation of the trend toward outsourced and hosted email solutions. The Radicati Group projects that the total number of hosted email mailboxes will increase from 1 billion mailboxes in 2006, to nearly 2 billion mailboxes in 2010. Foldera is a hosting service provider.

The Gartner Group estimates that $6 billion was invested in enterprise collaboration software licenses in 2005. Gartner predicts this will increase to more than $9 billion by 2009.

In September of 2006, The Gartner Group released a report entitled, “Enterprise Social Software to Boost Efficacy of Non-Routine Work.” In this report, Gartner states that “the next big wave of productivity gains will come from improving the efficiency of non-routine, creative work, particularly that which results from the key activities by which workers create value - discovering, innovating, collaborating, leading and learning.” According to Gartner, “Enterprise social software will expand the options available for augmenting key behaviors that rely on social interactions such as discovering, innovating, collaborating, leading and learning. The challenge is to adapt and adopt different ways to stimulate and channel the creativity of high impact workers toward developing new ideas, collaborating across organizational boundaries, and establishing more effective virtual teams.” Vendors will also target small businesses with hosted collaboration services. Vendors have dozens of hosted collaboration services in the market, used by millions of small-business employees. Some vendors offer just asynchronous collaboration features (e.g., discussion threads, document repository and workflow). Others also offer real-time collaboration (e.g., Web conferencing). Hosted collaboration service providers increasingly offer these capabilities as part of a broader set of business applications (e.g., contact management, customer management and project management).

The Search-Based Advertising Market. A growing trend on the Internet is the proliferation of free services that utilize advertising revenues as their primary source of income. For example, numerous companies such as Google.com, Ask.com, Myway.com, Technorati.com, Weather.com, AOL.com, Yahoo.com, MSN.com, and Blogger.com utilize similar ad supported models.

We intend to integrate a paid search feature into each page of our online service and we expect to derive a portion of our revenue from this feature. We have selected Google's “AdSense for Search” program to capitalize on Google's popularity with Internet searchers. Google leads the U.S. Internet search industry with a 49.6% share of all queries, according to NielsenNetRatings, followed by Yahoo at 23.9% and MSN-Microsoft at 8.8%. An average of 3.8 billion searches were conducted monthly during 2004, according to ComScore Networks, with each searcher entering an average of 33.2 searches per month.

U.S. Internet advertising revenues totaled $12.5 billion in 2005, exceeding 2004 levels by 30%, according to the Interactive Advertising Bureau and PricewaterhouseCoopers. According to eMarketer, an Internet research company, paid search ad spending in the United States will top the $23 billion mark in 2008. Foldera believes paid search will continue to be the dominant form of online advertising, at around a 40% share of the overall market, with less than 2% of businesses in the United States having ever participated.

Target Audience - The SMB Market

We intend to target the small-to-mid-sized business, or SMB, marketplace for Foldera. According to the Small Business Administration, there are approximately 22.9 million small businesses in the United States alone. Small businesses provide approximately 75% of the new jobs added to the economy and employ 50.1% of the private sector's workforce. According to The Gartner Group, worldwide business spending on IT exceeded $2 trillion in 2005. Foldera believes the complexity and high cost of ownership of messaging and collaboration software has prevented small businesses from deploying this type of software in the past.

Revenue Model

We anticipate generating revenue from three primary sources: a Subscription-Based fee for certain product users, the up-selling of Premium Services and Paid Search Advertising. Subscription-Based revenue is derived from charging a fee for corporate users that have more than five users in their corporate account. Premium Service revenue is derived from the sale of extra storage, vanity email domain hosting, custom branding and technical support by phone. Paid search revenue is derived each time a Foldera member uses the embedded Google search box and then clicks on the ad of an advertiser in the Google network.

Sales of Premium Storage. Our basic account will include 1 gigabyte (GB) of free storage. We expect to up-sell a small portion of our basic accounts to our premium storage package. We project that storage revenue will increase over time as members store more information each year.

MX Record Email Hosting. Each basic Foldera account will include a standard Foldera email domain, for example: jdoe@yourcompanyname.Foldera.com. We will also offer to host a vanity email domain name for each account. Vanity email domains, such as jdoe@yourcompanyname.com, are available for an additional one-time charge of $100. We anticipate that a small portion of our accounts will upgrade to a vanity email domain name.

Custom Branding. Foldera enables its users to easily upload their logos and to select a color scheme that matches the look and feel of their marketing website. Branding assistance will be available for a one-time charge of $100 and we project that a small portion of our accounts will ask for assistance in customizing the branding of their Foldera.

Premium Tech Support. Foldera has a free and easy to use help trail embedded throughout its application. We project that a small portion of our accounts will require additional technical support. Technical phone support will be available for $30 per incident. We intend to outsource our technical support operation.

Paid Search Revenue. Google has a recognized and well established program for publishers like Foldera, which seek to monetize their traffic and web content. The program is called “AdSense for Search.” We intend to integrate this Google search feature into each page of our online application. Google “AdSense” combines Google's search technology with thousands of keyword advertisers to deliver targeted text-based ads to search result pages. People find these ads useful and click on them and, when they do, Google shares a portion of the revenue with the web publisher.

According to Majestic Research, searchers click on ads 17% of the time they search, or one for every six searches, and the average revenue generated per click is $0.54.

Rollout Strategy and Timetable

Following over four years of system development, we launched a limited pre-release beta service in the second quarter of 2006. At the end of the first quarter of 2007, we expanded our beta service and we intend to launch our service into the general marketplace in the third or fourth quarter of 2007.

Network Marketing and Distribution Strategy. To quickly and cost-effectively introduce Foldera to the global marketplace, we intend to give the Foldera beta version away for free and utilize a grassroots network marketing approach modeled after several other successful web-based technology product launches. For example, Hotmail (and others, including Myway, Skype, Firefox, MySpace, Friendster, Flickr, Facebook, Orkut and Linkedin) used this Marketing and Distribution strategy successfully, obtaining millions of members in a short period of time.

Foldera believes that when people discover a remarkable online service, they like to tell their friends and business associates about it, who, in turn, tell others through word-of-mouth or email communications. While Foldera's rollout will be modeled after Hotmail's, we can offer no assurances that the market will similarly receive our product.

Foldera believes that the money that would have otherwise been spent on advertising our product will be better used in making our application as feature rich and user friendly as possible. We believe that satisfied members are more apt to tell their friends and spread the word about Foldera, giving us free network-enhanced, word-of-mouth advertising. In effect, we anticipate that our customers will become our advertising advocates. For example, MySpace, which was launched in late 2003, gave musicians free websites on which to post their songs and allowed fans to build their own web pages in order to connect with like-minded enthusiasts. “MySpace never spent money on advertising and now has 22.5 million users,” according to an August 1, 2005 Newsweek article. No assurances can be given, however, that our experience in this regard will be similar to that of MySpace.

Our free and frictionless self service sign-up model is expected to remove the pricing barrier that has prevented most small-to-medium sized businesses from owning similar software in the past. We believe this pricing strategy will help us gain market share faster than if we charged a higher price for our software and spent more on sales and marketing initiatives.

Initially, during the third and fourth quarters of 2007, we anticipate courting small businesses as well as bloggers and technology enthusiasts in the rollout of our software product, both through direct contact and the use of consultants. This will be accomplished by providing advance editions of our product to these small businesses, individual bloggers and technology enthusiasts we have identified who have considerable influence in the collaboration software market and to solicit their reaction to our software product. Additionally, we plan to target selective media outlets (i.e. newspapers, magazines and radio) to gain publicity for our product. Finally, we plan to engage with key industry analysts to receive product evaluation reviews from these key influence purveyors. As such, these technologists are typically the first customers for anything that is truly brand new in the technology marketplace. From a marketing point of view, technologists exercise great influence over, and act as gatekeepers of, the rest of the technology product life cycle. If they reject a product, it will negatively impact customer interest in adopting and deploying that product. An additional benefit to courting this group is that they are typically very vocal and active in assisting technology companies in shaping their products and in disseminating product information and attributes to the broader market.

Ongoing Improvements - Foldera's Technology Roadmap

Our mission is to create the best web-based Organizer and Messaging/Collaboration service in the world. In pursuit of that mission, we intend to rapidly respond to ongoing customer feedback and feature requests. Here are just a few items on our product roadmap:

Offline Content Synchronization. This feature will enable members to work within their Foldera application when an Internet connection is unavailable. This is possible using our proprietary web folder technology that establishes a local version of Foldera on a member's local personal computer. All of a member's offline information will then be uploaded and synced up to the online information the next time the member logs into his or her Foldera over the Internet.

Wireless Access. This feature will enable our members to access their Foldera from any wireless device. For example, if a member is away from the office, the member will be able to remotely access, check and respond to email, obtain the phone numbers of their contacts and review, edit and share documents.

Enterprise Server Solution. Foldera's primary focus will be on small-to-midsized businesses, but we anticipate that some large enterprises will want their own, on-premises version of the Foldera application. For this reason, we intend to create a Foldera enterprise server solution which will include a preconfigured Dell server(s) with a private version of the Foldera application to be hosted in the enterprise's infrastructure, rather than on our servers.

The Foldera Software Development Kit (SDK). This tool will enable outside developers to expose their applications from within the Foldera framework. For example, a real estate company may want to expose Multiple Listing Service (MLS) home listing data into the Foldera being used by their real estate agents. The Foldera SDK will make this possible by allowing outside developers to customize the application to suit their particular purpose.

The Foldera API. We intend to enable other software developers to expose Foldera within their applications. These experiments, often referred to as “mashups,” have yielded significant product extensions for Google, Flickr and numerous other technology companies.

Audio and Video Conferencing. These features will enable our members to conduct voice and video conferences from within the shared Activity Folder framework. We envision that these services will be sold on a monthly subscription basis.

Expansion of the Integrated Toolset. We intend to add voice over Internet protocol (VOIP) telephony, fax service and a photo organizer into our shared Activity Folder framework.

Expanding Verticals. In the future, we intend to customize the application for specific vertical industries. For example, we plan to create a version suited to contractors, engineers, consultants, architects, developers, project managers, students and many other potential operations.

Patents and Intellectual Property

We regard our organizer and messaging/collaboration software solution as proprietary and rely primarily on a combination of copyright, trademark and trade secret laws of general applicability, employee confidentiality and other intellectual property protection methods to safeguard our technology, processes and system. There can be no assurance that these protections will be adequate to prevent our competitors from misappropriating our technology or that our competitors will not independently develop technologies that are substantially equivalent or superior to our technology.

We filed a U.S. Provisional Patent Application Serial No. 60/517,271, with the U.S. Patent and Trademark Office on November 4, 2003. The following is an abstract taken from the application. “Taskport is a scalable and reliable collaborative software application that provides an information hub that serves as a single portal to using applications in an aggregated, collaborative manner, thereby eliminating the need for constant transmission / reception of information to achieve collaboration, is presented. The present invention creates a portal for all entities, and enables access, storage, sharing, and response to related information from anywhere at anytime on any access unit in a collaborative and collective methodology. The present invention also provides object-based security and object-based threaded discussion sessions for all objects generated by the various applications.” There can be no assurance that our patent application will result in any patent being issued to us or, if issued, that any patent claims will be of sufficient scope or strength to provide any meaningful competitive advantage to us. In addition, any patent may be challenged, invalidated or circumvented and any right granted thereunder may not provide meaningful protection to us. The patent is estimated to be active for twenty years from the November 2003 filing date, subject to review and grant of an issued patent and subsequent payment of maintenance fees.

Our intellectual property also includes the copyrighted source code for the Foldera application. A copyright exists upon the creation of the work, and for corporate works made for hire, the term would be the shorter of 95 years from the date of publication, or, if unpublished, 120 years from the date of creation. We estimate that the copyright was created in 2001 and that the term would therefore be at least 95 years from that date.

We also own the registered trademark for the Foldera system name. Additionally, we own the following service marks:

Group Information Manager;

Group Information Organizer; and

Group Information Collaborator.

We also own the word mark - Foldera. U.S. trademark rights can potentially be unlimited in duration if the mark is used continually in commerce, but trademark registrations must be maintained by filing an affidavit of use between the fifth and sixth years of registration, a renewal between years nine and ten after registration, and thereafter a renewal every ten years. We filed applications for all of our marks on an intent-to-use basis, all applications have been published and a notice of allowance has been received for each mark. We plan to continue to renew our registration of each mark in accordance with the above described renewal requirements.

We rely upon our efforts to design and implement improvements to our Foldera system to maintain a competitive position in the marketplace.

Competition

The messaging and collaboration software industry is highly competitive and we expect this competition to intensify in the future. The industry is characterized by rapidly changing technologies and customer demands for newer and better software applications and product functionality. Our competitors could develop products and technologies that could render our products and technologies obsolete. Many of our competitors have considerably greater resources, including financial and software development personnel, marketing and sales capacity, established distribution networks, significant goodwill and global name recognition. As a result, these competitors may be in a better position than we are to respond quickly to, or significantly influence, rapid technological change and changes in consumer demand. If we are unable to compete effectively in the messaging and collaboration software industry, we may not increase revenues or achieve profitability.

Competition in the messaging and collaboration software industry is characterized by several key factors, including the following:

1.	Rapid changes in technology and customer requirements. New opportunities for existing and new competitors can quickly render existing technologies and products obsolete or less valuable.

2.	Relatively low barriers to entry. Startup capital requirements for software companies can be very small and software distribution over the Internet is inexpensive and easily outsourced.

3.	Significant price competition. Direct distribution of competing products, particularly over the Internet, may cause prices and margins to decrease in traditional sales channels.

4.
Consolidations and mergers. Software companies and their individual products have a high rate of mergers, product line sales and other transfers and consolidations. As a consequence, there is a tendency to have a higher concentration of able competitors within the industry.

Other key factors that may influence competition about which we are currently unaware could arise in the future.

In addition to the foregoing, a slowdown affecting the general growth in demand for messaging and collaboration software and related products and services could harm our revenue and prospects for achieving profitability. The markets for our products and services depend on economic conditions that affect the broader software and technology related markets. Downturns in any of these markets may cause end users to delay adoption of our products and services. Customers may experience financial difficulties, cease or scale back operations or reverse prior decisions to adopt our products and services. As a result, we could experience longer product sales cycles and pressure from the market to reduce prices. A reduction in prices could cause us to realize lower revenues and margins.

Continuing changes in technology and industry standards could render our software products unmarketable or obsolete. The markets for our products change rapidly because of technological innovation, changes in customer requirements, declining prices and evolving industry standards. New products and technologies often render existing technology oriented products, services or infrastructure obsolete, too costly or otherwise unmarketable. Our success depends on our ability to introduce innovations in our products, integrate new technologies into our application on a timely basis. There is no guarantee that we will be successful in achieving these goals or that it will do so in a manner that is sufficiently timely to ensure that we are able to successfully compete for customers and market share. Additionally, if we fail to incorporate the features, performance criteria and security standards in our product and services that customers require, market acceptance of our products may not materialize or may be significantly delayed and our revenues may level off or decline as a consequence.

Technological advances also require us, on a continuing basis, to commit substantial resources to acquiring and applying new technologies for use in our products and services. Product development for Software as a Service (SaaS) products requires substantial lead time for development and testing. If we do not commit resources to developing and selling products incorporating new technologies at the rate demanded by our markets, our products and services may be rendered obsolete, revenues could suffer and we may not achieve profitability. Even if we develop new or enhanced products and services, we cannot guarantee that these products will gain acceptance in the marketplace. Failure of any of these products and services could adversely affect revenues and prevent us from achieving profitability.

We believe that the distinctive features of our products differentiate it from competing products, thereby enabling it to remain competitive. Our policy is to develop our own core software, while hardware and other software application are outsourced from third-party vendors. We believe this policy enables it to adopt new products and application features sets and to develop and integrate new solutions expediently into the marketplace.

The competitive factors described above may have a material adverse effect on our future operating results, including reduced profit margins and loss of market share. Accordingly, there can be no assurance that we will be successful in our ability to enhance current products and develop and introduce future product attributes that will achieve market acceptance. Our future is largely dependent on the development of new product feature sets for our messaging and collaboration software offering. Because we are a development-stage company, these products and services are still in varying stages of development and there can be no assurance that the development of the products and services will be successfully launched or completed on a timely basis.

We face competition from other messaging and collaboration service providers, including companies that are not yet known to our management. We compete with Internet companies, particularly in the areas of email, and we may also compete with companies that sell products and services online because these companies are attempting to attract users to their websites to search for information about products and services. Many of our competitors have more employees and cash reserves than we have. Many of our competitors also have longer operating histories and more established relationships with customers and can use their experience and resources in a variety of competitive ways against us, including by making acquisitions, investing more aggressively in research and development and competing more aggressively for advertisers and websites. Some of our competitors may have a greater ability to attract and retain users than we do due to their broader range of content, products and services. If our competitors are successful in providing a similar or better messaging and collaboration application compared to our application or are able to leverage their platforms to make their services easier to access, we could experience a significant decline in user traffic. Any such decline in traffic could materially and adversely affect revenues and prevent us from achieving profitability.

 We also compete with destination websites that seek to increase their search-related traffic. These destination websites may include those operated by Internet access providers, such as cable and DSL service providers. Because our users will need to access our services through Internet access providers, our users will have direct relationships with these providers. If an access provider or a computer/computing device manufacturer offers online services that compete with our services, the user may find it more convenient to use the services of the access provider or manufacturer than those of ours. Additionally, the access provider or manufacturer may make it difficult to access our services by not listing them in the access provider's or manufacturer's own menu of offerings. Also, because the access provider gathers information from the user in connection with the establishment of a billing relationship, the access provider may be more effective than us in tailoring services and advertisements to the specific tastes of the user.

Finally, there has been a trend toward industry consolidation among our competitors, and smaller competitors today may become larger competitors in the future. If our competitors are more successful than we are at generating traffic, any resulting decline in traffic could materially and adversely affect our revenues and profitability.

Governmental Regulation

We are subject to the same federal, state and local laws as other companies conducting business in the software field. Our products are subject to copyright laws. We may become the subject of infringement claims or legal proceedings by third parties with respect to our current or future products. In addition, we may initiate claims or litigation against third parties for infringement of our proprietary rights, or to establish the validity of our proprietary rights. Any such claims could be time-consuming, divert management from our daily operations, result in litigation, cause product delays or lead us to enter into royalty or licensing agreements rather than disputing the merits of such claims. Moreover, an adverse outcome in litigation or a similar adversarial proceedings could subject us to significant liabilities to third parties, require the expenditure of significant resources to develop non-infringing products, require disputed rights to be licensed from others or require us to cease the marketing or use of certain products, any of which could have a material adverse effect on our business and operating results.

Research and Development

Software development costs incurred in conjunction with product development are charged to expense until technological feasibility is established in accordance with Statement of Financial Accounting Standards No. 86, Accounting for the Cost of Computer Software to be Sold, Leased, or Otherwise Marketed , or SFAS 86. Thereafter, all software product development costs are capitalized and reported at the lower of unamortized cost or net realizable value. The establishment of technological feasibility and the ongoing assessment of the recoverability of costs require considerable judgment by us with respect to certain external factors, including, but not limited to, anticipated future gross product revenues and estimated economic life and changes in software and hardware technology. We do not have any capitalized software product development costs as of December 31, 2006. Research and product development expenditures were approximately $709,666 and $1,892,559 in the years ended December 31, 2005 and 2006, respectively.

Employees

At December 31, 2006, we had 60 employees and one contractor in the United States. We believe that our employee relations are good. None of our employees are represented by a collective bargaining unit. All employees sign standard employment agreements that specify they are all “at will” employees.

Facilities

In September 2005, we entered into an agreement to lease 15,154 square feet of office space in Huntington Beach, California to house our administrative, marketing, system development and technical support operations. We pay approximately $29,950 per month in rent under this lease, which expires in September 2010.

According to the terms of the agreement, we provided a $63,647 secured certificate of deposit to the landlord. The secured certificate of deposit will be returned to us at the beginning of month 37 of the lease term.

Legal Proceedings

We are not party to any pending or, to our knowledge, threatened legal proceedings.

MANAGEMENT

Executive Officers and Directors

The following table shows the positions held by our board of directors and executive officers, and their ages as of July 31, 2007:

Name	Age	Position
Richard Lusk	51	Chief Executive Officer, President and Director
Suyen Castellon	33	Secretary and Director
Reid Dabney	55	Senior Vice President and Chief Financial Officer
Hugh Dunkerley	33	Chief Operating Officer
Daniel O'Shea	25	Senior Vice President and Chief Technology Officer
Danilo Cacciamatta	61	Director
Jnan Dash	60	Director

The principal occupations for the past five years (and, in some instances, for prior years) of each of our directors and executive officers are as follows:

Richard Lusk became a member of our board in February 2006. He founded Foldera in December 2001 with a vision to create an on-demand Information Organizer that would replace traditional enterprise software technology like Outlook and Lotus Notes. Mr. Lusk is now regarded as the leader of what he has termed “Organization 2.0,” the growing belief that your work should be organized automatically while you work. Under Mr. Lusk's direction, we have grown from a ground-breaking idea into a publicly-traded company that is among the technology leaders in on-demand information management. Mr. Lusk is internationally recognized as one of the preeminent thinkers in information organization technology. Prior to founding Foldera, Mr. Lusk was a founding shareholder of Predictive Technologies and Oanda.com, the leading foreign exchange rate website which services 13,000 customers, including AOL, AMEX, Microsoft, FedEx and Travelocity. Before Oanda.com, he was a founding shareholder of Platform Technologies, a leading developer of online trading solutions. Mr. Lusk is a frequent speaker at industry conferences including ETech and the Collaborative Technology Conference.

Suyen Castellon became a member of our board in February 2006. She was a director and secretary of Taskport since its inception in 2001. Prior to Taskport, Ms. Castellon was an administrative assistant to the Chief Executive Officer at Custom Branded Networks, from January 1996 to April 2001. Suyen Castellon is married to Richard Lusk, our Chief Executive Officer, President and Director.

Reid Dabney became our Senior Vice President and Chief Executive Officer in February 2006. Mr. Dabney was Taskport's Chief Financial Officer since March 2005. Since July 2003, Mr. Dabney has been engaged by CFO911 as a business and financial consultant. During the same period, Mr. Dabney also served as Vice President of National Securities, a broker-dealer firm specializing in raising equity for private operating businesses that have agreed to become a public company through a reverse merger transaction with a publicly traded shell company. From June 2002 to January 2003, Mr. Dabney was the chief financial officer of House Ear Institute in Los Angeles, California, from March 2001 to June 2002, he was senior vice president of Gerard Klauer Mattison, a New York based broker-dealer firm and from January 2000 to March 2001, he was the senior vice president of Ladenburg Thalmann, a broker-dealer firm. Mr. Dabney received a B.A. degree from Claremont McKenna College and an M.B.A. in Finance from the University of Pennsylvania's Wharton School.

Hugh Dunkerley became our Chief Operating Officer effective as of June 27, 2007. Mr. Dunkerley had served as our Vice President of Corporate Finance since July 2006. Prior to joining us, Mr. Dunkerley served as Vice President of Small-Mid Cap Equities at Hunter Wise Financial Group, LLC from January 2006 to July 2006, specializing in investment banking advisory services to US and EU companies. Mr. Dunkerley served as Director of Corporate Development at ChromaDex Inc. from October 2002 to December 2005, and as Strategic Services Group Director, London at Rare Medium, Inc. from March 2000 to May 2002. Mr. Dunkerley received his undergraduate degree from the University of Westminster, London and earned a Masters in Business Administration from South Bank University, London.

Daniel O'Shea became our Senior Vice President and Chief Technology Officer in February 2006. He was Taskport's Chief Information Architect and the Senior Engineer of GUI Development since joining Taskport in December 2001. As a founding member, Mr. O'Shea was the first developer to join our development team, bringing his expertise in Human-Computer Interaction and Application Usability Engineering. From our inception, he has been an instrumental contributor in the design, architecture and implementation of the Foldera application. Mr. O'Shea has also played a key role in the development of corporate policy and procedure, making application development far more efficient. As an independent technology consultant, he worked with large clients such as Mercedes-Benz, as well as a variety of small and medium-sized businesses. Mr. O'Shea also provides practical experience in effective web application development, as well as essential skills in building and managing software development teams.

Danilo Cacciamatta became a director in December 2006. Mr. Cacciamatta has been the Chief Executive Officer of Cacciamatta Accountancy Corporation, a Public Company Accounting Oversight Board registered firm, for more than the past five years. Prior to forming that firm, Mr. Cacciamatta was employed by KPMG Peat Marwick from 1972 to 1988 in a variety of positions, including audit partner from 1980 to 1988. Mr. Cacciamatta has served as a Director of California First National Bancorp since June 2001 and is a member of the American Institute of Certified Public Accountants and the California Society of Certified Public Accountants. Mr. Cacciamatta received a B.A. degree from Pomona College and an M.B.A. degree from the University of California at Riverside.

Jnan Dash became a director in June 2007. Mr. Dash spent 10 years at Oracle Corporation, holding titles that included Chief Technology Officer and Group Vice President of Systems Architecture and Technology. He was also a 16-year veteran of IBM, where he was in charge of development of IBM's DB2 family of products, as well as their database architecture and technology. At Oracle, he architected the planning of Oracle's flagship server and mid-tier products, Oracle8i and 9i. Highly sought on a global level as a speaker on the future of software and database technology, Jnan is widely recognized, both in Silicon Valley and elsewhere, as a true visionary and an unparalleled authority on software and database technology. With a BS in Engineering and an MS in Systems Design from the University of Waterloo, Ontario, Jnan is a Chartered Member of TIE Silicon Valley and sits on the boards and advisory boards of a number of corporations.

There are no family relationships among our directors and executive officers, except that Richard Lusk and Suyen Castellon are husband and wife. No director or executive officer has been a director or executive officer of any business which has filed a bankruptcy petition or had a bankruptcy petition filed against it. No director or executive officer has been convicted of a criminal offense or is the subject of a pending criminal proceeding. No director or executive officer has been the subject of any order, judgment or decree of any court permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities. No director or officer has been found by a court to have violated a federal or state securities or commodities law.

Each director holds office until our next annual meeting of stockholders or until his death, resignation or removal, if earlier.

Committees of the Board

Audit Committee. We established an audit committee in December 2006, currently comprised of Danilo Cacciamatta (chairman) and Jnan Dash, as specified in Section 3(a)(58)(B) of the Securities Exchange Act. Each of Messrs. Cacciamatta and Dash is “independent” under the rules of the Nasdaq Stock Market and Rule 10A-3(b)(1) under the Securities Exchange Act, and Mr. Cacciamatta qualifies as an “audit committee financial expert” under the requirements of the SEC. The audit committee functions pursuant to a written charter adopted by the board or directors. The audit committee has such powers as may be assigned to it by the board of directors from time to time. The audit committee is charged with, among other things:

•	recommending to the board of directors the engagement or discharge of our independent public accountants, including pre-approving all audit and non-audit related services;

•
 the appointment, compensation, retention and oversight of the work of the independent auditor engaged by us for the purpose of preparing or issuing an audit report or performing other audit review or attest services for us;

•
establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;

•	approving the scope of the financial audit;

•	requiring the rotation of the lead audit partner;

•	consulting regarding the completeness of our financial statements;

•	reviewing changes in accounting principles;

•	reviewing the audit plan and results of the auditing engagement with our independent auditors and with our officers;

•	reviewing with our officers, the scope and nature and adequacy of our internal accounting and other internal controls over financial reporting and disclosure controls and procedures;

•	reviewing the adequacy of the audit committee charter at least annually;

•	meeting with our internal auditor on a regular basis;

•	performing an internal evaluation of the audit committee on an annual basis; and

•	reporting to the board of directors on the audit committee's activities, conclusions and recommendations.

Compensation Committee. We established a compensation committee in December 2006, currently comprised of Danilo Cacciamatta and Jnan Dash. The compensation committee functions pursuant to a written charter adopted by the board of directors. The compensation committee has such powers as may be assigned to it by the board of directors from time to time. It is charged with, among other things, assisting the board of directors in:

•	approving and evaluating the compensation of directors and executive officers;

•	establishing strategies and compensation policies and programs for employees to provide incentives for delivery of value to our shareholders;

•	establishing policies to hire and retain senior executives, with the objective of aligning the compensation of senior management with our business and the interests of our shareholders;

•	together with management, surveying the amount and types of executive compensation paid by comparable companies, and engaging consultants as necessary to assist them;

•	periodically reviewing corporate goals and objectives relevant to executive compensation and making recommendations to the board of directors for changes;

•
assisting management in evaluating each executive officer's performance in light of corporate goals and objectives, and recommending to the board of directors (for approval by the independent directors) the executive officers' compensation levels based on this evaluation;

•
overseeing our stock option plan or other stock-based plans with respect to our executive officers and employee board members, who are subject to the short-swing profit restrictions of Section 16 of the Securities Exchange Act of 1934, as amended;

•	reviewing the overall performance of our employee benefit plans and making recommendations to the board regarding incentive-compensation plans and equity-based plans;

•	together with the full board of directors, reviewing and making recommendations to the independent directors of the board regarding the form and amount of director compensation;

•	ensuring that our compensation policies meet or exceed all legal and regulatory requirements and any other requirements imposed on us by the board; and

•	producing an annual report on executive compensation for inclusion in our proxy statement.

In general, the compensation committee will formulate and recommend compensation policies for board approval, oversee and implement these board-approved policies, and keep the board apprised of its activities on a regular basis. In addition, the compensation committee, together with the full board, will develop criteria to assist the board's assessment of the Chief Executive Officer's leadership of our company.

Nominations and Corporate Governance Committee. We established a nominations and corporate governance committee in December 2006, currently comprised of Danilo Cacciamatta and Jnan Dash. The nominations and corporate governance committee functions pursuant to a written charter adopted by the board of directors. The nominations and corporate governance committee has such powers as may be assigned to it by the board of directors from time to time. It is charged with, among other things, assisting the board of directors in:

•	establishing criteria for the selection of new directors;

•	considering stockholder proposals of director nominations;

•	committee selection and composition;

•	considering the adequacy of our corporate governance;

•	overseeing and approving management continuity planning processes; and

•	reporting regularly to the board with respect to the committee's duties.

Director Independence

Each of Danilo Cacciamatta and Jnan Dash is an “independent” director, under the rules of the Nasdaq Stock Market and Rule 10A-3(b)(1) under the Securities Exchange Act of 1934. Commencing December 2006, Mr. Cacciamatta has served as the chairman of the board's audit committee and a member of the compensation committee and, commencing in June 2007, serving as a member of the nominations and corporate governance committee. Commencing June 2007, Mr. Dash has served as a member of the board's audit committee, compensation committee and nominations and corporate governance committee. The board of directors did not consider any transaction, relationship or arrangement not otherwise disclosed above in this Item 12 under the heading Related Transactions in determining the independence of Messrs. Cacciamatta or Dash.

Section 16(a) Beneficial Ownership Reporting Compliance

We do not have securities registered under Section 12 of the Exchange Act and, accordingly, our directors, executive officers and affiliates are not required to file reports under Section 16(a) of the Exchange Act.

Code of Ethics

Our board of directors has adopted a code of ethics, which applies to all our directors, officers and employees. Our code of ethics is intended to comply with the requirements of Item 406 of Regulation S-B.

Our code of ethics is posted on our Internet website at www.foldera.com. We will provide our code of ethics in print without charge to any stockholder who makes a written request to: Chief Financial Officer, Foldera, Inc., 17011 Beach Boulevard, Suite 1500, Huntington Beach, California 92647. Any waivers of the application, and any amendments to, our code of ethics must be made by our board of directors. Any waivers of, and any amendments to, our code of ethics will be disclosed promptly on our Internet website, www.foldera.com.

 Executive Compensation

The following table sets forth, for the most recent fiscal year, all cash compensation paid, distributed or accrued for services, including salary and bonus amounts, rendered to us by our Chief Executive Officer and two other executive officers in such year who received or are entitled to receive remuneration in excess of $100,000 during the stated period and any individuals for whom disclosure would have been made in this table but for the fact that the individual was not serving as an executive officer as at December 31, 2006:

Summary Compensation Table
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compen-sation ($)	Total ($)
Richard Lusk, CEO	2006	254,819	-	-	77,084	-	-	-	331,903
Daniel O'Shea, SVP	2006	151,745	-	-	108,460	-	-	-	260,205
Reid Dabney, CFO	2006	146,845	-	-	40,673	-	0	-	187,518
Jean-Pierre Poveda	2006	88,858	-	-	68,501	-	-	87,500	244,859

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Richard Lusk, CEO	844,441	755,559	-	0.55	2/12/2016	-	-	-	-
Daniel O'Shea, SVP	844,441	755,559	-	0.50	2/12/2016	-	-	-	-
Reid Dabney, CFO	316,669	283,331	-	0.50	2/12/2016	-	-	-	-
Jean-Pierre Poveda	533,333	-	-	0.50	N/A	-	-	-	-

Employment Agreements

There are no employment agreements for any of the named executive officers.

 2005 Stock Option Plan

Our 2005 Stock Option Plan was approved by a written consent of the holders of a majority of our outstanding common stock. In connection with our 2006 reverse merger transaction, Expert Systems adopted and assumed all of Taskport's obligations under our 2005 Stock Option Plan. As of December 31, 2006, there were outstanding stock options to purchase 7,741,668 shares of our common stock.

We adopted and our stockholders approved our 2005 Stock Option Plan prior to the 2006 reverse merger transaction to become effective on September 1, 2005. The 2005 Plan provides that our Board of Directors, or a Committee thereof, may grant incentive stock options (“ISOs”) and non-qualified stock options (“NQSOs”) to selected employees, directors and consultants of the Company, our parents or subsidiaries to purchase our common stock.

Share Reserve. The aggregate number of shares of common stock that may be issued pursuant to options granted under the 2005 Plan is 12,000,000 shares. As of the date hereof, 8,900,000 shares of common stock have been issued under the 2005 Plan, 7,741,668 shares of common stock are covered by outstanding awards and 4,258,332 are available for issuance and not covered by outstanding awards.

Administration. Our Board of Directors will administer the 2005 Plan. The Board of Directors may delegate authority to administer the 2005 Plan to a committee. Subject to the terms of the 2005 Plan, the plan administrator determines the persons to receive option grants, the grant dates, the numbers and the types of options to be granted and the terms and conditions of the options, including the period of their exercisability and vesting. Subject to the limitations set forth below, the plan administrator will also determine the exercise price of options granted and have the ability to modify and amend each option and the 2005 Plan. The plan administrator shall also construe and interpret the terms of the 2005 Plan.

Exercisability of Option Grants. All stock options are evidenced by a stock option agreement. The plan administrator determines the exercise price for a NQSO, provided that such options cannot have an exercise price below 85% of the fair market value of our common stock on the date such options are granted. An ISO granted under the 2005 Plan cannot have an exercise price below the fair market value of our common stock on the grant date of the option. However, when an optionee holds more than 10% of the voting power of all classes of our stock or any parent or subsidiary stock, the exercise price of NQSOs and ISOs cannot be less than 110% of the fair market value of our common stock on the date of grant.

Exercise Price of Options. Generally, NQSOs and ISOs granted under the 2005 Plan become exercisable at a rate no less than 20% per year over five years from the date of grant and the term of the option can be no more than ten years from the date of grant. However, option grants to officers, directors and consultants can become exercisable at a slower rate. Additionally, when an optionee holds more than 10% of the voting power of all classes of our stock or any parent or subsidiary stock, ISOs granted under the 2005 Plan to the optionee cannot be exercised later than the fifth anniversary date of the date of grant. ISOs granted under the 2005 Plan to any optionee which become exercisable for the first time in any one calendar year with an aggregate fair market value, as of the respective date or dates of grant, of more than $100,000, shall be treated as NQSOs.

Post-Termination Exercise Period. The plan administrator determines the term of NQSOs and ISOs granted under the 2005 Plan. If an optionee's service relationship with us, or any parent or subsidiary of ours, ceases due to disability or death, the optionee, or his or her beneficiary, may exercise any vested options for 12 months in the event of disability or death, after the date such service relationship ends, unless the terms of an optionee's option agreement provides for a shorter or longer period (though the exercise period may not be less than six months). If an optionee's relationship with us, or any affiliate of ours, ceases for any reason other than disability or death, the optionee may exercise any vested options for 3 months from cessation of service, unless the terms of the stock option agreement provide for earlier or later termination (though the exercise period may not be less than thirty days). Notwithstanding the foregoing, an option cannot be exercised at a date later than the expiration of the term of such option, as set forth in the option agreement.

Consideration. Acceptable consideration for the purchase of common stock issued upon the exercise of an option will be determined by the plan administrator and may include cash, check, a promissory note, other shares, consideration received by us under a cashless exercise program, a reduction in the amount of any Company liability to the optionee, any combination of the foregoing methods of payment, or such other consideration and method of payment for the issuance of shares to the extent permitted by law.

Not Transferable. Generally, an optionee may not transfer an option other than by will or the laws of descent and distribution unless the plan administrator provides otherwise. However, an optionee may designate a beneficiary who may exercise the option following the optionee's death.

Changes to Capital Structure. In the event we undergo certain changes in our capital structure, such as a stock split, the number of shares reserved under the plan and the number of shares and exercise price or strike price, if applicable, of all outstanding awards will be appropriately adjusted.

Changes in Control. In the event we merge with or into another corporation or a sale of all or substantially all of our assets, all outstanding options under the 2005 Plan either will be assumed or substituted for by any surviving or acquiring entity. If the surviving or acquiring entity elects not to assume or substitute for such options, the option will be accelerated so that it is fully vested and exercisable and such options will be terminated if not exercised prior to the effective date of such corporate transaction.

Other Terms and Conditions of Options. The plan administrator may at any time buy out any and all options previously granted for cash or shares, based on such terms and conditions as the plan administrator may establish.

Compensation of Directors

We reimburse our directors for travel and other out-of-pocket expenses incurred in attending Board meetings. We do not pay cash compensation to our employee directors. Our non-employee directors have historically received annual cash compensation of $30,000 per annum and have been eligible to receive stock options under our 2005 Stock Option Plan. J. Michael Arrington served on the Board for eight months under these terms and received $20,000 in cash payments during 2006. Mr. Arrington resigned from the Board in August 2007. Mr. Cacciamatta and Simon J. Aspinall (who resigned from the Board in August 2007) served on the Board for less than one month in 2006 and received no cash payments for such service. Beginning in January 2007, our non-employee directors have agreed to forgo receiving cash compensation until we are able to operate on a cash flow break even basis.

The table below summarizes the compensation that we paid to non-employee directors for the fiscal year ended December 31, 2006.

Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
J. Michael Arrington (1)	$20,000						$20,000
Simon J. Aspinall (1)	-						-
Danilo Cacciamatta	-						-

(1) Resigned from the Board of Directors in August 2007.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding the number of shares of our common stock beneficially owned on July 31, 2007, by:

• each person who is known by us to beneficially own 5% or more of the outstanding shares of our common stock,

• each of our directors and executive officers named in the Summary Compensation Table appearing above, and

• all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.  Shares of our common stock which may be acquired upon exercise of stock options or warrants which are currently exercisable or which become exercisable within 60 days after the date indicated in the table are deemed beneficially owned by the optionees.  Subject to any applicable community property laws, the persons or entities named in the table above have sole voting and investment power with respect to all shares indicated as beneficially owned by them.

The address of each of the persons listed below is c/o Foldera, Inc., 17011 Beach Blvd., Suite 1500, Huntington Beach, California 92647.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned (1)
Richard Lusk	30,109,884	24.5%
Suyen Castellon	30,109,884	24.5%
Reid Dabney	—	*
Hugh Dunkerley	—	*
Daniel O'Shea	2,208,772	1.8%
Danilo Cacciamatta	—	*
Jnan Dash	1,000,000	*
All directors and executive officers as a group (7 persons)	33,318,656	27.1%

* Less than 1% of outstanding shares.
(1)
Based upon 122,957,326 shares of common stock outstanding on July 31, 2007, as calculated in accordance with Rule 13d-3 under the Securities Exchange Act of 1934 and zero officer and director stock options vested and in the money as of July 31, 2007. Unless otherwise indicated, includes shares owned by a spouse, minor children, by relatives sharing the same home, and entities owned or controlled by the named person. Also includes shares if the named person has the right to acquire such shares within 60 days of July 31, 2007 by the exercise of any right or option. Unless otherwise noted, shares are owned of record and beneficially by the named person.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Taskport issued a total of 3,250,000 shares of common stock to Richard Lusk as compensation in lieu of cash for his services through December 31, 2005.

In March 2004, Taskport entered into a consulting agreement with Jnan Dash, TI's Chief Technology Evangelist, pursuant to which TI agreed to pay him a fee of $10,000 per month commencing upon receipt by TI of at least $3,000,000 of financing, and as part of the agreement issued to Mr. Dash 200,000 shares of common stock upon commencement of service in 2004, and 200,000 shares upon the beta launch of our product in November 2004, 300,000 shares upon TI's receipt of at least $3,000,000 of financing in October 2005 and agreed to issue up to an additional 500,000 shares in increments upon achievement by TI of certain milestones pertaining to the successful production launch of the TI service and the receipt of subscriptions from 1,000,000 users of the TI service. The agreement may be terminated at any time by either party. During the year ended December 31, 2006, we paid $120,000 to Jnan Dash pursuant to the above agreement and on June 19, 2006, we issued 300,000 shares of common stock upon the production launch of our product, as referred to in note 5. These shares were recorded at the fair market value of $882,000, which is based on the price of shares on the date, June 15, 2006, the milestone was achieved. The $120,000 cash paid during the year and the $882,000 fair value of the shares were charged to operations.

We ceased paying Mr. Dash the monthly fee as of February 2007 but will issue 200,000 shares if and when we reach the final milestone as per the agreement.

In March 2005, Taskport entered into an engagement agreement with CFO911 pursuant to which CFO911 agreed to provide services to Taskport including assistance in completing Taskport's business plan and performing due diligence on Taskport's financial projections for reasonableness and accuracy from a financial investor's perspective. We agreed to pay CFO911 a total of $10,000 for these services. We also engaged CFO911 to perform other services, including assistance in connection with our proposed reverse merger with a company whose shares trade on the OTC Bulletin Board, for which CFO911 was compensated in cash and received 300,000 shares of Taskport's common stock. These shares were recorded at fair value of $150,000, which is based on the price of shares issued close to the date of services rendered. Reid Dabney, Foldera's Chief Financial Officer, is associated with CFO911.

Reid Dabney is the brother of Neil Dabney, who was then associated with Brookstreet Securities Corporation, the placement agent of our August 2005, February 2006 and August 2006 and October 2006 private placements. Reid Dabney received no fees or other compensation whatsoever in connection with that private placement.

We entered into an indemnification agreement with each of our directors and officers. The indemnification agreements and our certificate of incorporation and bylaws require us to indemnify our directors and officers to the fullest extent permitted by Nevada law.

We believe that all of the above transactions and arrangements were advantageous to us and were on terms no less favorable to us than could have been obtained from unaffiliated third parties. There can be no assurance, however, that future transactions or arrangements between us and our affiliates will be advantageous, that conflicts of interest will not arise with respect to these transactions or arrangements, or that if conflicts do arise, they will be resolved in a manner favorable to us. Any future transactions will be approved by a majority of the independent and disinterested members of our board of directors, outside the presence of any interested director and, to the extent deemed necessary or appropriate by the board of directors, we will obtain fairness opinions or stockholder approval in connection with any such transaction.

SELLING STOCKHOLDERS

August 2006 Private Placement

On August 16, 2006, we completed the initial closing of a private placement to accredited investors of approximately 1,235,144 shares of our common stock, at a purchase price of $2.25 per share, for gross proceeds of $2,779,074.25. As part of the private placement, the investors were issued three-year warrants to purchase up to an aggregate of 617,572 shares of our common stock, at an initial exercise price of $2.25. As an inducement to the investors to complete the initial closing of the private placement, on or about August 14, 2006, we entered into an oral agreement with Brookstreet Securities Corporation (“Brookstreet”), the exclusive placement agent for the private placement, to provide to the investors price-protection for any equity issuances within three months of the final closing of the private placement. Pursuant to this price-protection commitment, we agreed that if we issued any additional equity securities for less than $2.25 per share (an “Additional Issuance”) within three months of the final closing of the private placement, the investors would receive additional shares of our common stock and additional warrants to purchase shares of our common stock, and the exercise price of the investors' outstanding warrants to purchase shares of our common stock would be reduced, as if such investors had originally participated in such Additional Issuance.

 Subsequent closings of this private placement (“the August 2006 private placement”) occurred on August 25, 2006 and August 29, 2006. In the August 2006 private placement, we issued an aggregate of 1,957,917 shares of our common stock at a purchase price of $2.25 per share, for gross proceeds of $4,405,315.25, and three-year warrants to purchase up to a maximum of 978,959 shares of our common stock at an exercise price of $2.25 per share. The net proceeds from the August 2006 private placement, following the payment of offering-related expenses, will be used by us for our capital expenditure requirements and for working capital and other general corporate purposes. At the closing of the August 2006 private placement, we paid Brookstreet cash compensation of 13% of the gross proceeds of the August 2006 private placement or $572,690 and a three-year warrant to purchase 293,687 shares of our common stock at an initial exercise price of $2.25 per share. The proceeds from the issuance of the 1,957,917 shares were recorded net of the fair value of the warrants and the placement agent's commission and expenses. The fair value of the warrants was calculated using the Black-Scholes option pricing model using the following assumptions: risk free rate of return of 4.75%, volatility of 42.68% dividend yield of 0% and expected life of three years.

As discussed in more detail below, on October 19, 2006, we completed a private placement to two institutional accredited investors of 4,166,667 shares of our common stock at a purchase price of $1.08 per share, for gross proceeds of $4,500,000.

The October 2006 private placement constituted an Additional Issuance for purposes of our price-protection commitment to the investors who participated in the August 2006 private placement. Accordingly, we issued to those investors an aggregate of 2,121,079 additional shares of our common stock on November 8, 2006 and warrants to purchase an additional 1,060,536 shares of our common stock at an exercise price of $1.75 on November 9, 2006. We issued 2,121,079 additional shares of our common stock because such investors would have received an aggregate of 4,078,996 shares if the purchase price in the August 2006 private placement was reduced from $2.25 per share to $1.08 per share, and we issued warrants to purchase an additional 1,060,536 shares of our common stock to provide such investors with fifty percent (50%) warrant coverage based on the as-adjusted total number of shares issued in the August 2006 private placement. In addition, we reset the exercise price of the outstanding warrants held by those investors from $2.25 per share to $1.75 per share.

As a result of the issuance of additional shares of our common stock to the investors who participated in the August 2006 private placement at an effective purchase price of $1.08 per share, we issued to Brookstreet on November 15, 2006 warrants to purchase an additional 318,162 shares of our common stock at an exercise price of $1.08 per share, and reset the exercise price of the outstanding warrants held by Brookstreet from $2.25 per share to $1.08 per share, as required by the terms of our placement agency agreement with Brookstreet. Pursuant to this placement agency agreement, Brookstreet was entitled to receive warrants to purchase an aggregate of fifteen percent (15%) of the total number of shares issued in the August 2006 private placement at a per share exercise price equal to the price per share paid for our shares of common stock in the August 2006 private placement.

We agreed, pursuant to the terms of the subscription agreements with the investors who participated in the August 2006 private placement, to (i) file a shelf registration statement with respect to the resale of shares of our common stock sold to the investors and shares of our common stock issuable upon exercise of the warrants with the SEC within 45 days after the final closing date; (ii) use our best efforts to have the shelf registration statement declared effective by the SEC as soon as possible after the initial filing, and in any event no later than 120 days after the final closing date; (iii) use our best efforts to respond to any SEC comments or questions regarding the shelf registration statement on or prior to the date which is 20 business days from the date such comments or questions are received, but in any event not later than 30 business days from the date such comments or questions are received; and (iv) keep the shelf registration statement effective for 12 months following the effective date of the shelf registration statement. The subscription agreements require that we issue to the investors additional shares of our common stock in an amount equal to 1.0% of the number of shares sold to such investors upon (a) our initial failure to satisfy any of the above covenants, and (b) the expiration of each week following our initial failure to satisfy any of the above covenants until such covenants are satisfied; provided, however, that in no event shall we be required to issue additional shares on account of a failure to satisfy any of the above covenants in an amount greater than 10.0% of the number of shares sold to such investors. On or about October 3, 2006, we entered into agreements with each of the investors pursuant to which the investors waived the requirement that the registration statement be filed within 45 days after the final closing date. Pursuant to these waiver agreements, we agreed to file a registration statement (a) on or prior to November 15, 2006 if we failed to close an additional private placement on or prior to October 31, 2006, and (b) within 60 days after the closing of an additional private placement provided that such additional private placement closed on or prior to October 31, 2006. We subsequently closed an additional private placement on October 19, 2006, and we filed the registration statement within 60 days after the closing of that additional private placement. As of April 30, 2007, we were required to issue to the investors who participated in the August 2006 private placement additional shares in an aggregate amount equal to 10.0% of the number of shares sold to such investors, or 407,905 shares, as a result of delays in causing the registration statement to be declared effective by the SEC. Accordingly, on May 11, 2007 we issued to such investors 407,905 additional shares in accordance with the terms of the subscription agreements.

The proceeds from the issuance of the 4,078,996 shares in the August 2006 private placement were recorded net of the fair value of the warrants and the placement agent's commission and expenses.

October 2006 Private Placement

On October 19, 2006, we completed a private placement to two institutional accredited investors of 4,166,667 shares of our common stock, at a purchase price of $1.08 per share, for gross proceeds of $4,500,000. The investors were Vision Opportunity Master Fund Ltd., which purchased 3,703,704 shares of our common stock, and Crescent International Ltd., which purchased 462,963 shares of our common stock. As part of the private placement, the investors were issued five-year series A warrants to purchase up to an aggregate of 2,083,334 shares of our common stock, at an initial exercise price of $1.75. As lead investor, Vision Opportunity Master Fund Ltd. was also issued two additional warrants: (1) a six-month series B warrant to purchase up to 3,703,704 shares of our common stock, at an initial exercise price of $1.25, and (2) a five-year series C warrant to purchase up to 1,851,852 shares of our common stock, at an initial exercise price of $2.00.

For each of the five-year warrants, the holder will be able to exercise the warrant on a so-called cashless basis at any time following the one-year anniversary of the closing of the private placement that a registration statement covering the shares of our common stock underlying such warrants is not effective. For the six-month warrant, the holder will be able to exercise the warrant on a cashless basis at any time within the 30-day period prior to the expiration of such warrant that a registration statement covering the shares of our common stock underlying such warrants is not effective.

We agreed, pursuant to the terms of a registration rights agreement with the investors who participated in the October 2006 private placement, to (i) file a shelf registration statement with respect to the resale of 110% of the shares of our common stock sold to the investors and shares of our common stock issuable upon exercise of the warrants with the SEC within 45 days after the closing date; (ii) respond to any SEC comments or questions regarding the shelf registration statement on or prior to the date which is 20 calendar days from the date such comments or questions are received; (iii) use our commercially reasonable efforts to have the shelf registration statement declared effective by the SEC as soon as possible after the initial filing, and in any event no later than 90 days after the closing date (or 150 days in the event of a full review of the shelf registration statement by the SEC); and (iv) keep the shelf registration statement effective until all registrable securities may be sold under Rule 144(k) under the Securities Act of 1933. The registration rights agreement requires that we pay liquidated damages to the investors in an amount equal to 2.0% of the investors' purchase price upon (a) our initial failure to satisfy any of the above covenants, and (b) the expiration of each month following our initial failure to satisfy any of the above covenants until such covenants are satisfied; provided, however, that in no event shall the liquidated damages payable to such investors on account of a failure to satisfy any of the above covenants exceed 10.0% of the investors' purchase price. The registration rights agreement provides that such liquidated damages may be payable either in cash or in additional shares of our common stock, valued for such purpose at 120% of the volume weighted average price of our common stock for the 10 trading days prior to payment. As of June 21, 2007, we were required to pay liquidated damages to the investors who participated in the October 2006 private placement in an amount equal to 10.0% of the investors' purchase price, or $450,000 if paid in cash or 882,858 shares if paid in additional shares of our common stock, as a result of delays in responding to SEC comments regarding the registration statement and delays in causing the registration statement to be declared effective by the SEC. On July 27, 2007, we issued 882,858 shares of our common stock to such investors in satisfaction of this obligation.

The net proceeds from the October 2006 private placement, following the payment of offering-related expenses, will be used by us for our capital expenditure requirements and for working capital and other general corporate purposes. At the closing of the private placement, we paid HPC Capital Management Corp., the exclusive placement agent for the private placement, cash compensation of 8% of the gross proceeds of the private placement and a five-year warrant to purchase up to 416,667 shares of our common stock, at an initial exercise price of $1.08. At the closing of the private placement, we also paid Brookstreet Securities Corporation cash compensation of 5% of the gross proceeds of the private placement and a five-year warrant to purchase up to 208,334 shares of our common stock, at an initial exercise price of $1.08, as required by the terms of our placement agency agreement, as amended, with Brookstreet Securities Corporation.

The proceeds from the issuance of the 4,166,667 shares in the October 2006 private placement were recorded net of the fair market value of the warrants and the placement agent's commission and expenses.

In connection with a common stock purchase agreement that we entered into with Vision Opportunity Master Fund, Ltd. effective as of May 10, 2007, Vision agreed to cancel the three outstanding warrants to purchase an aggregate of 7,407,410 shares of our common stock that it acquired in the October 2006 private placement.  In connection with that cancellation, we agreed to issue to Vision a new warrant, with an exercise price of $0.60 per share, to purchase 5,401,235 shares of our common stock.  Also in connection with this common stock purchase agreement, and pursuant to the anti-dilution provisions in the warrants issued in the October 2006 private placement, we reduced the exercise price of the warrant issued to Crescent International Ltd. to $0.60 per share from $1.75 per share and increased the number of shares underlying such warrant from 231,481 to 675,152, and we reduced the exercise price of the warrant issued to HPC Capital Management Corporation to $0.60 per share from $1.08 per share and increased the number of shares underlying such warrant from 416,667 to 750,000.

On July 27, 2007, we amended our May 10, 2007 common stock purchase agreement with Vision, resulting in an additional purchase by Vision of 6,666,666 shares of our common stock at $0.15 per share. Pursuant to the anti-dilution provisions in the warrants issued in the October 2006 private placement, we reduced the exercise price of the warrant issued to Crescent International Ltd. to $0.15 per share from $0.60 per share and increased the number of shares underlying such warrant from 675,152 to 2,700,608, and we reduced the exercise price of the warrant issued to HPC Capital Management Corporation to $0.15 from $0.60 per share and increased the number of shares underlying such warrant from 750,000 to 3,000,000.

Selling Stockholder Table

The following table sets forth:

•	the name of the selling stockholders,

•	the number of shares of common stock beneficially owned by the selling stockholders as of July 31, 2007,

•	the maximum number of shares of common stock that may be offered for the account of the selling stockholders under this prospectus, and

•
the amount and percentage of common stock that would be owned by the selling stockholders after completion of the offering, assuming a sale of all of the common stock that may be offered by this prospectus.

Except as noted below and elsewhere in this prospectus, the selling stockholders have not, within the past three years, had any position, office or other material relationship with us.

Except as noted in the footnotes to the table below, none of the selling stockholders is a broker-dealer registered with the National Association of Securities Dealers, Inc. or is an affiliate of such a broker-dealer. The registered broker-dealers identified below will be deemed underwriters in connection with this offering.

Beneficial ownership is determined under the rules of the U.S. Securities and Exchange Commission. The number of shares beneficially owned by a person includes shares of common stock underlying warrants, stock options and other derivative securities to acquire our common stock held by that person that are currently exercisable or convertible within 60 days after June 18, 2007. The shares issuable under these securities are treated as outstanding for computing the percentage ownership of the person holding these securities, but are not treated as outstanding for the purposes of computing the percentage ownership of any other person. None of the selling stockholders is an affiliate of our company.

	Beneficial Ownership Prior	Shares Registered in	Beneficial Ownership After this Offering (3)
Name	to this Offering (1)	this Offering (2)	Number of Shares	Percent (4)
August 2006 Private Placement Investors
Robert Gleeson	22,223	22,223	0	*
Warren Stringer	185,166	185,166	0	*
Vivian Chan Chun	16,669	16,669	0	*
Alan S. Hodes	14,817	14,817	0	*
CM Frankehoff and Victoria A. Frankehoff, Tenants in Common	66,669	66,669	0	*
Wendell Y.M. Lew Revocable Living Trust Wendell Lew TTEE (5)	592,594	592,594	0	*
Tracy G. Gentry	33,332	33,332	0	*
Tom Steidinger	37,037	37,037	0	*
Ed Weller	16,669	16,669	0	*
William P. Fitzgerald	16,669	16,669	0	*
Michial D. Howell and Katherine Fitzgerald, Joint Tenants (26)	21,673	21,673	0	*
YKA Partners Ltd., Kenneth C. Aldrich, Invest. Mgr. and Yvonne Craig Aldrich (6)	66,669	66,669	0	*
Ken Ryan	16,669	16,669	0	*
Margaret M. Kohi	300,000	300,000	0	*
Gedalia Asulin and Rene Asulin, Joint Tenants	37,037	37,037	0	*
Alan Fisher	11,853	11,853	0	*
Robert Chaput	133,332	133,332	0	*
Philip Feick and Helen Feick, Joint Tenants	16,669	16,669	0	*
Richard W. Pogue	133,332	133,332	0	*
Elexis Solomon	16,669	16,669	0	*
Allen L. Zecha	37,037	37,037	0	*
Abraham Slomovics and Rachel Slomovics, Joint Tenants	33,332	33,332	0	*
Sharon Snider	18,520	18,520	0	*
Weist Family Trust dated 8/11/82 Robert D. Weist TTEE Sally C. Weist TTEE (7)	166,669	166,669	0	*
C. Kenneth Johnson	18,669	18,669	0	*
Jeffrey J. Hansen	33,332	33,332	0	*
Clark Estate Trust dated 1996 Paul Clark, Jr. TTEE (8)	14,815	14,815	0	*
Tim Porter and Samantha Porter, Tenants in the Entirety	40,000	40,000	0	*
Michael Gartenberg and Susan Gartenberg, Joint Tenants	33,332	33,332	0	*
Carlyle F. Barnes	37,000	37,000	0	*
Terrence Stringer and Constance Stringer, Joint Tenants	37,037	37,037	0	*

	Beneficial Ownership Prior	Shares Registered	Beneficial Ownership After this Offering (3)
Name	to this Offering (1)	in this Offering (2)	Number of Shares	Percent (4)
William E. Bishop	16,669	16,669	0	*
Beth Blecha	26,669	26,669	0	*
PPG Management Consultants, LLC 401(k) Plan and Trust #002 dated 1/1/87 Jack Oster TTEE (9)	33,332	33,332	0	*
Robert D. Bjork M.D., S.C. MPP & Trust #001 dated 8/21/03 Robert D. Bjork, TTEE (10)	26,669	26,669	0	*
Frederick & Co., Inc., Lon Frederick, President (11)	70,003	70,003	0	*
Vienna Sui Sheung Hou	74,074	74,074	0	*
Max A. Williams and Stephanie Slavin, Joint Tenants	33,332	33,332	0	*
James Enterline and Esther Enterline, Joint Tenants	133,332	133,332	0	*
Richard Bibler	166,668	166,668	0	*
Menachem Genack and Sarah Genack, Joint Tenants	66,669	66,669	0	*
Ronald S. Kahan	16,669	16,669	0	*
Alfred Feldman	66,669	66,669	0	*
Clark K. Hallam	16,669	16,669	0	*
Kurt L. Konigseder	33,332	33,332	0	*
Donald E. Fox	33,332	33,332	0	*
Thomas D. Regnier	100,000	100,000	0	*

	Beneficial Ownership Prior	Shares Registered	Beneficial Ownership After this Offering (3)
Name	to this Offering (1)	in this Offering (2)	Number of Shares	Percent (4)
Hersh J. Goldberg and Esther B. Goldberg, Joint Tenants	66,669	66,669	0	*
Dennis Troha	33,332	33,332	0	*
Clyde McNeal	33,332	33,332	0	*
George Anderl	33,332	33,332	0	*
Daniel Granick	74,074	74,074	0	*
Mark Niu	33,332	33,332	0	*
Joseph F. Pickering & Helen D. Pickering Trust (12)	36,669	36,669	0	*
Edward Nolte	66,669	66,669	0	*
Luis Garcia and Iris Garcia, Joint Tenants	74,074	74,074	0	*
Robert A. Lee	33,332	33,332	0	*
Andrea L. Taxman	8,333	8,333	0	*
Royal Taxman	15,000	15,000	0	*
Jon Wesner	33,332	33,332	0	*
Michael K. Blackaby	18,520	18,520	0	*
Frank Konigseder	33,332	33,332	0	*
Deborah Dentry Baggett	33,332	33,332	0	*
Michael Plunkett and Linda Plunkett	18,520	18,520	0	*
Hershel Feldman	66,669	66,669	0	*
Guardian Distributors (13)	33,332	33,332	0	*
George M. Koga Revocable Living Trust (14)	63,705	63,705	0	*
Stuart Miller Trust FBO Stuart Miller (15)	37,037	37,037	0	*
Jonathan J. Sheinkop (24)	51,390	51,390	0	*
William Tyler Peterson (24)	21,296	21,296	0	*
Louis Kreisberg	66,669	66,669	0	*
Tamar Lehman	66,669	66,669	0	*
Grant Heller	33,332	33,332	0	*
Griep Trust (16)	66,669	66,669	0	*
Numa Capital, LLC (17)	370,369	370,369	0	*
Aaron Heimowitz (24)	55,003	55,003	0	*
Peter Mabery and Carole Mabery, Joint Tenants	33,332	33,332	0	*
Paul Levy	74,074	74,074	0	*
Anthony Naso	33,332	33,332	0	*
Homer Noble and Stephanie Noble, Joint Tenants	33,332	33,332	0	*
Feuer Family Partnership (18)	66,669	66,669	0	*
James Concannon	66,669	66,669	0	*
Burton Bartlett (24)	54,969	54,969	0	*
Daniel Rush	60,000	60,000	0	*
Michael Sheinkop	37,037	37,037	0	*
Jovian Partners, LP (19)	83,332	83,332	0	*
South Coast Radiological Medical Group, Inc. 401(K) Profit Sharing Plan (20)	126,669	126,669	0	*
David Ofman	33,332	33,332	0	*
Michael Waidelich and Brenda Waidelich, Joint Tenants	16,669	16,669	0	*

	Beneficial Ownership Prior	Shares Registered	Beneficial Ownership After this Offering (3)
Name	to this Offering (1)	in this Offering (2)	Number of Shares	Percent (4)
Ivan Norman (24)	91,673	91,673	0	*
Reuben Wong and Vera Wong, Joint Tenants	66,669	66,669	0	*
Walt Yeomans	33,332	33,332	0	*
James Spring	16,669	16,669	0	*
Harry Glass and June Glass, Joint Tenants	33,332	33,332	0	*
Martin Testa and Debra Testa, Joint Tenants	33,332	33,332	0	*
Sandra Devine	16,669	16,669	0	*
Lawrence Cochran and Myra Cochran, Joint Tenants	16,669	16,669	0	*
Robert Boyer	36,669	36,669	0	*
John Elderkin	37,037	37,037	0	*
The Rex and Judith Bein Revocable Trust (21)	16,669	16,669	0	*
Peter Bexelius and Michelle Bexelius, Joint Tenants	16,669	16,669	0	*
Michael Testa	16,669	16,669	0	*
William Cannon	74,074	74,074	0	*
Eric Testa	8,333	8,333	0	*
John Crawford and Susan Crawford, Joint Tenants	33,332	33,332	0	*
Devorah Kleinberg and Sidney Kleinberg, Joint Tenants	66,669	66,669	0	*
Dennis Kelly	33,332	33,332	0	*
Michele Testa	8,333	8,333	0	*
Suryakant M. Patel and Sarla Patel, Joint Tenants	133,332	133,332	0	*
Pamela Godinez	50,000	50,000	0	*
Leonard Erskine and Cheryl McDonald, Joint Tenants	33,332	33,332	0	*
Barbara Treitel	33,332	33,332	0	*
Childre Revocable Trust (22)	207,406	207,406	0	*
Barry Barnholtz	74,074	74,074	0	*
Brookstreet Securities Corporation (23)	205,308	205,308	0	*
Neil Dabney (24)	102,654	102,654	0	*
Susan Marie Haynes (24)	102,655	102,655
James P. Somers (24)	82,367	82,367	0	*
Timothy Adkins (24)	31,118	31,118	0	*
David Braeger (24)	21,483	21,483	0	*
Thomas J. Brough (24)	12,501	12,501	0	*
Kevin Browne (24)	3,334	3,334	0	*
Mark Erskine (24)	30,842	30,842	0	*
Randy Millen (24)	6,667	6,667	0	*
David Nesson (24)	13,505	13,505	0	*
Wayne Palmer (24)	1,334	1,334	0	*
Juan Rosario (24)	834	834	0	*
David Singer (24)	9,669	9,669	0	*
Darrell Smith (24)	13,336	13,336	0	*
Ronald Smith (24)	46,661	46,661	0	*

			Beneficial Ownership After this Offering (3)
Name	Beneficial Ownership Prior to this Offering (1)	Shares Registered in this Offering (2)	Number of Shares	Percent (4)
Denis Wong (24)	20,779	20,779	0	*
Warren Woon (24)	17,593	17,593	0	*
October 2006 Private Placement Investors
Vision Opportunity Master Fund Ltd. (25)	42,223,036	9,889,702	32,333,334	34.3%
Crescent International Ltd. (26)	3,261,666	1,236,210	2,025,456	1.6%
HPC Capital Management Corp. (27)	3,000,000	750,000	2,250,000	1.8%
Investors with registration rights pursuant to pre-existing agreements
IBIS Consulting Group (28)	160,000	160,000	0	*
George Mottel	7,500	7,500	0	*
Don Carnegie	170,000	170,000	0	*
Ardelle St. George	170,000	170,000	0	*
Total Selling Stockholders		19,729,978

* Less than 1% of outstanding shares.

(1)	Beneficial ownership as of June 18, 2007, for all selling stockholders based upon information provided by the selling stockholders known to us.

(2)	The number of shares in this column includes 9,686,048 shares of our common stock issuable upon the exercise of outstanding warrants to purchase our common stock.

(3)
Assumes the sale of all shares of common stock registered pursuant to this prospectus, although the selling stockholders are under no obligation known to us to sell any shares of common stock at this time.

(4)
Based on 122,957,326 shares of common stock outstanding on July 31, 2007. The shares issuable under stock options, warrants and other derivative securities to acquire our common stock that are currently exercisable or convertible within 60 days after July 31, 2007, are treated as if outstanding for computing the percentage ownership of the person holding these securities, but are not treated as outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated, also includes shares owned by a spouse, minor children, by relatives sharing the same home, and entities owned or controlled by the named person.

(5)
Wendell Y.M. Lew is the trustee of Wendell Y.M. Lew Revocable Living Trust, which is the registered holder of the shares of common stock. Mr. Lew, as trustee of Wendell Y.M. Lew Revocable Living Trust has voting and disposition power over the shares owned by Wendell Y.M. Lew Revocable Living Trust offered under this prospectus.

(6)
Kenneth C. Aldrich and Yvonne Craig-Aldrich are the portfolio managers of YKA Partners, Inc., which is the registered holder of the shares of common stock. Mr. Aldrich and Ms. Craig-Aldrich, as portfolio managers of YKA Partners, Inc., have voting and disposition power over the shares owned by YKA Partners, Inc. offered under this prospectus.

(7)
Robert D. Weist and Sally C. Weist are the joint trustees of the Weist Family Trust, which is the registered holder of the shares of common stock. Mr. Weist and Ms. Weist, as trustees of the Weist Family Trust, have voting and disposition power over the shares owned by Weist Family Trust offered under this prospectus.

(8)
Paul M. Clark is the trustee of the Clark Estate Trust, which is the registered holder of the shares of common stock. Mr. Clark, as trustee of Clark Estate Trust, has sole voting and disposition power over the shares owned by Clark Estate Trust offered under this prospectus.

(9)
Jack Oster is the trustee of PPG Management Consultants, LLC 401(k) Plan and Trust, which is the registered holder of the shares of common stock. Mr. Oster, as trustee of PPG Management Consultants, LLC 401(k) Plan and Trust, has sole voting and disposition power over the shares owned by PPG Management Consultants, LLC 401(k) Plan and Trust offered under this prospectus.

(10)
Robert D. Bjork is the trustee of Robert D. Bjork M.D., S.C. MPP & Trust, which is the registered holder of the shares of common stock. Mr. Bjork, as trustee of Robert D. Bjork M.D., S.C. MPP & Trust, has sole voting and disposition power over the shares owned by Robert D. Bjork M.D., S.C. MPP & Trust offered under this prospectus.

(11)
Lon P. Frederick is the president of Frederick & Company, Inc., which is the registered holder of the shares of common stock. Mr. Frederick, as the president of Frederick & Company, Inc., has sole voting and disposition power over the shares owned by Frederick & Company, Inc. offered under this prospectus. Mr. Frederick is a member of the National Association of Securities Dealers, Inc. and therefore will be deemed an underwriter in connection with this offering. Mr. Frederick is also an associated person with Brookstreet Securities Corporation. Mr. Frederick purchased the shares to be resold in the ordinary course of business and at the time of purchase, Brookstreet Securities had no agreements or understandings directly or indirectly, with any person to distribute the shares.

(12)
Joseph F. Pickering and Helen D. Pickering are the trustees of Joseph F. Pickering & Helen D. Pickering Trust, which is the registered holder of the shares of common stock. Mr. Pickering and Ms. Pickering, as trustees of Joseph F. Pickering & Helen D. Pickering Trust, have voting and disposition power of the shares owned by Joseph F. Pickering & Helen D. Pickering Trust offered under this prospectus.

(13)
Ira Schlesinger is the owner of Guardian Distributors, which is the registered holder of the shares of common stock. Mr. Schlesinger, as the owner of Guardian Distributors, has sole voting and disposition power over the shares owned by Guardian Distributors offered under this prospectus.

(14)
George M. Koga is the trustee of George M. Koga Revocable Living Trust, which is the registered holder of the shares of common stock. Mr. Koga, as trustee of George M. Koga Revocable Living Trust, has sole voting and disposition power over the shares owned by George M. Koga Revocable Living Trust offered under this prospectus.

(15)
Stuart Miller is the trustee of Stuart Miller Trust FBO Stuart Miller, which is the registered holder of the shares of common stock. Mr. Miller, as trustee of Stuart Miller Trust FBO Stuart Miller, has sole voting and disposition power over the shares owned by Stuart Miller Trust FBO Stuart Miller offered under this prospectus.

(16)
Robert Griep is the trustee of Griep Trust, which is the registered holder of the shares of common stock. Mr. Griep, as trustee of Griep Trust, has sole voting and disposition power over the shares owned by Griep Trust offered under this prospectus.

(17)
Anthony Jacobson is the managing member of Numa Capital, LLC, which is the registered holder of the shares of common stock. Mr. Jacobson, as managing member of Numa Capital, LLC, has sole voting and disposition power of the shares owned by Numa Capital, LLC offered under this prospectus.

(18)
Daniel J. Feuer is the general partner of The Feuer Family Limited Partnership, which is the registered holder of the shares of common stock. Mr. Feuer, as general partner of The Feuer Family Limited Partnership, has sole voting and disposition power of the shares owned by The Feuer Family Limited Partnership offered under this prospectus.

(19)
Bruggeman Capital Management, Inc. is the general partner of Jovian Partners, LP, which is the registered holder of the shares of common stock. Lewis L. Bruggeman, as portfolio manager of Bruggeman Capital Management, Inc., has sole voting and disposition power of the shares owned by Jovian Partners, LP offered under this prospectus.

(20)
Lewis L. Bruggeman is the trustee of South Coast Radiological Medical Group, Inc. 401(K) Profit Sharing Plan, which is the registered holder of the shares of common stock. Mr. Bruggeman, as trustee of South Coast Radiological Medical Group, Inc. 401(K) Profit Sharing Plan, has sole voting and disposition power of the shares owned by South Coast Radiological Medical Group, Inc. 401(K) Profit Sharing Plan.

(21)
Rex Ian Bein and Judith Ann Bein are the trustees of The Rex and Judith Bein Revocable Trust, which is the registered holder of the shares of common stock. Mr. Bein and Ms. Bein, as trustees of The Rex and Judith Bein Revocable Trust, have voting and disposition power of the shares owned by The Rex and Judith Bein Revocable Trust offered under this prospectus.

(22)
Doc Lew Childre is the trustee of Childre Revocable Trust, which is the registered holder of the shares of common stock. As trustee of the Childre Revocable Trust, Mr. Childre has the voting and disposition power of the shares owned by the Childre Revocable Trust offered under this prospectus.

(23)
Brookstreet Securities Corporation is a member of the National Association of Securities Dealers, Inc. and therefore will be deemed an underwriter in connection with this offering. Stephen Washburn is the Executive Vice President of Brookstreet Securities Corporation, which is the registered holder of a warrant to purchase 205,308 shares of common stock, that it received for acting as the placement agent in connection with our August 2006 private placement. Mr. Washburn, as Executive Vice President of Brookstreet Securities, has voting and disposition power of the shares owned by Brookstreet Securities offered under this prospectus. Brookstreet Securities purchased the shares to be resold in the ordinary course of business and at the time of purchase, Brookstreet Securities had no agreements or understandings directly or indirectly, with any person to distribute the shares.

(24)
Selling stockholder is an associated person with Brookstreet Securities Corporation. Selling stockholder purchased the shares to be resold in the ordinary course of business and at the time of purchase, selling stockholder had no agreements or understandings directly or indirectly, with any person to distribute the shares.

(25)
Adam Benowitz is the Managing Member of Vision Opportunity Master Fund Ltd., which is the registered holder of a warrant to purchase 5,401,235 shares of common stock. Adam Benowitz, as Managing Member of Vision Opportunity Master Fund Ltd., has voting and disposition power of the shares owned by Vision Opportunity Master Fund Ltd. offered under this prospectus.

(26)
Maxi Brezzi and Bachir Taleb-Ibrahimi, in their capacity as managers of Cantara (Switzerland) SA, the investment advisor to Crescent International Ltd., have voting control and investment discretion over the shares owned by Crescent International Ltd. Messrs. Brezzi and Taleb-Ibrahimi disclaim beneficial ownership of such shares. Crescent is the registered holder of a warrant to purchase 2,700,608 shares of common stock.

(27)
HPC Capital Management Corp. is a member of the National Association of Securities Dealers, Inc. and therefore will be considered an underwriter in connection with this offering. Vince Sbarra is the President of HPC Capital Management Corp., which is the registered holder of a warrant to purchase 3,000,000 shares of common stock, that it received for acting as the placement agent in connection with our October 2006 private placement. Vince Sbarra, as President of HPC Capital Management Corp., has voting and disposition power of the shares owned by HPC Capital Management Corp. offered under this prospectus. HPC Capital Management Corp. purchased the shares to be resold in the ordinary course of business and at the time of purchase, HPC Capital Management Corp. had no agreements or understandings directly or indirectly, with any person to distribute the shares.

(28)
Dina Lyaskovets is the Principal of IBIS Consulting Group, which is the registered holder of the shares of common stock. As Principal of IBIS Consulting Group, Ms. Lyaskovets has the voting and disposition power of the shares owned by the IBIS Consulting Group offered under this prospectus.

PLAN OF DISTRIBUTION

Distribution by Selling Stockholders

We are registering the shares of our common stock covered by this prospectus for the selling stockholders.   Each selling stockholder, the “selling stockholders,” of the common stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock through the OTC Bulletin Board or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers,

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction,

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account,

•	an exchange distribution in accordance with the rules of the applicable exchange,

•	privately negotiated transactions,

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part,

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share,

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise,

•	a combination of any such methods of sale, or

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

In connection with the sale of the common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares will be considered “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

Because selling stockholders will be considered “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the shares by the selling stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling stockholders without registration and without regard to any volume limitations by reason of Rule 144(k) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The selling stockholders may offer all of the shares of common stock for sale. Further, because it is possible that a significant number of shares could be sold at the same time under this prospectus, such sales, or that possibility, may have a depressive effect on the market price of our common stock. We cannot assure you, however, that any of the selling stockholders will sell any or all of the shares of common stock they may offer.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 250,000,000 shares, all of which are designated as common stock. As of July 31, 2007, there were issued and outstanding:

•	122,957,326 shares of common stock,

•	stock options to purchase 8,690,555 shares of common stock at an average weighted per share price of $0.51, and

•	warrants to purchase 19,103,191 shares of common stock at an average weighted per share exercise price of $0.58.

Our certificate of incorporation does not provide for authorized preferred stock.

The following summary of the material provisions of our common stock, warrants, certificate of incorporation and by-laws is qualified by reference to the provisions of our certificate of incorporation and by-laws and the forms of warrants included or incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

Common Stock

The holders of our common stock are entitled to one vote per share. The holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by our board of directors out of legally available funds. However, the current policy of our board of directors is to retain earnings, if any, for the operation and expansion of our business. Upon liquidation, dissolution or winding-up, the holders of common stock are entitled to share ratably in all our assets which are legally available for distribution, after payment of or provision for all liabilities and the liquidation preference of any outstanding preferred stock. The holders of common stock have no preemptive, subscription, redemption or conversion rights. All issued and outstanding shares of common stock are, and the common stock reserved for issuance upon exercise of the warrants described below will be, when issued, fully-paid and non-assessable.

August 2006 Private Placement Warrants

As part of the closing of our August 2006 private placement, we also issued common stock purchase warrants, exercisable until August 16, 2009 to purchase initially up to 978,957 shares of our common stock at an exercise price of $2.25 per share. The warrants expire on the third anniversary of the issuance date, may not be redeemed and do not entitle the holders to any voting rights. To fulfill a price protection commitment we made to the investors in our August 2006 private placement, we issued to those investors an aggregate of 2,121,077 additional shares of common stock and warrants to purchase an additional 1,378,960 shares of common stock at an exercise price of $1.75 per share. Also, the exercise price for the warrants to purchase 978,959 shares of our common stock was reset from $2.25 to $1.75 per share.

Adjustments. The warrants contain provisions that protect the holders thereof against dilution by adjustment of the purchase price in certain events, such as stock splits or reverse stock splits, stock dividends, recapitalizations or similar events. The holders of these warrants will not possess any rights as stockholders unless and until they exercise their warrants. These warrants do not confer upon holders any voting or any other rights as stockholders.

Restrictions on Transfer. The offer and sale of common stock purchase warrants was not registered under either federal or state securities laws or the laws of any other country and was made pursuant to claims of exemption therefrom. Consequently, neither these warrants nor the shares of common stock underlying these warrants may be sold or otherwise transferred absent compliance with the registration or qualification requirements of applicable securities laws or the exemptive provisions thereof.

Registration Rights. We agreed, pursuant to the terms of the subscription agreements with the investors who participated in the August 2006 private placement, to (i) file a shelf registration statement with respect to the resale of shares of our common stock sold to the investors and shares of our common stock issuable upon exercise of the warrants with the SEC within 45 days after the final closing date; (ii) use our best efforts to have the shelf registration statement declared effective by the SEC as soon as possible after the initial filing, and in any event no later than 120 days after the final closing date; (iii) use our best efforts to respond to any SEC comments or questions regarding the shelf registration statement on or prior to the date which is 20 business days from the date such comments or questions are received, but in any event not later than 30 business days from the date such comments or questions are received; and (iv) keep the shelf registration statement effective for 12 months following the effective date of the shelf registration statement. The subscription agreements require that we issue to the investors additional shares of our common stock in an amount equal to 1.0% of the number of shares sold to such investors upon (a) our initial failure to satisfy any of the above covenants, and (b) the expiration of each week following our initial failure to satisfy any of the above covenants until such covenants are satisfied; provided, however, that in no event shall we be required to issue additional shares on account of a failure to satisfy any of the above covenants in an amount greater than 10.0% of the number of shares sold to such investors. On or about October 3, 2006, we entered into agreements with each of the investors pursuant to which the investors waived the requirement that the registration statement be filed within 45 days after the final closing date. Pursuant to these waiver agreements, we agreed to file a registration statement (a) on or prior to November 15, 2006 if we failed to close an additional private placement on or prior to October 31, 2006, and (b) within 60 days after the closing of an additional private placement provided that such additional private placement closed on or prior to October 31, 2006. We subsequently closed an additional private placement on October 19, 2006, and we filed the registration statement within 60 days after the closing of that additional private placement. As of April 30, 2007, we were required to issue to the investors who participated in the August 2006 private placement additional shares in an aggregate amount equal to 10.0% of the number of shares sold to such investors, or 407,905 shares, as a result of delays in causing the registration statement to be declared effective by the SEC. Accordingly, on May 11, 2007 we issued to such investors 407,905 additional shares in accordance with the terms of the subscription agreements.

October 2006 Private Placement Warrants

As part of the closing of our October 2006 private placement, we issued common stock purchase warrants to purchase initially (i) up to 2,083,333 shares of our common stock at an exercise price of $1.75 per share, (ii) up to 3,703,704 shares of our common stock at an exercise price of $1.25 per share, and (iii) up to 1,851,852 shares of our common stock at an exercise price of $2.00 per share. The warrants expire on the last day of the calendar month in which the 5 year anniversary of the initial exercise date occurs, may not be redeemed and do not entitle the holders to any voting rights. In connection with a common stock purchase agreement that we entered into with Vision Opportunity Master Fund, Ltd. effective as of May 10, 2007, Vision agreed to cancel the three outstanding warrants to purchase an aggregate of 7,407,410 shares of our common stock that it acquired in the October 2006 private placement.  In connection with that cancellation, we agreed to issue to Vision a new warrant, with an exercise price of $0.60 per share, to purchase 5,401,235 shares of our common stock.  Also in connection with this common stock purchase agreement, and pursuant to the anti-dilution provisions in the warrants issued in the October 2006 private placement, we reduced the exercise price of the warrant issued to Crescent International Ltd. to $0.60 per share from $1.75 per share and increased the number of shares underlying such warrant from 231,481 to 675,152, and we reduced the exercise price of the warrant issued to HPC Capital Management Corporation to $0.60 per share from $1.08 per share and increased the number of shares underlying such warrant from 416,667 to 750,000.

Adjustments. The warrants contain provisions that protect the holders thereof against dilution by adjustment of the purchase price in certain events, such as stock splits or reverse stock splits, stock dividends, recapitalizations or similar events. The holders of these warrants will not possess any rights as stockholders unless and until they exercise their warrants. These warrants do not confer upon holders any voting or any other rights as stockholders.

Restrictions on Transfer. The offer and sale of common stock purchase warrants was not registered under either federal or state securities laws or the laws of any other country and was made pursuant to claims of exemption therefrom. Consequently, neither these warrants nor the shares of common stock underlying these warrants may be sold or otherwise transferred absent compliance with the registration or qualification requirements of applicable securities laws or the exemptive provisions thereof.

Registration Rights. We agreed, pursuant to the terms of a registration rights agreement with the investors who participated in the October 2006 private placement, to (i) file a shelf registration statement with respect to the resale of 110% of the shares of our common stock sold to the investors and shares of our common stock issuable upon exercise of the warrants with the SEC within 45 days after the closing date; (ii) respond to any SEC comments or questions regarding the shelf registration statement on or prior to the date which is 20 calendar days from the date such comments or questions are received; (iii) use our commercially reasonable efforts to have the shelf registration statement declared effective by the SEC as soon as possible after the initial filing, and in any event no later than 90 days after the closing date (or 150 days in the event of a full review of the shelf registration statement by the SEC); and (iv) keep the shelf registration statement effective until all registrable securities may be sold under Rule 144(k) under the Securities Act of 1933. The registration rights agreement requires that we pay liquidated damages to the investors in an amount equal to 2.0% of the investors' purchase price upon (a) our initial failure to satisfy any of the above covenants, and (b) the expiration of each month following our initial failure to satisfy any of the above covenants until such covenants are satisfied; provided, however, that in no event shall the liquidated damages payable to such investors on account of a failure to satisfy any of the above covenants exceed 10.0% of the investors' purchase price. The registration rights agreement provides that such liquidated damages may be payable either in cash or in additional shares of our common stock, valued for such purpose at 120% of the volume weighted average price of our common stock for the 10 trading days prior to payment. As of June 21, 2007, we were required to pay liquidated damages to the investors who participated in the October 2006 private placement in an amount equal to 10.0% of the investors' purchase price, or $450,000 if paid in cash or 882,858 shares if paid in additional shares of our common stock, as a result of delays in responding to SEC comments regarding the registration statement and delays in causing the registration statement to be declared effective by the SEC. These liquidated damages were paid in additional shares of our common stock.  On July 27, 2007, we issued 882,858 shares of our common stock to the investors who participated in the October 2006 private placement in satisfaction of this obligation.

Other Stock Purchase Warrants

As of July 31, 2007 there were outstanding warrants to purchase a total of 19,103,191 shares of our common stock, 5,700,608 at an exercise price of $0.15 per share, 302,612 at an exercise price of $0.25 per share; 4,839,120 at an exercise price of $.50 per share, 6,409,720 at an exercise price of $0.60 per share; 820,121 at an exercise price of $1.08 per share and 2,039,495 at an exercise price of $1.75 per share.

Adjustments. The warrants contain provisions that protect the holders thereof against dilution by adjustment of the purchase price in certain events, such as stock splits or reverse stock splits, stock dividends, recapitalizations or similar events. The holders of these warrants will not possess any rights as stockholders unless and until they exercise their warrants. These warrants do not confer upon holders any voting or any other rights as stockholders.

Restrictions on Transfer. The offer and sale of common stock purchase warrants was not registered under either federal or state securities laws or the laws of any other country and was made pursuant to claims of exemption therefrom. Consequently, neither these warrants nor the shares of common stock underlying these warrants may be sold or otherwise transferred absent compliance with the registration or qualification requirements of applicable securities laws or the exemptive provisions thereof.

Market Information

Our common stock is quoted on the OTC Bulletin Board under the trading symbol FDRA.OB. The high and low bid prices for our common stock at the close of business on July 31, 2007, as reported by the OTC Bulletin Board, were $0.11 and $0.09 per share, respectively.

Transfer Agent

The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company, Inc., and its address is 17 Battery Place, New York, New York 10004. We serve as warrant agent for our warrants.

Limitations of Liability and Indemnification

Our articles of incorporation provide that we will indemnify any person who is or was a director, officer, employee, agent or fiduciary of our company to the fullest extent permitted by applicable law. Nevada law permits a Nevada corporation to indemnify its directors, officers, employees and agents against liabilities and expenses they may incur in such capacities in connection with any proceeding in which they may be involved, if (i) such director or officer is not liable to the corporation or its stockholders due to the fact that his or her acts or omissions constituted a breach of his or her fiduciary duties as a director or officer and the breach of those duties involved intentional misconduct, fraud or a knowing violation of law, or (ii) he or she acted in good faith and in a manner reasonably believed to be in or not opposed to our best interests, or that with respect to any criminal action or proceeding, he or she had no reasonable cause to believe that his or her conduct was unlawful.

In addition, our bylaws include provisions to indemnify our officers and directors and other persons against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with the action, suit or proceeding against such persons by reason of serving or having served as officers, directors, or in other capacities, if such person either is not liable pursuant to Nevada Revised Statutes 78.138 or acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of our company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendre or its equivalent will not, of itself, create a presumption that the person is liable pursuant to Nevada Revised Statutes 78.138 or did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of our company and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person's conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable.

There are no provisions in our articles of incorporation or bylaws that would delay, defer or prevent a change or control.

LEGAL MATTERS

Greenberg Traurig, LLP, New York, New York, our counsel, will pass upon the validity of the shares of common stock offered in this prospectus.

EXPERTS
The financial statements included in this prospectus have been audited by Kabani & Company, Inc., independent registered public accountants to the extent and for the periods set forth in their report appearing elsewhere herein and are included in reliance upon such report given upon the authority of that firm as experts in auditing and accounting.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
ACCOUNTING AND FINANCIAL DISCLOSURE

We have had no disagreements on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures with any of our accountants for the years ended December 31, 2006 and 2005. Effective February 13, 2006, Bagell, Josephs, Levine & Company, L.L.C. was dismissed as our independent auditor. Together with the dismissal of Bagell, Josephs, Levine & Company, L.L.C our board of directors approved the engagement of Kabani & Company, Inc. as our independent registered public accounting firm for the fiscal year ending December 31, 2006, effective February 13, 2006.

FOLDERA, INC. AND SUBSIDIARY

INDEX TO CONSOLIDATED FINANCIAL INFORMATION

ANNUAL FINANCIAL STATEMENTS	Page
Report of Registered Public Accounting Firm	F-2
Consolidated Balance Sheet at December 31, 2006 - Restated	F-3
Consolidated Statements of Operations for the years ended December 31, 2006 and 2005 and for the period from December 3, 2001 (Inception) to December 31, 2006 - Restated	F-4
Consolidated Statements of Stockholders' Equity (Deficit) for the years ended December 31, 2006 and 2005 and for the period from December 3, 2001 (Inception) to December 31, 2006 - Restated	F-5
Consolidated Statements of Cash Flows for the years ended December 31, 2006 and 2005 and for the period from December 3, 2001 (Inception) to December 31, 2006 - Restated	F-6
Notes to Consolidated Financial Statements - Restated	F-7

QUARTERLY FINANCIAL STATEMENTS	Page
Unaudited Consolidated Balance Sheet at March 31, 2007	F-28
Unaudited Consolidated Statements of Operations for the three-month period ended March 31, 2007 and 2006 and for the period from December 3, 2001 (Inception) to March 31, 2007	F-29
Unaudited Consolidated Statements of Stockholders' Equity (Deficit) for the three-month periods ended March 31, 2007 and 2006 and for the period from December 3, 2001 (Inception) to March 31, 2007	F-30
Unaudited Consolidated Statements of Cash Flows for the three-month periods ended March 31, 2007 and 2006 and for the Period from December 3, 2001 (Inception) to March 31, 2007	F-31
Notes to Unaudited Consolidated Financial Statements	F-32

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders of
Foldera Inc.
Huntington Beach, California

We have audited the accompanying consolidated balance sheet of Foldera, Inc. as of December 31, 2006, and the statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the two year period ended December 31, 2006 and for the period from December 3, 2001 (inception) to December 31, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Foldera Inc. as of December 31, 2006, and the results of its operations and its cash flows for each of the years in the two year period ended December 31, 2006 and for the period from December 3, 2001 (inception) to December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has incurred a significant loss for the year ended December 31, 2006 and at December 31, 2005 and for the period from December 3, 2001 (inception) to December 31, 2006. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in note 11, the financial statements for the years ended December 31, 2006 and 2005 have been restated.

/s/ Kabani & Company, Inc.
Certified Public Accountants

Los Angeles, California
March 30, 2007 except for notes 2, 6, 7, 9, 10 and 11 are as of May 10, 2007

FOLDERA, INC.
(A Development Stage Company)
Consolidated Balance Sheet - Restated
As of December 31, 2006
ASSETS
CURRENT ASSETS:
Cash & cash equivalents	$5,767,356
Prepaid expenses and other current assets	298,745
TOTAL CURRENT ASSETS	6,066,101

CERTIFICATE OF DEPOSIT - RESTRICTED	67,059

PROPERTY AND EQUIPMENT	1,691,606

SECURITY DEPOSIT	34,327
$7,859,093

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable and accrued expenses	$886,397
Registration rights liability	450,000
Shares to be issued as penalty shares	326,657
Current portion of capital lease obligations	86,680
TOTAL CURRENT LIABILITIES	1,749,734

CAPITAL LEASE OBLIGATIONS, net	122,467

COMMITMENTS	-

STOCKHOLDERS' EQUITY:
Common stock, $0.001 par value, 250,000,000 shares authorized,
110,803,196 shares issued and outstanding	110,803
Additional paid in capital	26,997,588
Shares to be issued for cash	8,334
Deferred expense - warrants	(234,713)
Deficit accumulated during development stage	(20,895,120)
TOTAL STOCKHOLDERS' EQUITY	5,986,892
$7,859,093

The accompanying notes are an integral part of these consolidated financial statements

FOLDERA, INC
(A Development Stage Company)
Consolidated Statements of Operations - Restated

			Cumulative from December 3,
	For the Years Ended December 31		2001 (inception) to
	2006	2005	2006

NET SALES	$-	$-	$-

OPERATING EXPENSES
General and administrative	12,181,963	3,087,118	20,419,489

OPERATING LOSS	(12,181,963)	(3,087,118)	(20,419,489)

OTHER INCOME/EXPENSE
Other Income	(7,158)	-	(2,666)
Interest income	(141,463)	(5,240)	(146,703)
TOTAL OTHER INCOME	(148,621)	(5,240)	(149,369)

NET LOSS	$(12,033,342)	$(3,081,878)	$(20,270,120)

LOSS PER SHARE - BASIC AND DILUTED	$(0.12)	$(0.05)

BASIC & DILUTED WEIGHTED AVERAGE NUMBER OF
SHARES OUTSTANDING	101,257,688	65,091,552

The accompanying notes are an integral part of these consolidated financial statements

FOLDERA, INC.
(A Development Stage Company)
Consolidated Statements of Stockholders' Equity (Deficit) - Restated
For the Period from December 3, 2001 (inception) to December 31, 2006

	Common stock		Additional paid in	Shares to be	Deferred	Deficit accumulated during the development	Total stockholder's equity/
	Shares	Amount	capital	issued	expenses	stage	(deficit)
Balance at inception (December 3, 2001)	-	$-	$-	$-	$-	$-	$-

Issuance of founder's share	40,480,000	40,480	(39,468)	-	-	-	1,012
Issuance of shares for cash	1,398,176	1,398	348,146	-	-	-	349,544
Issuance of shares to shareholder for acquisition of software	2,500,000	2,500	622,500	-	-	(625,000)	-
Net loss						(32,120)	(32,120)
Balance at December 31, 2001	44,378,176	44,378	931,178	-	-	(657,120)	318,436

Issuance of shares for cash	2,857,388	2,857	711,490	-	-	-	714,347
Issuance of shares for compensation	1,000,000	1,000	249,000	-	-	-	250,000
Shares to be issued	-	-	-	101,212	-	-	101,212
Net loss						(1,397,155)	(1,397,155)
Balance at December 31, 2002	48,235,564	48,236	1,891,667	101,212	-	(2,054,275)	(13,160)

Issuance of shares for cash	1,615,800	1,616	402,334	-	-	-	403,950
Issuance of shares for compensation	2,892,896	2,893	720,331	(101,212)	-	-	622,012
Issuance of shares for services	155,400	155	38,695	-	-	-	38,850
Net loss	-	-	-	-	-	(1,134,387)	(1,134,387)
Balance at December 31, 2003	52,899,660	52,900	3,053,027	-		(3,188,662)	(82,735)

Issuance of shares for cash	3,286,400	3,286	818,314	-	-	-	821,600
Issuance of shares for compensation	3,129,672	3,130	779,288	-	-	-	782,418
Issuance of shares for services	3,423,224	3,423	852,383	-	-	-	855,806
Shares to be issued	-	-	-	11,151	-	-	11,151
Net loss	-	-	-	-	-	(2,591,238)	(2,591,238)
Balance at December 31, 2004	62,738,956	62,739	5,503,012	11,151		(5,779,900)	(202,998)

Issuance of shares for cash	22,549,840	22,550	7,392,353	-	-	-	7,414,903
Issuance of shares for compensation	1,684,124	1,684	419,347	-	-	-	421,031
Issuance of shares for services	312,800	313	152,887	-	-	-	153,200
Issuance of warrants for legal expenses	-	-	414,980	-	-	-	414,980
Reduction of accrual relating to shares to be issued	-	-	-	(11,151)	-	-	(11,151)
Net loss	-	-	-	-	-	(3,081,878)	(3,081,878)
Balance at December 31, 2005	87,285,720	87,286	13,882,580	-	-	(8,861,778)	5,108,087

Issuance of shares for cash	12,577,663	12,578	9,766,818	8,334	-	-	9,787,730
Changes due to recapitalization	8,559,600	8,560	(9,670)	-	-	-	(1,110)
Issuance of shares for services	727,500	728	1,244,758	-	-	-	1,245,485
Issuance of warrants for services	-	-	999,727	-	(234,713)	-	765,014
Issuance of stock options for services	-	-	8,039	-	-	-	8,039
Cost of raising capital	-	-	(524,858)	-	-	-	(524,858)
Issuance of stock options for compensation	-	-	1,077,201	-	-	-	1,077,201
Exercise of warrants	1,652,713	1,653	552,993	-	-	-	554,646
Net loss	-	-	-	-	-	(12,033,342)	(12,033,342)
Balance at December 31, 2006	110,803,196	$110,803	$26,997,588	$8,334	$(234,713)	$(20,895,120)	$5,986,892

The accompanying notes are an integral part of these consolidated financial statements

FOLDERA, INC
(A Development Stage Company)
Consolidated Statements of Cash Flows - Restated

	For the Years Ended December 31,		Cumulative from December 3, 2001 (inception) to December 31,
	2006	2005	2006
	(Restated)		(Restated)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(12,033,342)	$(3,081,878)	$(20,270,120)

Adjustments to reconcile net loss to
net cash used in operating activities:
Depreciation	520,906	115,873	652,799
Loss on settlement of debt	-	64,022	64,022
Impairment of property & equipment	-	9,533	9,533
Issuance of employee stock options for compensation	1,077,201	421,029	3,253,872
Issuance of shares for services	1,245,485	568,180	3,272,993
Issuance of warrants for services	765,014	-	765,014
Issuance of stock options for services	8,039	-	8,039
Shares to be issued as penalty shares	326,657	(11,151)	326,657
Changes in assets and liabilities:
Prepaid expenses and other current assets	(241,910)	(56,835)	(298,745)
Deposits	(5,129)	(96,257)	(101,386)
Accounts payable, accrued expenses and other liabilities	431,211	87,851	764,929
Registration rights liability	450,000	-	450,000
Total adjustments	4,577,474	1,102,245	9,167,727
NET CASH USED IN OPERATING ACTIVITIES	(7,455,868)	(1,979,633)	(11,102,393)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(1,295,375)	(517,309)	(1,861,077)
Cash received as part of merger	(1,110)	-	(1,110)
NET CASH USED IN INVESTING ACTIVITIES	(1,296,485)	(517,309)	(1,862,187)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of shares for cash, net	9,787,730	7,414,905	18,928,416
Cost of raising capital	(524,858)		(524,858)
Receipts from exercise of warrants	554,646	-	554,646
Payments to related parties	(2,000)	-	-
Payments for leased equipment	(121,854)	(102,518)	(226,268)
NET CASH PROVIDED BY FINANCING ACTIVITIES	9,693,664	7,312,387	18,731,936

NET INCREASE IN CASH & CASH EQUIVALENT	941,311	4,815,445	5,767,356

CASH & CASH EQUIVALENT- BEGINNING OF PERIOD	4,826,045	10,600	-

CASH & CASH EQUIVALENT- END OF PERIOD	$5,767,356	$4,826,045	$5,767,356

SUPPLEMENTAL INFORMATION:
Taxes	$800	$800
Interest expense	$15,552	$294

NON-CASH INVESTING & FINANCING ACTIVITIES:

a)	The Company issued 8,559,600 shares as part of recapitalization are not included in the Statement of cash flows for the year ended December 31, 2006.

b)
The Company acquired $123,390 in assets under capital leases for the year ended December 31, 2006 and $265,416 for the year ended December 31, 2005 and $404,981 for the Cumulative period from December 3, 2001 (inception) to December 31, 2006.

The accompanying notes are an integral part of these consolidated financial statements

 FOLDERA, INC.
(A Development Stage Company)

Notes to Audited Consolidated Financial Statements

Note 1. Description of Business and Basis of Presentation - Restated

Taskport, Inc. (“TI”), a California corporation, was incorporated in 2001 to develop a proprietary, web-based software system that enables users to work collaboratively in a highly organized fashion within a shared electronic workspace.

On February 13, 2006, TI entered into a merger agreement with Expert Systems, Inc., a Nevada corporation, whereby, Expert Systems, Inc. issued 91,313,720 shares to acquire 100% of TI's stock. Expert Systems, Inc. had 8,559,600 shares outstanding immediately prior to the merger. As a result of the merger, the stockholders of TI owned approximately 92% of the combined entity. Accordingly, the merger was accounted for as a reverse acquisition of Expert Systems, Inc. by TI and resulted in a recapitalization of TI in a manner similar to the pooling of interest method. No pro forma financial information is disclosed as the amounts involved are immaterial. Concurrent with the merger, the name of Expert Systems, Inc. was changed to Foldera, Inc.

The accompanying consolidated financial statements include the accounts of Foldera, Inc. and its wholly owned subsidiary, TI (collectively, the “Company”). All significant inter-company accounts and transactions have been eliminated in consolidation. The historical results for the year ended December 31, 2006 include both Foldera, Inc. (from the acquisition date) and TI (for the full period), while the historical results prior to the acquisition date only include TI. Additionally, all historical share count and per share information has been adjusted for the Company's 4-for-1 forward stock split that became effective on May 16, 2006.

The Company is a development stage company as defined in Statement of Financial Accounting Standards (“SFAS”) No. 7, “Accounting and Reporting by Development Stage Enterprises.” The Company is devoting substantially all of its present efforts to establishing its new business, and its planned principal operations have not yet commenced. All losses accumulated since inception has been considered as part of the Company's development stage activities.

The accompanying consolidated financial statements have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission for the presentation of financial information, and include all the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included.

Note 2. Summary of Significant Accounting Policies - Restated

Use of Estimates

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

The Company's revenue recognition policies are in compliance with Staff Accounting Bulletin (SAB) 104. Revenue is recognized when a formal arrangement exists, the price is fixed or determinable, all obligations have been performed pursuant to the terms of the formal arrangement and collectibility is reasonably assured. The Company anticipates generating revenue from two primary sources: the up-selling of Premium Services and Paid Search.

FOLDERA, INC.
(A Development Stage Company)

Notes to Audited Consolidated Financial Statements

The Company anticipates deriving Premium Service revenue from the sale of extra data storage, vanity email, domain hosting, custom branding and technical support, which will be recorded when the service has been provided to clients or, in the case of extra storage, on an accrual basis, after monthly fees have been billed to clients.

Another anticipated revenue source is Paid Search. The Company anticipates that each time a user uses the Company's embedded search box and clicks on an ad of an advertiser in the search network, revenue will be generated. Revenue will be recognized on a daily basis, based upon reported revenue from the selected search company.

Depreciation and Amortization

Property and equipment are being depreciated on the straight-line basis over the following estimated useful lives:

Machinery & equipment	2-5 years
Leasehold improvements	10 years
Furniture & fixture	5-7 years

Included in property and equipment is approximately $404,981 of assets, which are leased under non-cancelable leases and accounted for as capital leases, which expire through November 2011. The accumulated depreciation included in the property and equipment for these leases is approximately $157,201.

Depreciation and amortization expense for the year ended December 31, 2006 and 2005 was $520,906 and $115,873, respectively.

The Company capitalizes expenditures that materially increase asset lives and charges ordinary repairs and maintenance to operations as incurred. When assets are sold or otherwise disposed of, the cost and related depreciation or amortization is removed from the accounts and any resulting gain or loss is included in other income (expense) in the accompanying statements of operations.

Property and equipment consisted of the following as of December 31, 2006:

Computer & equipment	$2,126,097
Furniture & fixtures	159,217
Software	59,091
Accumulated depreciation	(652,799)
Net fixed assets	$1,691,606

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand and cash in banks in demand and time deposit accounts with maturities of 90 days or less.

Concentrations of Credit Risk

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of cash, and cash equivalents and trade receivables. The Company maintains cash and cash equivalents with high-credit quality financial institutions. At December 31, 2006, the cash balances held at financial institutions were either in excess of federally insured limits or not subject to the federal insurance system.

Credit is generally extended based upon an evaluation of each customer's financial condition, with terms consistent in the industry and no collateral required. The Company determines an allowance for collectibility on a periodic basis. Amounts are written off against the allowance in the period the Company determines that the receivable is uncollectible.

FOLDERA, INC.
(A Development Stage Company)

Notes to Audited Consolidated Financial Statements

Fair Value of Financial Instruments

The Company considers its financial instruments, which are carried at cost, to approximate fair value due to their near-term maturities.

Long-Lived Assets

Property and equipment is stated at cost and depreciation is provided for by the straight-line method over the related assets' estimated economic lives ranging from three to five years. Amortization of leasehold improvements is provided for by the straight-line method over the lesser of the estimated economic useful lives or the lease term. Property under capital leases is amortized over the lease terms and included in depreciation and amortization expense.

The Company also adopted FAS 142, “Goodwill and Other Intangible Assets” which recognizes impairment testing for those long-lived assets that are not subject to amortization. The Company currently does not have any long-lived assets that are not amortized. However, the Company does perform periodic impairment tests of all long-lived assets.

Income Taxes

Deferred income tax assets and liabilities are computed annually for differences between the financial statements and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted laws and rates applicable to the periods in which the differences are expected to affect taxable income (loss). A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized.

Earnings Per Share

The Company uses SFAS No. 128, Earnings Per Share, for calculating the basic and diluted income (loss) per share. Basic income (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding during the period. Diluted income (loss) per share is computed in a similar manner to basic income (loss) per share, except that all potentially dilutive shares are excluded from the calculation in a (loss) situation. All potentially dilutive shares as of December 31, 2006 and 2005 have been excluded from diluted loss per share, as their effect would be anti-dilutive for the year then ended.

Basic and diluted (loss) income per common share is computed as follows:

	Years Ended December 31,
	2006			2005
	Loss (Numerator)	Shares (Denominator)	Per Share Amount	Income (Numerator)	Shares (Denominator)	Per Share Amount
Basic EPS
(Loss) income available to common stockholders	$(12,033,342)	101,257,688	$(0.12)	$(3,081,878)	65,091,552	$(0.05)

Effect of Dilutive Securities
None	—	—		—	—

Diluted EPS
(Loss) income available to common stockholders	$(12,033,342)	101,257,688	$(0.12)	$(3,081,878)	65,091,552	$(0.05)

FOLDERA, INC.
(A Development Stage Company)

Notes to Audited Consolidated Financial Statements

Potentially dilutive shares include:

	2006	2005

Warrants outstanding	18,425,192	2,089,280

Stock options outstanding	7,741,668	-

Accounting for Stock-Based Compensation

Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 123-R, “Share-Based Payment”  (“SFAS No. 123-R”), which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors, including stock options based on their fair values. SFAS No. 123-R supersedes Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees”  (“APB 25”), which the Company previously followed in accounting for stock-based awards. In March 2005, the SEC issued Staff Accounting Bulletin No. 107  (SAB 107) to provide guidance on SFAS No. 123-R. The Company has applied SAB 107 in its adoption of SFAS No. 123-R.

The Company adopted SFAS No. 123-R on January 1, 2006 using the modified prospective transition method as of and for the year ended December 31, 2006. In accordance with the modified prospective transition method, the Company's financial statements for prior periods have not been restated to reflect, and do not include, the impact of SFAS No. 123-R. Share-based compensation expense recognized is based on the value of the portion of share-based payment awards that is ultimately expected to vest. Share-based compensation expense recognized in the Company's Consolidated Statement of Operations during the year ended December 31, 2006 includes compensation expense for share-based payment awards granted after December 31, 2005 based on the grant date fair value estimated in accordance with the pro forma provisions of SFAS No. 123-R.

Recent Pronouncements

In February 2007, FASB issued FASB Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. FAS 159 is effective for fiscal years beginning after November 15, 2007. Early adoption is permitted subject to specific requirements outlined in the new Statement. Therefore, calendar-year companies may be able to adopt FAS 159 for their first quarter 2007 financial statements.

The new Statement allows entities to choose, at specified election dates, to measure eligible financial assets and liabilities at fair value that are not otherwise required to be measured at fair value. If a company elects the fair value option for an eligible item, changes in that item's fair value in subsequent reporting periods must be recognized in current earnings. FAS 159 also establishes presentation and disclosure requirements designed to draw comparison between entities that elect different measurement attributes for similar assets and liabilities. The management is currently evaluating the effect of this pronouncement on financial statements.

In September 2006, FASB issued SFAS 158 `Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106, and 132(R)' This Statement improves financial reporting by requiring an employer to recognize the over funded or under funded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for-profit organization. The Company currently does not have any defined benefit plan and so FAS 158 will not affect the financial statements.

FOLDERA, INC.
(A Development Stage Company)

Notes to Audited Consolidated Financial Statements

In September 2006, FASB issued SFAS 157 `Fair Value Measurements'. This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements, the Board having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this Statement does not require any new fair value measurements. However, for some entities, the application of this Statement will change current practice. This Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The management is currently evaluating the effect of this pronouncement on financial statements.

In March 2006 FASB issued SFAS 156 “Accounting for Servicing of Financial Assets.” This Statement amends FASB Statement No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,”  with respect to the accounting for separately recognized servicing assets and servicing liabilities. The Company does not have any servicing assets and therefore the statement will not have any impact on the financial statements.

In February 2006, FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments.” SFAS No. 155 amends SFAS No 133, “Accounting for Derivative Instruments and Hedging Activities,” and SFAF No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.” SFAS No. 155, permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS No. 133, establishes a requirement to evaluate interest in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives, and amends SFAS No. 140 to eliminate the prohibition on the qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. The Company currently does not have any derivative instruments requiring bifurcation and therefore this statement will not have any impact on the financial statements.

In July 2006, the FASB released FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109 (FIN 48). FIN 48 clarifies the accounting and reporting for uncertainties in income tax law. This interpretation prescribes a comprehensive model for the financial statement recognition, measurement, presentation and disclosure of uncertain tax positions taken or expected to be taken in income tax returns. This statement is effective for fiscal years beginning after December 15, 2006. The Company believes that the adoption of FIN 48 will not have a material impact on its results of operations and financial position.

Going Concern

As shown in the accompanying consolidated financial statements, the Company incurred losses of $12,033,342 and $3,081,878 as of December 31, 2006 and December 31, 2005, respectively. Negative cash flows from the operations of $7,455,868 and $1,979,633 were noted for the years ended December 31, 2006 and December 31, 2005, respectively. These matters raise substantial doubt about the Company's ability to continue as a going concern.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. This basis of accounting contemplates the recovery of the Company's assets and the satisfaction of liabilities in the normal course of business. Successful completion of the Company's development program and its transition to attaining profitable operations is dependent upon obtaining additional financing adequate to fulfill its product development activities and achieving a level of revenue adequate to support its cost structure. The Company believes that it can effectively manage its working capital to fund operations through December 2007; however, the Company does not anticipate having significant revenue from operations until the third or fourth quarter of 2007 and, therefore, it is actively seeking additional debt or equity financing until it becomes cash flow positive. There can be no assurances that there will be adequate financing available to the Company and the consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

FOLDERA, INC.
(A Development Stage Company)

Notes to Audited Consolidated Financial Statements

Additionally, we have made the following contingency plans for reducing operating expenses during the next twelve months:

•
We are considering reducing payroll and payroll related costs by approximately $65,000 a month by outsourcing a portion of our software development work to India. We are currently negotiating a contract with a software development company in India and the transition is currently in progress. We anticipate making a final decision on implementing this portion of our contingency plan by the end of June 2007.

•	We have terminated our relationship with two consultants, which is expected to save us approximately $20,000 a month.

•	We are considering reducing our investor relations related expenses by approximately $15,000 a month.

•	We have eliminated the $2,500 cash payment to the independent members of our board of directors until we are on a cash flow breakeven basis.

•	We anticipate total cash savings of approximately $100,000 a month.

The Company plans to continue actively seeking additional funding opportunities and plans to further restructure the operations to decrease operating expenses and to minimize the liabilities.

Note 3. Accounts Payable and Accrued Expenses

Following is the detail of accounts payable and accrued expenses as of December 31, 2006.
Accounts payable	$418,025
Accrued vacation	296,676
Payroll, payroll taxes and 401(k)	107,128
Credit cards payable	11,336
Payable to outside director	10,000
Professional fees	43,232
Total	$886,397

Note 4. Registration Rights Liability

As part of the Company's August and October 2006 private placements, a separate registration rights agreement was entered into with each investor. Under the terms of the registration rights agreements, the Company agreed to submit a SB-2 registration statement to the Securities and Exchange Commission on a timely basis, to respond to questions posed by the SEC and to attempt to have the registration statement declared effective per the terms of the registration rights agreements.

The initial determination had been that the Company would satisfy the registration filing requirement and that any payment under the registration rights agreements was not probable. However, on February 12, 2007, the Company determined that it would not meet the timing requirement for registration of the shares and recorded a contingent liability for the maximum penalties payable under such registration rights agreements. With respect to the August 2006 private placement, the maximum penalty was calculated as 10% of the 4,078,995 shares issued in the private placement and recorded as 1% per week starting February 19, 2007 for the total of 10 weeks or maximum 10%. The stock price used was the closing price at the end of each week the Company could not meet the timing requirement. A total of 407,905 shares were actually issued subsequently on May 11, 2007 (see Note No.10 Subsequent Events for details) and the liability was reported as $326,657 in the accompaying financial statements.

With respect to the October 2006 private placement, the maximum penalty was calculated as 10% of the $4,500,000 purchase price in the private placement and recorded as $450,000 as registration rights liability. The Company may pay liquidated damages under the registration rights agreement for this private placement either in cash or in additional shares of common stock, valued for such purpose at 120% of the volume weighted average price of the common stock for the 10 trading days prior to payment. In addition, the Company is required to pay interest on any liquidated damages that are not paid within seven days after the date payable at the rate of 18% per annum (or such lesser maximum amount that is permitted to be paid by applicable law).

FOLDERA, INC.
(A Development Stage Company)

Notes to Audited Consolidated Financial Statements

Note 5. Related-Party Transactions

In March 2004, Taskport entered into a consulting agreement with Jnan Dash, TI's Chief Technology Evangelist, pursuant to which TI agreed to pay him a fee of $10,000 per month commencing upon receipt by TI of at least $3,000,000 of financing, and as part of the agreement to issue to Mr. Dash 200,000 shares of common stock upon commencement of service in 2004, and 200,000 shares upon the beta launch of our product in November 2004, 300,000 shares upon TI's receipt of at least $3,000,000 of financing in October 2005 and agreed to issue up to an additional 500,000 shares in increments upon achievement by TI of certain milestones pertaining to the successful extended beta launch of the TI service and the receipt of subscriptions from 1,000,000 users of the TI service. The agreement may be terminated at any time by either party. During the year ended December 31, 2006, the Company paid $120,000 to Jnan Dash pursuant to the above agreement and on June 19, 2006, the Company issued 300,000 shares of common stock upon the extended beta launch of our product. These shares were recorded at the fair market value of $882,000, which is based on the price of shares on the date, June 15, 2006, the milestone was achieved. The $120,000 cash paid during the year and the $882,000 fair value of the shares were charged to operations.

We ceased paying Mr. Dash the monthly fee as of February 2007 but will issue 200,000 shares when we reach the final milestone as per the agreement.

In March 2005, the Company, through TI, entered into an engagement agreement with CFO911 pursuant to which CFO911 agreed to provide services to TI including assistance in completing TI's business plan and performing due diligence on TI's financial projections for reasonableness and accuracy from a financial investor's perspective. The Company agreed to pay CFO911 a total of $10,000 for these services and to issue CFO911 300,000 shares of common stock if the Company went public. The Company may engage CFO911 to perform other services. The Company's Chief Financial Officer is associated with CFO911, and is the brother of an associate of Brookstreet Securities Corporation, the placement agent of prior private placements by TI/Foldera.

The Company entered into reverse merger transaction which was approved by the majority of the Company's shareholders on February 13, 2006. This event triggered the issuance of 300,000 shares of common stock to CFO911. These shares have been recorded at fair value of $150,000, which is based on the price of shares issued close to the date of services rendered and charged to operations.

The Company entered into indemnification agreements with each of its directors and officers. The indemnification agreements and the Company's certificate of incorporation and bylaws require it to indemnify its directors and officers to the fullest extent permitted by Nevada law.

Note 6. Stockholders' Equity - Restated

On May 10, 2006, the board of directors and holders of a majority of the outstanding shares of common stock of the Company, approved (i) an increase in the number of authorized shares of common stock from 100,000,000 shares to 250,000,000 shares and (ii) a 4-for-1 forward split of the outstanding shares of common stock of the Company to effect the Shares Increase and Forward Stock Split by filing a Certificate of Amendment with the Nevada Secretary of State on May 15, 2006, with the Forward Stock Split becoming effective on May 16, 2006.

All stock issuances have been retroactively updated for the effect of 4-for-1 forward split.

FOLDERA, INC.
(A Development Stage Company)

Notes to Audited Consolidated Financial Statements

Following is the summary of the Company's equity-related transactions during the year ended December 31, 2006.

1.	Following is the summary of stock issuances from January 2006 through December 31, 2006:

We sold 4,328,000 shares of our common stock to accredited investors in the second private placement offering, and Brookstreet Securities Corporation acted as placement agent. The cash proceeds for the issuance of shares, net of offering costs of $289,181, amounted to $1,874,819 in the second private placement. Following the closing of our second private placement offering in February 2006, we issued five-year warrants to the placement agent to purchase 1,228,860 shares of our common stock at a price of $0.25 per share and 2,551,424 shares of our common stock at a price of $0.50 per share. The proceeds from the issuance of the 4,328,000 shares were recorded net of the fair value of the warrants and the placement agent's commission and expenses. The fair value of the warrants was calculated using the Black-Scholes option pricing model using the following assumptions: risk free rate of return of 4.5%, volatility of 42.68%, dividend yield of 0% and expected life of five years.

On August 16, 2006, we completed the initial closing of a private placement to accredited investors of approximately 1,235,144 shares of our common stock, at a purchase price of $2.25 per share, for gross proceeds of $2,779,074.25. As part of the private placement, the investors were issued three-year warrants to purchase up to an aggregate of 617,572 shares of our common stock, at an initial exercise price of $2.25. As an inducement to the investors to complete the initial closing of the private placement, on or about August 14, 2006, we entered into an oral agreement with Brookstreet Securities Corporation (“Brookstreet”), the exclusive placement agent for the private placement, to provide to the investors price-protection for any equity issuances within three months of the final closing of the private placement. Pursuant to this price-protection commitment, we agreed that if we issued any additional equity securities for less than $2.25 per share (an “Additional Issuance”) within three months of the final closing of the private placement, the investors would receive additional shares of our common stock and additional warrants to purchase shares of our common stock, and the exercise price of the investors' outstanding warrants to purchase shares of our common stock would be reduced, as if such investors had originally participated in such Additional Issuance.

 Subsequent closings of the August 2006 private placement occurred on August 25, 2006 and August 29, 2006. In the August 2006 private placement, we issued an aggregate of 1,957,917 shares of our common stock at a purchase price of $2.25 per share, for gross proceeds of $4,405,315.25, and three-year warrants to purchase up to a maximum of 978,959 shares of our common stock at an exercise price of $2.25 per share. The net proceeds from the August 2006 private placement, following the payment of offering-related expenses, will be used by us for our capital expenditure requirements and for working capital and other general corporate purposes. At the closing of the August 2006 private placement, we paid Brookstreet cash compensation of 13% of the gross proceeds of the August 2006 private placement or $572,690 and a three-year warrant to purchase 293,687 shares of our common stock at an initial exercise price of $2.25 per share. The proceeds from the issuance of the 1,957,917 shares were recorded net of the fair value of the warrants and the placement agent's commission and expenses. The fair value of the warrants was calculated using the Black-Scholes option pricing model using the following assumptions: risk free rate of return of 4.75%, volatility of 42.68% dividend yield of 0% and expected life of three years.

On October 19, 2006, we completed a private placement to two institutional accredited investors of 4,166,667 shares of our common stock at a purchase price of $1.08 per share, for gross proceeds of $4,500,000, and five-year warrants to purchase up to an aggregate of 2,083,334 shares of our common stock at an initial exercise price of $1.75 per share (the “October 2006 private placement”).

FOLDERA, INC.
(A Development Stage Company)

Notes to Audited Consolidated Financial Statements

The October 2006 private placement constituted an Additional Issuance for purposes of our price-protection commitment to the investors who participated in the August 2006 private placement. Accordingly, in November 2006 we issued to those investors an aggregate of 2,121,079 additional shares of our common stock and warrants to purchase an additional 1,060,536 shares of our common stock at an exercise price of $1.75. We issued 2,121,079 additional shares of our common stock because such investors would have received an aggregate of 4,078,996 shares if the purchase price in the August 2006 private placement was reduced from $2.25 per share to $1.08 per share, and we issued warrants to purchase an additional 1,060,536 shares of our common stock to provide such investors with fifty percent (50%) warrant coverage based on the as-adjusted total number of shares issued in the August 2006 private placement. In addition, we reset the exercise price of the outstanding warrants held by those investors from $2.25 per share to $1.75 per share.

As a result of the issuance of additional shares of our common stock to the investors who participated in the August 2006 private placement at an effective purchase price of $1.08 per share, we issued to Brookstreet in November 2006 warrants to purchase an additional 318,162 shares of our common stock at an exercise price of $1.08 per share, and reset the exercise price of the outstanding warrants held by Brookstreet from $2.25 per share to $1.08 per share, as required by the terms of our placement agency agreement with Brookstreet. Pursuant to this placement agency agreement, Brookstreet was entitled to receive warrants to purchase an aggregate of fifteen percent (15%) of the total number of shares issued in the August 2006 private placement at a per share exercise price equal to the price per share paid for our shares of common stock in the August 2006 private placement.

The proceeds from the issuance of the 4,078,996 shares were recorded net of the fair value of the warrants and the placement agent's commission and expenses.

On October 19, 2006, we completed a private placement to two institutional accredited investors of 4,166,667 shares of our common stock, at a purchase price of $1.08 per share, for gross proceeds of $4,500,000. The investors were Vision Opportunity Master Fund Ltd., which purchased 3,703,704 shares of our common stock, and Crescent International Ltd., which purchased 462,963 shares of our common stock. As part of the private placement, the investors were issued five-year series A warrants to purchase up to an aggregate of 2,083,334 shares of our common stock, at an initial exercise price of $1.75. As lead investor, Vision Opportunity Master Fund Ltd. was also issued two additional warrants: (1) a six-month series B warrant to purchase up to 3,703,704 shares of our common stock, at an initial exercise price of $1.25, and (2) a five-year series C warrant to purchase up to 1,851,852 shares of our common stock, at an initial exercise price of $2.00.

For each of the five-year warrants, the holder will be able to exercise the warrant on a so-called cashless basis at any time following the one-year anniversary of the closing of the private placement that a registration statement covering the shares of our common stock underlying such warrants is not effective. For the six-month warrant, the holder will be able to exercise the warrant on a cashless basis at any time within the 30-day period prior to the expiration of such warrant that a registration statement covering the shares of our common stock underlying such warrants is not effective.

The net proceeds from the private placement, following the payment of offering-related expenses, will be used by us for our capital expenditure requirements and for working capital and other general corporate purposes. At the closing of the private placement, we paid HPC Capital Management Corp., the exclusive placement agent for the private placement, cash compensation of 8% of the gross proceeds of the private placement and a five-year warrant to purchase up to 416,667 shares of our common stock, at an initial exercise price of $1.08. At the closing of the private placement, we also paid Brookstreet Securities Corporation cash compensation of 5% of the gross proceeds of the private placement and a five-year warrant to purchase up to 208,334 shares of our common stock, at an initial exercise price of $1.08, as required by the terms of our placement agency agreement, as amended, with Brookstreet Securities Corporation.

FOLDERA, INC.
(A Development Stage Company)

Notes to Audited Consolidated Financial Statements

Following is the summary of warrants issued as part of the October 19, 2006 private placement

		Number	Exercise
Issued to	Description	of warrants	Price
Investors	Series A warrants	2,083,333	$1.75/share
Investors	Series B warrants	3,703,704	$1.25/share
Investors	Series C warrants	1,851,852	$2.00/share
HPC	Agent warrants	416,667	$1.08/share
Brookstreet Securities	Agent warrants	208,334	$1.08/share

The cash proceeds for the issuance of shares, net of offering cost of $595,000 amounted to $3,905,000 in this private placement round. The proceeds from the issuance of the 4,166,667 shares were recorded net of the fair value of the warrants and the placement agent's commission and expenses. The fair value of the warrants was calculated using the Black-Scholes option pricing model using the following assumptions:

	A	B	C

Risk free rate of return	4.5%	4.88%	4.5%
Volatility	42.68%	42.68%	42.68%
Dividend yield	0%	0%	0%
Expected life in years	5	0.5	5

The fair value of the warrants issued to agents was calculated using the Black-Scholes option pricing model using the following assumptions: risk free rate of return of 4.5%, volatility of 42.68% dividend yield of 0% and expected life of five years.

2.
On February 13, 2006, the Company issued 300,000 shares to CFO911 as part of its reverse merger and according to the terms of agreement with CFO911, as referred to in note 5. These shares have been recorded at fair value of $150,000, which is based on the price of shares issued close to the date of services rendered and charged to operations.

3.
On February 13, 2006, the Company issued 8,559,600 shares of its common stock and paid transaction costs of $175,000 in cash to Expert Systems Inc., as a result of the recapitalization. These shares were recorded at the carrying value of net assets acquired.

4.
On February 13, 2006, the Company issued 2,900,000 warrants at the exercise price of $0.50 with a five-year term to an outside service provider for investor relations and marketing services. The fair value of the warrants was calculated using the Black-Scholes option pricing model using the following assumptions: risk free rate of return of 4.5%, volatility of 42.68%, dividend yield of 0% and expected life of five years. The fair value of the warrants of $635,331 is being amortized over the life of the service contract. As of December 31, 2006 the Company had expensed a total of $400,618 and deferred $234,713.

5.
On February 13, 2006, the Company entered into an investor relations consulting agreement with the Equity Performance Group. Under the terms of agreement, Equity Performance agreed to render services related to investor relations and communications. The agreement was for a two and half month period and terminated on May 1, 2006. The Company paid the consultants $10,000 per month and issued warrants to purchase 120,000 shares of the Company's common stock at an exercise price of $0.50 per share. The warrants were recorded at the fair value of $28,711 and charged to operations.

6.
On February 13, 2006, the Company issued 8,700,000 options to employees and 200,000 options to outside consultants. The fair value of the options was calculated using the Black-Scholes option pricing model using the following assumptions: risk free rate of return of 4.6%, volatility of 42.68%, dividend yield of 0% and expected life of 6 years and the options vest over a period of three years. During the year ended December 31, 2006, 3,893,871 of the options granted to employees vested and the Company recorded $1,077,201 in expense related to these options. 33,333 of the options granted to the consultants were vested as of December 31, 2006 and the Company recorded $8,039 in expenses related to these options.

FOLDERA, INC.
(A Development Stage Company)

Notes to Audited Consolidated Financial Statements

7.
On February 15, 2006, the Company issued 340,000 warrants at the exercise price of $0.50 with a five-year term to St. George & Carnegie, an outside provider of legal services. The fair value of the warrants was calculated using the Black-Scholes option pricing model using the following assumptions: risk free rate of return of 4.5%, volatility of 42.68%, dividend yield of 0% and expected life of five years. The fair value of the warrants of $201,511 has been expensed in the year ended December 31, 2006.

8.	On May 30, 2006, Day and Campbell, an outside provider of legal services, exercised 40,000 warrants at an exercise price of $0.25 per share.

9.
On June 19, 2006, the Company issued 300,000 shares of common stock to our Chief Technology Evangelist and consultant for achieving an agreed upon milestone, as referred to in note 5. These shares were recorded at the fair market value of $882,000, which is based on the price of shares on the date, June 15, 2006, the milestone was achieved and charged to operations.

10.
On June 30, 2006, the Company issued 40,000 shares of common stock to Joseph McCann, an outside business advisor, as compensation for service provided. These shares were recorded at the fair market value of $85,600, which is based on the price of our stock on the date the services were rendered and charged to operations.

11.	On July 24, 2006, Brookstreet Securities, an outside provider of investment banking services, exercised 409,620 warrants at an exercise price of $0.25 per share.

12.	On August 8, 2006, the Company issued 4,000 shares to Ms. M. Garcia. Funds from Ms. Garcia had previously been received by the Company.

13.	On August 24, 2006, Mr. Schmitt, an affiliate of Trilogy Capital Partners, an outside investor relations consultant, exercised 25,000 warrants at an exercise price of $0.50 per share.

14.	On September 12, 2006, the Equity Performance Group, an outside investor relations consultant, exercised 90,000 warrants at an exercise price of $0.50 per share.

15.	On September 30, 2006, an employee exercised 6,667 options at an exercise price of $0.50 per share.

16.	On October 9, 2006, Mr. Frost, an affiliate of Brookstreet, exercised 12,600 warrants at an exercise price of $0.50 per share.

17.	On October 13, 2006, Trilogy Capital Partners, an outside investor relations consultant, exercised 10,000 warrants at an exercise price of $0.50 per share.

18.	On October 13, 2006, Mr. Olson, an affiliate of Trilogy Capital Partners, an outside investor relations consultant, exercised 70,000 warrants at an exercise price of $0.50 per share.

19.	On October 13, 2006, Corporate Communications Network, an outside investor relations consultant, exercised 30,000 warrants at an exercise price of $0.50 per share.

20.
On October 27, 2006, we issued 80,000 shares of our common stock to the Ibis Consulting Group in connection with an investor relations consulting agreement. These shares have been recorded at fair value of $118,900, based on the price of our stock on October 1, 2006, as per the agreement and charged to operations.

FOLDERA, INC.
(A Development Stage Company)

Notes to Audited Consolidated Financial Statements

21.
On October 27, 2006, we issued 7,500 shares of our common stock to George Mottel as a bonus for meeting performance goals. These shares have been recorded at fair value of $8,700, which is based on the price of our stock on the date the shares were issued and charged to operations.

22.	On November 7, 2006, Corporate Communications Network, an outside investor relations consultant, exercised 300,000 warrants at an exercise price of $0.50 per share.

23.
On November 9, 2006, a Brookstreet broker requested a cashless exercise of 387,620 warrants at an exercise price of $0.50 per share. Based on the formula provided in the agreement, the broker received a total of 320,789 shares.

24.	On November 10, 2006, Trilogy Capital Partners, an outside investor relations consultant, exercised 30,000 warrants at an exercise price of $0.50 per share.

25.	On November 10, 2006, Mr. Cruz, an affiliate of Trilogy Capital Partners, an outside investor relations consultant, exercised 28,000 warrants at an exercise price of $0.50 per share.

26.	On November 30, 2006, Newport Capital, an affiliate of Corporate Communications Network, an outside investor relations consultant, exercised 100,000 warrants at an exercise price of $0.50 per share.

27.	On November 30, 2006, Trilogy Capital Partners, an outside investor relations consultant, exercised 70,000 warrants at an exercise price of $0.50 per share.

28.	On November 30, 2006, Mr. Briggs, an affiliate of Trilogy Capital Partners, an outside investor relations consultant, exercised 50,000 warrants at an exercise price of $0.50 per share.

29.	On December 5, 2006, MBA Holdings, an affiliate of Trilogy Capital Partners, an outside investor relations consultant, exercised 25,000 warrants at an exercise price of $0.50 per share.

30.	On December 12, 2006, a Brookstreet broker exercised 41,704 warrants at an exercise price of $0.50 per share.

Warrants outstanding:

	Aggregate Intrinsic Value	Number of Warrants
Outstanding at December 31, 2005	$700,365	2,089,280
Granted		18,055,456
Exercised		1,652,713
Cancelled		66,831
Outstanding at December 31, 2006	$-	18,425,192

Outstanding Warrants

Range of Exercise Price	Number	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price
$0.0625-$2.25	18,425,192	4.1 years	$1.09

All outstanding warrants were exercisable as of December 31, 2006.

FOLDERA, INC.
(A Development Stage Company)

Notes to Audited Consolidated Financial Statements

Note 7. Stock-Based Compensation - Restated

Stock-Based Compensation Plan

The May 2005 Stock Option Plan (the "Plan") gives the board of directors the ability to provide incentives through grants or awards of stock options, stock appreciation rights and restricted stock awards (collectively, "Awards") to present and future employees of us and our affiliated companies. Outside directors, consultants and other advisors are also eligible to receive Awards under the Plan.

A total of 12,000,000 shares of our Common Stock are reserved for issuance under the Plan. If an incentive award expires or terminates unexercised or is forfeited, or if any shares are surrendered to us in connection with an Award, the shares subject to such award and the surrendered shares will become available for further awards under the Plan.

Shares issued under the Plan through the settlement, assumption or substitution of outstanding Awards or obligations to grant future Awards as a condition of acquiring another entity will not reduce the maximum number of shares available under the Plan. In addition, the number of shares subject to the Plan, any number of shares subject to any numerical limit in the Plan, and the number of shares and terms of any Award may be adjusted in the event of any change in our outstanding common stock by reason of any stock dividend, spin-off, split-up, stock split, reverse stock split, recapitalization, reclassification, merger, consolidation, liquidation, business combination or exchange of shares or similar transaction.

The board of directors or one of its committees will administer the Plan. If Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), and Rule 16b-3 under the Securities Exchange Act of 1934, as amended, apply to us and the Plan, then each member of the board or committee, which must have at least two members, must meet the standards of independence necessary to be classified as an "outside director" for purposes of Section 162(m) of the Code and an outside director for the purposes of Rule 16b-3. Subject to the terms of the Plan, the committee will have complete authority and discretion to determine the terms of Awards.

The Plan authorizes the grant of Incentive Stock Options and Nonqualified Stock Options. Incentive Stock Options are stock options that satisfy the requirements of Section 422 of the Code. Nonqualified Stock Options are stock options that do not satisfy the requirements of Section 422 of the Code. Options granted under the Plan entitle the grantee, upon exercise, to purchase a specified number of shares from us at a specified exercise price per share. The committee determines the period of time during which an Option may be exercised, as well as any vesting schedule, except that no Option may be exercised more than 10 years after the date of grant. The exercise price for shares of common stock covered by an Option cannot be less than the fair market value of the common stock on the date of grant.

FOLDERA, INC.
(A Development Stage Company)

Notes to Audited Consolidated Financial Statements

There are no specific required minimum service periods for option grants, however, options generally have a three-year vesting schedule with 1/3 cliff vesting after one-year and 1/24 of the remaining options on a monthly basis over the two remaining years and the maximum contractual option term is 10 years.

In February 2006, options to purchase 8,900,000 shares of common stock were granted under the Plan and on May 16, 2007 the board granted 3,120,000 additional options. During the year ended December 31, 2006, 1,151,665 options were forfeited and 6,667 options were exercised. As of December 31, 2006, 7,741,668 options were outstanding and 4,251,665 options were available for future option grants.

The Company adopted SFAS No. 123-R effective January 1, 2006 using the modified prospective method. Under this transition method, stock compensation expense recognized during the year ended December 31, 2006 includes compensation expense for all stock-based compensation awards granted on or after January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of SFAS No. 123-R. There were no stock-based awards outstanding as of December 31, 2005.

Prior to January 1, 2006, the company measured stock compensation expense using the intrinsic value method of accounting in accordance with Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations (“APB No. 25”). Thus, expense was generally not recognized for the Company's employee stock option and purchase plans.

Impact of Adoption of SFAS No. 123-R in January 2006

Employee related stock-based compensation expense measured in accordance with SFAS No. 123-R totaled approximately $1,077,201, or $(0.01) per basic and fully diluted share in the year ended December 31, 2006. The adoption of SFAS No. 123-R resulted in increased expense of approximately $1,077,201 as compared to the stock compensation expense that would have been recorded pursuant to APB No. 25. During the year ended December 31, 2005, no expense was recorded as the Company did not have any stock options awarded during that period.

During the year ended December 31, 2006, 200,000 stock options were granted to consultants. 33,333 of these options were vested as of December 31, 2006 and the Company recorded $8,039 in expenses related to these options.

During the year ended December 31, 2005, no stock options were granted or vested to consultants.
Methods of Estimating Fair Value

Under both SFAS No. 123-R and under the fair value method of accounting under SFAS No. 123-R (i.e., SFAS No. 123-R Pro Forma), the fair value of restricted stock is determined based on the number of shares granted and the quoted price of the Company's common stock on the date of grant. The fair value of stock options is determined using the Black-Scholes model.
Significant Assumptions Used to Estimate Fair Value - Restated

The weighted-average assumptions used in estimating the fair value of stock options granted during the period, along with the weighted-average grant date fair values, were as follows:

Expected volatility	42.68%
Expected life in years	6 years
Risk free interest rate	4.6%
Dividend yield	0%
Wt. average grant date fair value	$0.24

FOLDERA, INC.
(A Development Stage Company)

Notes to Audited Consolidated Financial Statements

The Company adopted SFAS No. 123-R as of December 15, 2005 and as such, applied the pronouncement starting in its fiscal year ended December 31, 2006. Foldera completed its reverse merger on February 13, 2006 and as such, became a publicly traded company at that time. Although the Company initially used a diminimus volatility factor for its stock option and warrant grants in the Black-Scholes Pricing Option formula, and could do so for grants prior to the adoption of SFAS No. 123-R, given the low trading volume in the Company's stock, the Company now believes that utilizing an appropriate industry sector index will more accurately reflect the value and the cost of the stock option and warrant grants.

Per paragraph 23 and A32 of SFAS No. 123-R, surrogate public entities and indices are recommended for nonpublic and newly public entitles where the historical volatility is difficult to estimate. Foldera has chosen to follow this recommendation and is using an industry sector index for software companies: the Dow Jones Small Cap Software Index. The historical volatility as calculated from the index is 42.68% and has been applied in the Black- Scholes Option Pricing formula.

The risk-free interest rate for the expected term of the option is based on the U.S. Treasury Zero Coupon Bond rate in effect at the time of grant.

Stock compensation expense recognized during the year ended 2006 is based on awards expected to vest and there were no estimated forfeitures. SFAS No. 123-R requires forfeitures to be estimated at the time of grant and revised in subsequent periods, if necessary, if actual forfeitures differ from those estimates.

Options outstanding:

	Weighted Average Exercise Price		Aggregate Intrinsic Value	Number of Options
Outstanding at December 31, 2005	$		$0	0
Granted		0.51		8,900,000
Forfeited		0.50		1,151,665
Exercised		0.50		6,667
Outstanding at December 31, 2006		$0.51	$3,001,667	7,741,668

	Options Outstanding			Exercisable Options
Range of Exercise Price	Number	Weighted Average Remaining Life	Weighted Average Exercise Price	Weighted Average Remaining Life	Number	Weighted Average Exercise Price
$0.50-$0.55	7,741,668	5.8 years	$0.51	5.8 years	3,927,207	$0.51

FOLDERA, INC.
(A Development Stage Company)

Notes to Audited Consolidated Financial Statements

Details of the Company's non-vested options are as follows:

	Non-Vested Options		Weighted Average Exercise Price	Weighted Average Vesting Period		Grant Date Fair Value
Non-vested - December 31, 2005	0	$			$
Granted	8,900,000		0.51			1,164,948
Forfeited	(1,151,665)		0.50
Vested	(3,927,204)		0.51
Exercised	(6,667)		0.50
Non-vested - December 31, 2006	3,814,464		$0.51	1.5 Years

The total compensation cost not yet recognized related to non-vested stock options is $1,024,686, which is expected to be recognized over a period of 1.5 years.

Note 8. Income Taxes

Through December 31, 2006, the Company incurred net operating losses for tax purposes of approximately $8,029,000. The net operating loss carry forward for federal and state purposes may be used to reduce taxable income through the year 2025. Net operating loss carry forward for the State of California is generally available to reduce taxable income through the year 2011. The availability of the Company's net operating loss carry forward is subject to limitation if there is a 50% or more positive change in the ownership of the Company's stock. The provision for income taxes consists of the state minimum tax imposed on corporations.

The gross deferred tax asset balance as of December 31, 2006 is $6,756,000. A 100% valuation allowance has been established against the deferred tax assets, as the utilization of the loss carry forward cannot reasonably be assured. Components of deferred tax asset at December 31, 2006 are as follows:

	2006	2005
Net operating loss	$6,756,000	$3,545,000
Less valuation allowance	(6,756,000)	(3,545,000)
	$-	$-

The following is a reconciliation of the provision for income taxes at the U.S. federal income tax rate to the income taxes reflected in the Statements of Operations:

	2006	2005
Tax expense (credit) at statutory rate-federal	(34)%	(34)%
State tax expense net of federal tax	(6)%	(6)%
Changes in valuation allowance	40%	40%
Tax expense at actual rate	-	-

Note 9. Commitments

(a)   SAVVIS agreement:

On December 28, 2004, the Company entered into a collocation agreement with SAVVIS, Inc. SAVVIS is a global information technology (“IT”) utility services provider. With an IT services platform that extends to 47 countries, SAVVIS is an industry leader in delivering secure, reliable and scalable hosting and network and application services.

FOLDERA, INC.
(A Development Stage Company)

Notes to Audited Consolidated Financial Statements

Under the terms of this agreement, SAVVIS will provide collocation facilities, cage space, bandwidth, power, backup power and security. The term of the agreement shall continue until the expiration of the last expiring service term. On June 30, 2006, the Company signed a twelve-month service agreement whereby the Company agreed to pay $15,566 per month for services to be provided by SAVVIS.

(b)   Office Space Lease:

On September 15, 2005, the Company entered into a lease agreement to lease 15,154 square feet of office space in Huntington Beach, California to house its administrative, marketing, system development and technical support operations. The Company pays approximately $29,950 per month in rent under this lease, which expires in September 2010. In 2006, the company also rented three satellite offices for executives working out of California. The Chicago, IL office was rented in April 2006 at $1,335 per month, the Bellevue, Washington office in July 2006 at $725 per month and the Albuquerque, New Mexico office in August 2006 at $1,029 per month. The Company recognized $379,397 in office occupancy expenses for the year ended December 31, 2006 compared to $110,428 for the year ended December 31, 2005.

(c)   Equipment Leases:

As of December 31, 2006, the Company had entered into capital leases with thirteen strategic vendors for the financing of computer equipment. The Company pays approximately $12,664 per month under these leases, the last of which expires in November 2011.

FOLDERA, INC.
(A Development Stage Company)

Notes to Audited Consolidated Financial Statements

Total minimum lease payments under the above leases are as follows:

	Capital	Operating
	Leases	Leases	Total
2007	$112,014	$298,532	$410,546
2008	70,408	366,727	437,134
2009	38,694	375,819	414,513
2010	12,601	350,057	362,658
2011	11,551	-	11,551
Thereafter	-	-	-
	$245,267	$1,391,135	$1,636,402
Less: Amount representing interest	36,119
Present value of minimum lease payments	209,148
Less: Current portion	86,680
	$122,468

(d)   Consulting agreements:

On March 24, 2004, the Company entered into an agreement with its Chief Technology Evangelist. As part of this service agreement, the Chief Technology Evangelist is also responsible for assisting in the closing of certain financings. The term of the service agreement began on April 1, 2004 and was for a term of ninety (90) days, with automatic monthly renewals until terminated. As of December 31, 2006, the Company had issued 1,000,000 shares as per terms of the agreement in addition to paying $120,000 in cash. This consulting agreement was terminated in January 2007. The Company is no longer obligated to pay the monthly consulting fee, but will issue 200,000 shares of its common stock when it reaches the final milestone as per the agreement.

In March 2005, the Company, through TI, entered into an engagement agreement with CFO911 pursuant to which CFO911 agreed to provide services to TI including assistance in completing TI's business plan and performing due diligence on TI's financial projections for reasonableness and accuracy from a financial investor's perspective. The Company agreed to pay CFO911 a total of $10,000 for these services and to issue CFO911 300,000 shares of common stock if the Company went public. The Company may engage CFO911 to perform other services. The Company entered into a reverse merger transaction which was approved by the majority of the Company's shareholders on February 13, 2006. This event triggered the issuance of 300,000 shares of common stock to CFO911. These shares were recorded at fair value of $150,000, which is based on the price of shares issued close to the date of services rendered and charged to operations.

On February 13, 2006, the Company entered into an investor relations consulting agreement with the Equity Performance Group. Under the terms of agreement, Equity Performance agreed to render services related to investor relations and communications. The agreement was for a two and half month period and terminated on May 1, 2006. The Company paid the consultants $10,000 per month and issued warrants to purchase 120,000 shares of the Company's common stock at an exercise price of $0.50 per share. The warrants were recorded at the fair value of $28,711 and charged to operations.

On February 13, 2006, the Company signed a letter of engagement with Trilogy Capital Partners, Inc. According to the terms of the agreement, Trilogy agreed to structure and implement a marketing program designed to create extensive financial market and investor's awareness for the Company. The agreement was for a twelve-month period and the Company agreed to pay $12,500 per month to Trilogy and issue warrants to purchase 2,900,000 shares of the Company's common stock at an exercise price of $0.50 per share. These warrants were recorded at the fair value of $635,331. On October 3, 2006, the Company cancelled its investor relations consulting agreement with Trilogy and signed a one-year contract with Corporate Communications Network, Inc. (CCN) to provide similar services. As part of the cancellation agreement, Trilogy transferred 1,535,000 warrants, which are exercisable at $0.50 per share, to CCN. The Company has been expensing the fair value of these warrants over the term of the agreement. As of December 31, 2006 the Company has expensed $400,618 and the unamortized $234,713 amount of the warrants transferred to CCN appears in our December 31, 2006, Consolidated Balance Sheet as deferred expense-warrants under Stockholders' Equity.

FOLDERA, INC.
(A Development Stage Company)

Notes to Audited Consolidated Financial Statements

In April 2006, the Company entered into a one-year consulting agreement with Ibis Consulting Group for the purpose of providing investor relations services. Pursuant to the contract, the Company agreed to pay Ibis $3,500 per month upon commencement of the contract and to issue a total of 160,000 shares of common stock based on the following schedule: 80,000 shares to be issued on October 1, 2006 and the remaining 80,000 shares to be issued on April 1, 2007. 80,000 shares were issued on October 1, 2006 and these shares were recorded at fair value of $118,900, based on the price of our stock on October 1, 2006, as per the agreement.

In June 2006, the Company entered into a one-month consulting contract with Joseph McCann for the purpose of advising the Company on business matters, including the development of relationships with strategic business partners. Pursuant to the contract, the Company agreed to issue Mr. McCann at total of 40,000 shares of common stock. On June 30, 2006, the Company issued 40,000 shares of common stock to Mr. McCann, as compensation for services provided and the shares were recorded at the fair market value of $85,600, which is based on the price of our stock on the date the services were rendered and charged to operations.

Note 10. Subsequent events (Unaudited)

On May 10, 2007, we entered into a $4,000,000 common stock purchase agreement with Vision Opportunity Master Fund, Ltd., a qualified institutional investment firm and previous investor in the Company. Under the agreement, Vision funded $1,000,000 on May 10, 2007 (the effective date of the agreement), purchasing 1,666,667 shares of Foldera's common stock at $0.60 per share. Vision has the option, but not the obligation, to purchase an additional $3,000,000, or up to 5,000,000 shares of our common stock, through July 31, 2007, at a fixed price of $0.60 per share. Additionally, to induce Vision to enter into the Common Stock Purchase Agreement and to reduce potential dilution to our existing shareholders, Richard Lusk, our President and Chief Executive Officer, agreed to transfer to Vision, for nominal consideration, a total of 4,000,000 unregistered shares of our common stock.

As part of the financing transaction, Foldera and Vision agreed to cancel the three outstanding warrants to purchase an aggregate of 7,407,410 shares of our common stock that it acquired in the October 2006 private placement. Additionally, the Company agreed to issue a new warrant, with an exercise price of $0.60 per share, to purchase 5,401,235 shares of Foldera's common stock.

Finally, pursuant to the anti-dilution provisions in the warrants issued in the October 2006 private placement, we reduced the exercise price of the warrant issued to Crescent International Ltd. to $0.60 per share from $1.75 per share and increased the number of shares underlying such warrant from 231,481 to 675,152, and we reduced the exercise price of the warrant issued to HPC Capital Management Corporation to $0.60 per share from $1.08 per share and increased the number of shares underlying such warrant from 416,667 to 750,000.

We agreed, pursuant to the terms of the subscription agreements with the investors who participated in the August 2006 private placement, to file a shelf registration statement with respect to the resale of shares of our common stock sold to the investors and shares of our common stock issuable upon exercise of the warrants with the SEC within 45 days after the final closing date and get the registration statement declared effective. The Company could not get the registration stated declared effective and as a result of delays, on May 11, 2007 the Company issued to such investors 407,905 additional shares in accordance with the terms of the subscription agreements.

Additionally, on May 16, 2007, the Company granted options to purchase an additional 3,120,000 shares of common stock under the 2005 Stock Option Plan.

Note 11. Restatements

On May 3, 2007 the Company received comments from the SEC and subsequently determined to restate its previously filed financial statements for the year ended December 31, 2006, due to the following reasons:

1.
The Company used a volatility rate of .001% based on internal history and a discount rate of 5.01% to calculate the fair value of employee and consultant stock options. The Company revised its calculation based on the Dow Jones Small Cap Software Index. The historical volatility as calculated from the index is 42.68% and has been applied in the Black Scholes formula. The Company also is using a 4.6% discount rate for the expected 6-year life of the options.

2.
The Company used a volatility rate of .001% based on internal history and a discount rate of 5.01% to calculate the fair value of certain warrants issued to consultants. The Company revised its calculation based on the Dow Jones Small Cap Software Index. The historical volatility as calculated from the index is 42.68% and has been applied in the Black Scholes formula. The Company also is using a 4.5% discount rate for five-year warrants and 4.75% for three-year warrants.

FOLDERA, INC.
(A Development Stage Company)

Notes to Audited Consolidated Financial Statements

The effect of the restatements is as follows:

	REPORTED	RESTATED
BALANCE SHEET:
STOCKHOLDERS' EQUITY:
Additional paid in capital	$25,979,161	$26,997,588
Deferred expense - warrants	$(132,312)	$(234,716)
Deficit accumulated during development stage	$(19,979,094)	$(20,895,120)

	REPORTED	RESTATED
STATEMENTS OF OPERATION:
OPERATING EXPENSES

General and Administrative Year Ended December 31, 2006	$11,265,937	$12,181,963
Cumulative from December 3, 2001 to December 31, 2006	$19,503,463	$20,419,489

OPERATING LOSS
Year Ended December 31, 2006	$(11,265,937)	$(12,181,963)
Cumulative from December 3, 2001 to December 31, 2006	$(19,503,463)	$(20,419,489)

NET LOSS
Year Ended December 31, 2006	$(11,117,316)	$(12,033,342)
Cumulative from December 3, 2001 to December 31, 2006	$(19,354,094)	$(20,270,120)

NET LOSS PER SHARE - BASIC AND DILUTED
Year Ended December 31, 2006	$(0.11)	$(0.12)

	REPORTED	RESTATED
STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
Issuance of warrants for services
Additional paid in capital	$516,977	$999,727
Deferred expenses	$(132,312)	$(234,713)
Total stockholders' equity/(deficit)	$384,665	$765,014

Issuance of stock options for services
Additional paid in capital	$4,290	$8,039
Total stockholders' equity/(deficit)	$4,290	$8,039

Issuance of stock options for compensation
Additional paid in capital	$545,273	$1,077,201
Total stockholders' equity/(deficit)	$545,273	$1,077,201

Net Loss
Deficit accumulated during the development stage	$(11,117,316)	$(12,033,342)
Total stockholders' equity/(deficit)	$(11,117,316)	$(12,033,342)

	REPORTED	RESTATED
STATEMENTS OF CASH FLOWS
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss
Year Ended December 2006	$(11,117,316)	$(12,033,342)
Cumulative from Dec. 3, 2001 (inception) to Dec. 31, 2006	$(19,354,094)	$(20,270,120)

Issuance of employee stock options for compensation
Year Ended December 2006	$545,273	$1,077,201
Cumulative from Dec. 3, 2001 (inception) to Dec. 31, 2006	$2,721,944	$3,253,872

Issuance of warrants for service
Year Ended December 2006	$384,665	$765,014
Cumulative from Dec. 3, 2001 (inception) to Dec. 31, 2006	$384,665	$765,014

Issuance of stock options for service
Year Ended December 2006	$4,290	$8,039
Cumulative from Dec. 3, 2001 (inception) to Dec. 31, 2006	$4,290	$8,039

Total adjustments
Year Ended December 2006	$3,331,448	$4,577,474
Cumulative from Dec. 3, 2001 (inception) to Dec. 31, 2006	$8,251,701	$9,167,727

FOLDERA, INC.
(A Development Stage Company)

Notes to Audited Consolidated Financial Statements

On January 2, 2007, the Company received comments from the SEC and subsequently determined to restate its previously filed financial statements for the year ended December 31, 2005, due to the following reasons.

1.	The Company reclassified deemed dividend of $625,000 to non-cash in the statement of cash flows.

2.	The Company retroactively restated the number of shares based on its forward stock split of 4:1 effective May 16, 2006.

3.	The Company's increased its authorized capital to 250,000,000 from 100,000,000 and its par value of common shares to $0.001 from $0.0001

The effect of the restatements is as follows:

	REPORTED	RESTATED
BALANCE SHEET:
STOCKHOLDERS' EQUITY:
Par value	$0.0001	$0.001
Authorized shares	100,000,000	250,000,000
Outstanding shares	21,821,428	87,285,720
Common stock	$2,182	$87,286
Additional paid in capital	$13,967,684	$13,882,580

	REPORTED	RESTATED
STATEMENTS OF OPERATION:
Loss per share - basic and diluted - 2005	$(0.19)	$(0.05)
Loss per share - basic and diluted - 2004	$(0.19)	$(0.05)
Loss per share - basic and diluted - cumulative	$(0.69)	$(0.17)
Basic weighted average number of shares outstanding - 2005	16,272,888	65,091,552
Basic weighted average number of shares outstanding - 2004	13,920,559	55,682,236
Basic weighted average number of shares outstanding - cumulative	12,898,151	51,592,604

	REPORTED	RESTATED
STATEMENTS OF CASH FLOWS
Cumulative from Dec. 3, 2001 (inception) to Dec. 31, 2005
Net Loss	$(8,861,778)	$(8,236,778)
Total adjustment	$5,218,292	$4,593,292

FOLDERA, INC.
(A Development Stage Company)
Consolidated Balance Sheet
As of March 31, 2007
(Unaudited)

ASSETS
CURRENT ASSETS:
Cash & cash equivalents	$3,870,181
Prepaid expenses and other current assets	180,336
TOTAL CURRENT ASSETS	4,050,517

CERTIFICATE OF DEPOSIT - RESTRICTED	67,249

PROPERTY AND EQUIPMENT, net	1,635,372

SECURITY DEPOSIT	34,327
$5,787,465

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable and accrued expenses	$686,018
Registration rights liability	540,986
Shares to be issued as penalty shares	326,657
Current portion of capital lease obligations	116,836
TOTAL CURRENT LIABILITIES	1,670,497

CAPITAL LEASE OBLIGATIONS, net	170,512

COMMITMENTS	-

STOCKHOLDERS' EQUITY:

Common stock, $0.001 par value, 250,000,000 shares authorized, 113,049,548 shares issued and outstanding	113,049
Additional paid in capital	27,398,754
Shares to be issued for cash	3,334
Deferred expense - warrants	(164,299)
Deficit accumulated during development stage	(23,404,382)
TOTAL STOCKHOLDERS' EQUITY	3,946,456
$5,787,465

 The accompanying notes are an integral part of these consolidated financial statements

FOLDERA, INC
(A Development Stage Company)
Consolidated Statements of Operations
(Unaudited)

			Cumulative From
	For the Three Month Periods Ended		December 3, 2001
	March 31,		(inception) to
	2007	2006	March 31, 2007

NET REVENUE	$-	$-	$-

OPERATING EXPENSES
General and administrative	2,558,811	1,830,982	22,978,300

OPERATING LOSS	(2,558,811)	(1,830,982)	(22,978,300)

OTHER INCOME/EXPENSE
Other Income	-	-	(2,666)
Interest income	(49,549)	(12,275)	(196,252)
TOTAL OTHER INCOME	(49,549)	(12,275)	(198,918)

NET LOSS	$(2,509,262)	$(1,818,707)	$(22,779,382)

LOSS PER SHARE - BASIC AND DILUTED	$(0.02)	$(0.02)

BASIC & DILUTED WEIGHTED AVERAGE NUMBER OF
SHARES OUTSTANDING	110,967,298	96,929,968

The accompanying notes are an integral part of these consolidated financial statements

FOLDERA, INC.
(A Development Stage Company)
Consolidated Statements of Stockholders' Equity (Deficit)
For the Period from December 3, 2001 (inception) to March 31, 2007
(Unaudited)

						Deficit
						accumulated during	Total
	Common stock		Additional paid in	Shares to be	Deferred	the development	stockholder's equity/
	Shares	Amount	capital	issued	expenses	stage	(deficit)
Balance at inception (December 3, 2001)	-	$-	$-	$-	$-	$-	$-

Issuance of founder's share	40,480,000	40,480	(39,468)	-	-	-	1,012
Issuance of shares for cash	1,398,176	1,398	348,146	-	-	-	349,544
Issuance of shares to shareholder for acquisition of software	2,500,000	2,500	622,500	-	-	(625,000)	-
Net loss						(32,120)	(32,120)
Balance at December 31, 2001	44,378,176	44,378	931,178	-	-	(657,120)	318,436

Issuance of shares for cash	2,857,388	2,857	711,490	-	-	-	714,347
Issuance of shares for compensation	1,000,000	1,000	249,000	-	-	-	250,000
Shares to be issued	-	-	-	101,212	-	-	101,212
Net loss						(1,397,155)	(1,397,155)
Balance at December 31, 2002	48,235,564	48,236	1,891,667	101,212	-	(2,054,275)	(13,160)

Issuance of shares for cash	1,615,800	1,616	402,334	-	-	-	403,950
Issuance of shares for compensation	2,892,896	2,893	720,331	(101,212)	-	-	622,012
Issuance of shares for services	155,400	155	38,695	-	-	-	38,850
Net loss	-	-	-	-	-	(1,134,387)	(1,134,387)
Balance at December 31, 2003	52,899,660	52,900	3,053,027	-		(3,188,662)	(82,735)

Issuance of shares for cash	3,286,400	3,286	818,314	-	-	-	821,600
Issuance of shares for compensation	3,129,672	3,130	779,288	-	-	-	782,418
Issuance of shares for services	3,423,224	3,423	852,383	-	-	-	855,806
Shares to be issued	-	-	-	11,151	-	-	11,151
Net loss	-	-	-	-	-	(2,591,238)	(2,591,238)
Balance at December 31, 2004	62,738,956	62,739	5,503,012	11,151		(5,779,900)	(202,998)

Issuance of shares for cash	22,549,840	22,550	7,392,353	-	-	-	7,414,903
Issuance of shares for compensation	1,684,124	1,684	419,347	-	-	-	421,031
Issuance of shares for services	312,800	313	152,887	-	-	-	153,200
Issuance of warrants for legal expenses	-	-	414,980	-	-	-	414,980
Reduction of accrual relating to shares to be issued	-	-	-	(11,151)	-	-	(11,151)
Net loss	-	-	-	-	-	(3,081,878)	(3,081,878)
Balance at December 31, 2005	87,285,720	87,286	13,882,580	-	-	(8,861,778)	5,108,087

Issuance of shares for cash	12,577,663	12,578	9,766,818	8,334	-	-	9,787,730
Changes due to recapitalization	8,559,600	8,560	(9,670)	-	-	-	(1,110)
Issuance of shares for services	727,500	728	1,244,758	-	-	-	1,245,485
Issuance of warrants for services	-	-	1,535,404	-	(234,713)	-	1,300,691
Issuance of stock options for services	-	-	4,290	-	-	-	4,290
Cost of raising capital	-	-	(524,858)	-	-	-	(524,858)
Issuance of stock options for compensation	-	-	545,273	-	-	-	545,273
Exercise of warrants	1,652,713	1,653	552,993	-	-	-	554,646
Registration rights penalties	-	-	-	-	-	-	-
Net loss	-	-	-	-	-	(12,033,342)	(12,033,342)
Balance at December 31, 2006	110,803,196	110,803	26,997,588	8,334	(234,713)	(20,895,120)	5,986,892

Issuance of stock options for services		-	11,361	-	-	-	11,361
Issuance of stock options for compensation		-	193,969	-	-	-	193,969
Exercise of warrants for cash	172,000	172	77,828	-	-	-	78,000
Exercise of warrants cashless	25,072	25	(25)	-	-	-	-
Exercise of warrants against settlement of debt	2,049,280	2,049	118,033	-	-	-	120,082
Issuance of warrants for service		-	-	-	70,414	-	70,414
Exercise of warrants - cash received in 2006		-	-	(5,000)	-	-	(5,000)
Net loss		-	-	-	-	(2,509,262)	(2,509,262)
Balance at March 31, 2007	113,049,548	$113,049	$27,398,754	$3,334	$(164,299)	$(23,404,382)	$3,946,456

The accompanying notes are an integral part of these consolidated financial statements

FOLDERA, INC
(A Development Stage Company)
Consolidated Statements of Cash Flows
(Unaudited)

			Cumulative From
	For The Three Month Periods Ended		December 3, 2001
	March 31,		(inception) to
	2007	2006	March 31, 2007

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(2,509,262)	$(1,818,707)	$(22,779,382)
Adjustments to reconcile net loss to
net cash used in operating activities:
Depreciation	196,218	80,080	849,017
Loss on settlement of debt	-	-	64,022
Impairment of property & equipment	-	-	9,533
Issuance of employee stock options for compensation	193,969	33,323	3,447,841
Issuance of shares for services	-	150,000	3,272,993
Issuance of warrants for services	70,414	235,737	835,428
Issuance of stock options for services	11,361	39,050	19,400
Shares to be issued as penalty shares	-	-	326,657
Changes in assets and liabilities:
Prepaid expenses and other current assets	118,411	(40,958)	(180,334)
Deposits	(190)	-	(101,576)
Accounts payable, accrued expenses and other liabilities	(80,297)	39,709	684,632
Registration rights liability	90,986	-	540,986
Total adjustments	600,872	536,941	9,768,599
NET CASH USED IN OPERATING ACTIVITIES	(1,908,390)	(1,281,766)	(13,010,783)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(27,533)	(514,968)	(1,888,610)
Cash received as part of merger	-	-	(1,110)
NET CASH USED IN INVESTING ACTIVITIES	(27,533)	(514,968)	(1,889,720)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of shares for cash, net	-	1,800,115	18,928,416
Payments to shareholders of legal acquiree	-	(175,000)	-
Cost of raising capital	-	-	(524,858)
Receipts from exercise of warrants	73,000	-	627,646
Payments to related parties	-	(2,000)	-
Payments for leased equipment	(34,252)	(67,167)	(260,520)
NET CASH PROVIDED BY FINANCING ACTIVITIES	38,748	1,555,948	18,770,684

NET INCREASE (DECREASE) IN CASH & CASH EQUIVALENT	(1,897,175)	(240,786)	3,870,181

CASH & CASH EQUIVALENT- BEGINNING OF PERIOD	5,767,356	4,826,045	-

CASH & CASH EQUIVALENT- END OF PERIOD	$3,870,181	$4,585,259	$3,870,181

SUPPLEMENTAL INFORMATION:
Taxes paid	$-	$-
Interest paid	$98,027	$7,820

NON-CASH INVESTING & FINANCING ACTIVITIES:

a)	The Company issued 8,559,600 shares as part of recapitalization effected on February 13, 2006.

b)	The Company issued 2,049,280 shares for the exercise of warrants against settlement of debt during the quarter ended March 31, 2007.

c)
The Company acquired $112,452 in assets under capital leases for the three months ended March 31, 2007 and Zero for the three months ended March 31, 2006 and $517,433 for the period from (inception) to March 31, 2007.

The accompanying notes are an integral part of these consolidated financial statements

FOLDERA, INC.
(A Development Stage Company)

Notes to Unaudited Consolidated Financial Statements

Note 1. Description of Business and Basis of Presentation

Taskport, Inc. (“TI”), a California corporation, was incorporated in 2001 to develop a proprietary, web-based software system that enables users to work collaboratively in a highly organized fashion within a shared electronic workspace.

On February 13, 2006, TI entered into a merger agreement with Expert Systems, Inc., a Nevada corporation, whereby, Expert Systems, Inc. issued 91,313,720 shares to acquire 100% of TI's stock. Expert Systems, Inc. had 8,559,600 shares outstanding immediately prior to the merger. As a result of the merger, the stockholders of TI owned approximately 92% of the combined entity. Accordingly, the merger was accounted for as a reverse acquisition of Expert Systems, Inc. by TI and resulted in a recapitalization of TI in a manner similar to the pooling of interest method. No pro forma financial information is disclosed as the amounts involved are immaterial. Concurrent with the merger, the name of Expert Systems, Inc. was changed to Foldera, Inc.

The accompanying consolidated financial statements include the accounts of Foldera, Inc. and its wholly owned subsidiary, TI (collectively, the “Company”). All significant inter-company accounts and transactions have been eliminated in consolidation. The historical results for the year ended December 31, 2006 include both Foldera, Inc. (from the acquisition date) and TI (for the full period), while the historical results prior to the acquisition date only include TI. Additionally, all historical share count and per share information has been adjusted for the Company's 4-for-1 forward stock split that became effective on May 16, 2006.

The Company is a development stage company as defined in Statement of Financial Accounting Standards (“SFAS”) No. 7, “Accounting and Reporting by Development Stage Enterprises.” The Company is devoting substantially all of its present efforts to establishing its new business, and its planned principal operations have not yet commenced. All losses accumulated since inception has been considered as part of the Company's development stage activities.

The audited consolidated financial statements have been prepared by the Company, pursuant to the rules and regulations of the Securities and Exchange Commission. The information furnished in these consolidated financial statements reflects all adjustments (consisting of normal recurring accruals and adjustments) which are, in the opinion of management, necessary to fairly present the operating results for the respective periods. Certain information and footnote disclosures normally present in annual consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been omitted pursuant to such rules and regulations.

Note 2. Summary of Significant Accounting Policies

Use of Estimates

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

The Company's revenue recognition policies are in compliance with Staff Accounting Bulletin (SAB) 104. Revenue is recognized when a formal arrangement exists, the price is fixed or determinable, all obligations have been performed pursuant to the terms of the formal arrangement and collectibility is reasonably assured. The Company anticipates generating revenue from two primary sources: the up-selling of Premium Services and Paid Search.

FOLDERA, INC.
(A Development Stage Company)

Notes to Unaudited Consolidated Financial Statements

The Company anticipates deriving Premium Service revenue from the sale of extra data storage, vanity email, domain hosting, custom branding and technical support, which will be recorded when the service has been provided to clients or, in the case of extra storage, on an accrual basis, after monthly fees have been billed to clients.

Another anticipated revenue source is Paid Search. The Company anticipates that each time a user uses the Company's embedded search box and clicks on an ad of an advertiser in the search network, revenue will be generated. Revenue will be recognized on a daily basis, based upon reported revenue from the selected search company.

Depreciation and Amortization

Property and equipment are being depreciated on the straight-line basis over the following estimated useful lives:

Machinery & equipment	2-5 years
Leasehold improvements	10 years
Furniture & fixture	5-7 years

Included in property and equipment is approximately $517,433 of assets, which are leased under non-cancelable leases and accounted for as capital leases, which expire through November 2011. The accumulated depreciation included in the property and equipment for these leases is approximately $197,197.

Depreciation and amortization expense for the three-month period ended March 31, 2007 and 2006 was $196,218 and $80,080, respectively.

The Company capitalizes expenditures that materially increase asset lives and charges ordinary repairs and maintenance to operations as incurred. When assets are sold or otherwise disposed of, the cost and related depreciation or amortization is removed from the accounts and any resulting gain or loss is included in other income (expense) in the accompanying statements of operations.

Property and equipment consisted of the following as of March 31, 2007:

Computer & equipment	$2,262,844
Furniture & fixtures	160,806
Software	60,739
Accumulated depreciation	(849,017)
Net fixed assets	$1,635,372

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand and cash in banks in demand and time deposit accounts with maturities of 90 days or less.

Concentrations of Credit Risk

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of cash, and cash equivalents and trade receivables. The Company maintains cash and cash equivalents with high-credit quality financial institutions. At March 31, 2007, the cash balances held at financial institutions were either in excess of federally insured limits or not subject to the federal insurance system.

FOLDERA, INC.
(A Development Stage Company)

Notes to Unaudited Consolidated Financial Statements

Credit is generally extended based upon an evaluation of each customer's financial condition, with terms consistent in the industry and no collateral required. The Company determines an allowance for collectibility on a periodic basis. Amounts are written off against the allowance in the period the Company determines that the receivable is uncollectible.

Fair Value of Financial Instruments

The Company considers its financial instruments, which are carried at cost, to approximate fair value due to their near-term maturities.

Long-Lived Assets

Property and equipment is stated at cost and depreciation is provided for by the straight-line method over the related assets' estimated economic lives ranging from three to five years. Amortization of leasehold improvements is provided for by the straight-line method over the lesser of the estimated economic useful lives or the lease term. Property under capital leases is amortized over the lease terms and included in depreciation and amortization expense.

The Company also adopted FAS 142, “Goodwill and Other Intangible Assets,” which recognizes impairment testing for those long-lived assets that are not subject to amortization. The Company currently does not have any long-lived assets that are not amortized. However, the Company does perform periodic impairment tests of all long-lived assets.

Income Taxes

Deferred income tax assets and liabilities are computed annually for differences between the financial statements and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted laws and rates applicable to the periods in which the differences are expected to affect taxable income (loss). A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized.

Earnings Per Share

The Company uses SFAS No. 128, Earnings Per Share, for calculating the basic and diluted income (loss) per share. Basic income (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding during the period. Diluted income (loss) per share is computed in a similar manner to basic income (loss) per share, except that all potentially dilutive shares are excluded from the calculation in a (loss) situation. All potentially dilutive shares as of March 31, 2007 and 2006 have been excluded from diluted loss per share, as their effect would be anti-dilutive for the year then ended.

Basic and diluted (loss) income per common share is computed as follows:
	Three-Month Periods Ended March 31,
	2007			2006
			Per			Per
	Loss	Shares	Share	Loss	Shares	Share
	(Numerator)	(Denominator)	Amount	(Numerator)	(Denominator)	Amount
Basic EPS
Loss available to common stockholders	$(2,509,262)	110,967,298	$(0.02)	$(1,818,707)	96,929,968	$(0.02)

Effect of Dilutive Securities
None	—	—		—	—

Diluted EPS
Loss available to common stockholders	$(2,509,262)	110,967,298	$(0.02)	$(1,818,707)	96,929,968	$(0.02)

FOLDERA, INC.
(A Development Stage Company)

Notes to Unaudited Consolidated Financial Statements

Potentially dilutive shares include:

	Three-Month Periods Ended March 31,
	2007	2006

Warrants outstanding	16,160,932	9,229,564

Stock options outstanding	7,741,668	8,900,000

Accounting for Stock-Based Compensation

Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 123-R, “Share-Based Payment”  (“SFAS 123-R”), which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors, including stock options based on their fair values. SFAS 123-R supersedes Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees”  (“APB 25”), which the Company previously followed in accounting for stock-based awards. In March 2005, the SEC issued Staff Accounting Bulletin No. 107 (SAB 107) to provide guidance on SFAS 123-R. The Company has applied SAB 107 in its adoption of SFAS 123-R.

The Company adopted SFAS 123-R on January 1, 2006 using the modified prospective transition method. In accordance with the modified prospective transition method, the Company's financial statements for prior periods have not been restated to reflect, and do not include, the impact of SFAS 123-R. Share-based compensation expense recognized is based on the value of the portion of share-based payment awards that is ultimately expected to vest. Share-based compensation expense recognized in the Company's Consolidated Statement of Operations for the three-month periods ended March 31, 2007 and 2006 includes compensation expense for share-based payment awards granted after December 31, 2005 based on the grant date fair value estimated in accordance with the pro forma provisions of SFAS 123-R.

Recent Pronouncements

In February 2007, the Financial Accounting Standards Board issued FASB Statement No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities.” FAS 159 is effective for fiscal years beginning after November 15, 2007. Early adoption is permitted subject to specific requirements outlined in the new Statement. Therefore, calendar-year companies may be able to adopt FAS 159 for their first quarter 2007 financial statements.

The new Statement allows entities to choose, at specified election dates, to measure eligible financial assets and liabilities at fair value that are not otherwise required to be measured at fair value. If a company elects the fair value option for an eligible item, changes in that item's fair value in subsequent reporting periods must be recognized in current earnings. FAS 159 also establishes presentation and disclosure requirements designed to draw comparison between entities that elect different measurement attributes for similar assets and liabilities. The management is currently evaluating the effect of this pronouncement on financial statements.

FOLDERA, INC.
(A Development Stage Company)

Notes to Unaudited Consolidated Financial Statements

In September 2006, FASB issued SFAS 158 “Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans--an amendment of FASB Statements No. 87, 88, 106, and 132(R).” This Statement improves financial reporting by requiring an employer to recognize the over funded or under funded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for-profit organization. The Company currently does not have any defined benefit plan and so FAS 158 will not affect the financial statements.

In September 2006, FASB issued SFAS 157 ”Fair Value Measurements.” This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements, the Board having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this Statement does not require any new fair value measurements. However, for some entities, the application of this Statement will change current practice. This Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The management is currently evaluating the effect of this pronouncement on financial statements.

Going Concern

As shown in the accompanying consolidated financial statements, the Company incurred losses of $2,509,262 and $1,818,707 for the three-month periods ending March 31, 2007 and 2006, respectively. Negative cash flows from the operations of $1,908,390 and $1,281,766 were noted for the three-month periods ended March 31, 2007 and 2006, respectively. These matters raise substantial doubt about the Company's ability to continue as a going concern.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. This basis of accounting contemplates the recovery of the Company's assets and the satisfaction of liabilities in the normal course of business. Successful completion of the Company's development program and its transition to attaining profitable operations is dependent upon obtaining additional financing adequate to fulfill its product development activities and achieving a level of revenue adequate to support its cost structure. The Company believes that it can effectively manage its working capital to fund operations through December 2007; however, the Company does not anticipate having significant revenue from operations until the third or fourth quarter of 2007, and, therefore, it is actively seeking additional debt or equity financing until it becomes cash flow positive. There can be no assurances that there will be adequate financing available to the Company and the consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

FOLDERA, INC.
(A Development Stage Company)

Notes to Unaudited Consolidated Financial Statements

The Company has taken certain restructuring steps to provide the necessary capital to continue its operations. These steps included: 1) reducing payroll and payroll related expenses, 2) outsourcing a portion of our software development work and 3) terminating relationships with certain consultants. The Company plans to continue actively seeking additional funding opportunities and plans to further restructure the operations to decrease operating expenses and to minimize the liabilities.

Note 3. Accounts Payable and Accrued Expenses

Following is the detail of accounts payable and accrued expenses as of March 31, 2007.
Accounts payable	$108,241
Accrued vacation	331,565
Accrued wages	207,852
Professional fees	38,360
Total	$686,018

Note 4. Registration Rights Liability

As part of the Company's August and October 2006 private placements, a separate registration rights agreement was entered into with each investor. Under the terms of the registration rights agreements, the Company agreed to submit a SB-2 registration statement to the Securities and Exchange Commission on a timely basis, to respond to questions posed by the SEC and to attempt to have the registration statement declared effective per the terms of the registration rights agreements.

The initial determination had been that the Company would satisfy the registration filing requirement and that any payment under the registration rights agreements was not probable. However, on February 12, 2007, the Company determined that it would not meet the timing requirement for registration of the shares and recorded a contingent liability for the maximum penalties payable under such registration rights agreements. With respect to the August 2006 private placement, the maximum penalty was calculated as 10% of the 4,078,995 shares issued in the private placement and recorded as 1% per week starting February 19, 2007 for the total of 10 weeks or maximum 10%. The stock price used was the closing price at the end of each week the Company could not meet the timing requirement. A total of 407,905 shares were actually issued and the liability was reported as $326,657 in the accompaying financial statements. The Company revalued the liability at the end of March 2007 and determined the fair value of liability amounting to $310,004 based on the market price of shares. The Company did not record the change in fair value of liability amounting to $17,948 as the amount was not significant.

With respect to the October 2006 private placement, the maximum penalty was calculated as 10% of the $4,500,000 purchase price in the private placement and recorded as $450,000 as registration rights liability. The Company may pay liquidated damages under the registration rights agreement for this private placement either in cash or in additional shares of common stock, valued for such purpose at 120% of the volume weighted average price of the common stock for the 10 trading days prior to payment. In addition, the Company is required to pay interest on any liquidated damages that are not paid within seven days after the date payable at the rate of 18% per annum (or such lesser maximum amount that is permitted to be paid by applicable law). The due date was march 11, 2007, one month following the first determination date wich was February 12, 2007. As a result the Company accrued interest at 18% per annum for the period March 12, 2007 to March 31, 2007 in the accompanying consolidated financial statements.

Note 5. Related-Party Transactions

During the quarter ended March 31, 2007, the Company paid $10,000 to Jnan Dash, TI's Chief Technology Evangelist pursuant to the agreement signed in March 2004. The agreement was terminated in January 2007. (See Note 8)

We ceased paying Mr. Dash the monthly fee as of February 2007 but will issue 200,000 shares when we reach the final milestone as per the agreement.

The Company has entered into indemnification agreements with each of its directors and officers. The indemnification agreements and the Company's certificate of incorporation and bylaws require it to indemnify its directors and officers to the fullest extent permitted by Nevada law.

FOLDERA, INC.
(A Development Stage Company)

Notes to Unaudited Consolidated Financial Statements

Note 6. Stockholders' Equity

On May 10, 2006, the board of directors and holders of a majority of the outstanding shares of common stock of the Company, approved (i) an increase in the number of authorized shares of common stock from 100,000,000 shares to 250,000,000 shares and (ii) a 4-for-1 forward split of the outstanding shares of common stock of the Company to effect the Shares Increase and Forward Stock Split by filing a Certificate of Amendment with the Nevada Secretary of State on May 15, 2006, with the Forward Stock Split becoming effective on May 16, 2006.

All stock issuances have been retroactively updated for the effect of 4-for-1 forward split.

Following is the summary of the Company's equity-related transactions during the quarter ended March 31, 2007.

1.	On January 16, 2007, Mr. Robert Rein, an affiliate of Trilogy Capital Partners, an outside investor relations consultant, exercised 10,000 warrants at an exercise price of $0.50 per share.

2.	On January 16, 2007, Trilogy Capital Partners, an outside investor relations consultant, exercised 50,000 warrants at an exercise price of $0.50 per share.

3.	On February 13, 2007, Mr. William Dabney, the father of our CFO, Mr. Reid Dabney, exercised 32,000 warrants at an exercise price of $0.25 per share.

4.
On February 16, 2006, a Brookstreet Securities broker requested a cashless exercise of 42,980 warrants at an exercise price of $0.50 per share. Based on the formula provided in the Brookstreet agreement, the broker received 25,072 shares.

5.	On February 22, 2007, Mr. Robert Rein, an affiliate of Trilogy Capital Partners, an outside investor relations consultant, exercised 10,000 warrants at an exercise price of $0.50 per share.

6.	On March 20, 2007, Mr. Robert Rein, an affiliate of Trilogy Capital Partners, an outside investor relations consultant, exercised 20,000 warrants at an exercise price of $0.50 per share.

7.
On March 21, 2007, St. George and Carnegie, an outside legal consultant, exercised 2,049,280 warrants at an exercise price of $0.0625 per share. The Company settled $120,080 payable to St. George against exercise of warrants.

8.	On March 29, 2007 Trilogy Capital Partners, an outside investor relations consultant, exercised 50,000 warrants at an exercise price of $0.50 per share.

Warrants outstanding:

	Aggregate Intrinsic Value	Number of Warrants
Outstanding at December 31, 2006	$-	18,425,192
Granted		-
Exercised		2,246,352
Cancelled		17,908
Outstanding at March 31, 2007	$-	16,160,932

Outstanding Warrants

Range of Exercise Price	Number	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price
$0.0625-$2.25	16,160,932	4 years	$1.20

All outstanding warrants were exercisable as of March 31, 2007.

FOLDERA, INC.
(A Development Stage Company)

Notes to Unaudited Consolidated Financial Statements

Note 7. Stock-Based Compensation

Stock-Based Compensation Plan

The May 2005 Stock Option Plan (the "Plan") gives the board of directors the ability to provide incentives through grants or awards of stock options, stock appreciation rights and restricted stock awards (collectively, "Awards") to present and future employees of us and our affiliated companies. Outside directors, consultants and other advisors are also eligible to receive Awards under the Plan.

A total of 12,000,000 shares of our Common Stock are reserved for issuance under the Plan. If an incentive award expires or terminates unexercised or is forfeited, or if any shares are surrendered to us in connection with an Award, the shares subject to such award and the surrendered shares will become available for further awards under the Plan.

Shares issued under the Plan through the settlement, assumption or substitution of outstanding Awards or obligations to grant future Awards as a condition of acquiring another entity will not reduce the maximum number of shares available under the Plan. In addition, the number of shares subject to the Plan, any number of shares subject to any numerical limit in the Plan, and the number of shares and terms of any Award may be adjusted in the event of any change in our outstanding common stock by reason of any stock dividend, spin-off, split-up, stock split, reverse stock split, recapitalization, reclassification, merger, consolidation, liquidation, business combination or exchange of shares or similar transaction.

The board of directors or one of its committees will administer the Plan. If Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), and Rule 16b-3 under the Securities Exchange Act of 1934, as amended, apply to us and the Plan, then each member of the board or committee, which must have at least two members, must meet the standards of independence necessary to be classified as an "outside director" for purposes of Section 162(m) of the Code and an outside director for the purposes of Rule 16b-3. Subject to the terms of the Plan, the committee will have complete authority and discretion to determine the terms of Awards.

The Plan authorizes the grant of Incentive Stock Options and Nonqualified Stock Options. Incentive Stock Options are stock options that satisfy the requirements of Section 422 of the Code. Nonqualified Stock Options are stock options that do not satisfy the requirements of Section 422 of the Code. Options granted under the Plan entitle the grantee, upon exercise, to purchase a specified number of shares from us at a specified exercise price per share. The committee determines the period of time during which an Option may be exercised, as well as any vesting schedule, except that no Option may be exercised more than 10 years after the date of grant. The exercise price for shares of common stock covered by an Option cannot be less than the fair market value of the common stock on the date of grant.

FOLDERA, INC.
(A Development Stage Company)

Notes to Unaudited Consolidated Financial Statements

There are no specific required minimum service periods for option grants, however, options generally have a three-year vesting schedule with 1/3 cliff vesting after one-year and 1/24 of the remaining options on a monthly basis over the two remaining years and the maximum contractual option term is 10 years.

In February 2006, options to purchase 8,900,000 shares of common stock were granted under the Plan and no additional options were granted since that date through March 31, 2007, but the Board was considering the grant of additional options during May of 2007. During the three-month period ended March 31, 2007, no options were forfeited or exercised. As of March 31, 2007, 7,741,668 options were outstanding and 4,258,332 options were available for future option grants. On May 16, 2007, options to purchase an additional 3,120,000 shares of common stock were granted under the plan.

The Company adopted SFAS No. 123-R effective January 1, 2006 using the modified prospective method. Under this transition method, stock compensation expense recognized during the quarter ended March 31, 2007 includes compensation expense for all stock-based compensation awards granted on or after January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of SFAS No. 123-R. The outstanding options as of December 31, 2006 and 2005 were 7,741,668 and zero respectively.

Prior to January 1, 2006, the company measured stock compensation expense using the intrinsic value method of accounting in accordance with Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations (“APB No. 25”). Thus, expense was generally not recognized for the Company's employee stock option and purchase plans.

Impact of Adoption of SFAS No. 123-R in January 2006

Employee related stock-based compensation expense measured in accordance with SFAS No. 123-R totaled approximately $193,969 or $(0.00) per basic and fully diluted share in the three-month period ended March 31, 2007. The adoption of SFAS No. 123-R resulted in increased expense of approximately $193,969 as compared to the stock compensation expense that would have been recorded pursuant to APB No. 25.

During the three-month period ended March 31, 2007, no stock options were granted to consultants. 80,556 of the 200,000 options granted to consultants during 2006 were vested as of March 31, 2007 and the Company recorded $11,361 in expenses related to these options for the three-month period ended March 31, 2007.

Methods of Estimating Fair Value

Under both SFAS No. 123-R and under the fair value method of accounting under SFAS No. 123 (i.e., SFAS No. 123 Pro Forma), the fair value of restricted stock is determined based on the number of shares granted and the quoted price of the Company's common stock on the date of grant. The fair value of stock options is determined using the Black-Scholes model.

Significant Assumptions Used to Estimate Fair Value

The weighted-average assumptions used in estimating the fair value of stock options granted during the period, along with the weighted-average grant date fair values, were as follows:

Expected volatility	42.68%
Expected life in years	6 years
Risk free interest rate	4.6%
Dividend yield	0%
Wt. average grant date fair value	$0.24

FOLDERA, INC.
(A Development Stage Company)

Notes to Unaudited Consolidated Financial Statements

The Company adopted SFAS No. 123-R as of December 15, 2005 and as such, applied the pronouncement starting in its fiscal year ended December 31, 2006. Foldera completed its reverse merger on February 13, 2006 and as such, became a publicly traded company at that time. Although the Company initially used a diminimus volatility factor for its stock option and warrant grants in the Black-Scholes Pricing Option formula, and could do so for grants prior to the adoption of FAS 123-R, given the low trading volume in the Company's stock, the Company believes that utilizing an appropriate industry sector index more accurately reflect the value and the cost of the stock option and warrant grants.

Per paragraph 23 and A32 of SFAS No. 123-R, surrogate public entities and indices are recommended for nonpublic and newly public entitles where the historical volatility is difficult to estimate. Foldera has chosen to follow this recommendation and is using an industry sector index for software companies: the Dow Jones Small Cap Software Index. The historical volatility as calculated from the index is 42.68% and has been applied in the Black Scholes formula.

The risk-free interest rate for the expected term of the option is based on the U.S. Treasury Zero Coupon Bond rate in effect at the time of grant.

Stock compensation expense recognized during the year ended 2006 is based on awards expected to vest and there were no estimated forfeitures. SFAS No. 123-R requires forfeitures to be estimated at the time of grant and revised in subsequent periods, if necessary, if actual forfeitures differ from those estimates.

Options outstanding:

	Weighted Average Exercise Price	Aggregate Intrinsic Value	Number of Options Outstanding
Outstanding at December 31, 2006	$0.51	$3,001,667	7,741,668
Granted	-	-	-
Forfeited	-	-	-
Exercised	-	-	-
Outstanding at March 31, 2007	$0.51	$1,917,834	7,741,668

Options Outstanding				Exercisable Options
Range of Exercise Price	Number	Weighted Average Remaining Life	Weighted Average Exercise Price	Weighted Average Remaining Life	Number	Weighted Average Exercise Price
$0.50-$0.55	7,741,668	5 years	$0.51	5 years	4,679,975	$0.51

FOLDERA, INC.
(A Development Stage Company)

Notes to Unaudited Consolidated Financial Statements

Details of the Company's non-vested options are as follows:

	Non-Vested Options	Weighted Average Exercise Price	Weighted Average Vesting Period	Grant Date Fair Value
Non-vested - December 31, 2006	3,814,464	$0.51	1.5 Years	$0.24
Granted	-	-	-	-
Forfeited	-	-	-	-
Vested	752,771	-	-	-
Exercised	-	-	-	-
Non-vested - March 31, 2007	3,061,693	$0.51	1.2 Years	$0.24

The total compensation cost not yet recognized related to non-vested stock options is $819,351, which is expected to be recognized over a period of 1.2 years.

Note 8. Commitments

(a)   SAVVIS agreement:

On December 28, 2004, the Company entered into a collocation agreement with SAVVIS, Inc. SAVVIS is a global information technology (“IT”) utility services provider. With an IT services platform that extends to 47 countries, SAVVIS is an industry leader in delivering secure, reliable and scalable hosting and network and application services.

Under the terms of this agreement, SAVVIS will provide collocation facilities, cage space, bandwidth, power, backup power and security. The term of the agreement shall continue until the expiration of the last expiring service term. On June 30, 2006, the Company signed a twelve-month service agreement whereby the Company agreed to pay $15,566 per month for services to be provided by SAVVIS.

(b)   Office Space Lease:

On September 15, 2005, the Company entered into a lease agreement to lease 15,154 square feet of office space in Huntington Beach, California to house its administrative, marketing, system development and technical support operations. The Company pays approximately $29,950 per month in rent under this lease, which expires in September 2010. In 2006, the company also rented three satellite offices for executives working out of California. The Chicago, IL office was rented in April 2006 at $1,335 per month, the Bellevue, Washington office in July 2006 at $725 per month and the Albuquerque, New Mexico office in August 2006 at $1,029 per month. The Company recognized $96,494 in office occupancy expenses for the three-month period ended March 31, 2007 compared to $86,378 for the same period in 2006.

(c)   Equipment Leases:

As of March 31, 2007, the Company had entered into capital leases with nine strategic vendors for the financing of computer equipment. The Company pays approximately $15,691 per month under these leases, the last of which expires in November 2011.

FOLDERA, INC.
(A Development Stage Company)

Notes to Unaudited Consolidated Financial Statements

Total minimum lease payments under the above leases are as follows:

	Capital	Operating
	Leases	Leases	Total
2007	$110,074	239,432	$349,506
2008	106,735	$366,727	473,462
2009	73,623	375,819	449,442
2010	32,153	350,057	382,211
2011	29,474	-	29,474
Thereafter	-	-	-
	$352,059	$1,332,035	$1,684,095
Less: Amount representing interest	64,711
Present value of minimum lease payments	287,348
Less: Current portion	116,836
	$170,512

(d)   Consulting agreements:

On March 24, 2004, the Company entered into an agreement with its Chief Technology Evangelist. As part of this service agreement, the Chief Technology Evangelist is also responsible for assisting in the closing of certain financings. The term of the service agreement began on April 1, 2004 and was for a term of ninety (90) days, with automatic monthly renewals until terminated. As of December 31, 2006, the Company had issued 1,000,000 shares as per terms of the agreement in addition to paying $120,000 in cash. This consulting agreement was terminated in January, 2007. The Company is no longer obligated to pay the monthly consulting fee, but will issue 200,000 shares of its common stock when it reaches the final milestone as per the agreement.

On February 13, 2006, the Company signed a letter of engagement with Trilogy Capital Partners, Inc. According to the terms of the agreement, Trilogy agreed to structure and implement a marketing program designed to create extensive financial market and investor awareness for the Company. The agreement was for a twelve-month period and the Company agreed to pay $12,500 per month to Trilogy and issue warrants to purchase 2,900,000 shares of the Company's common stock at an exercise price of $0.50 per share. These warrants were recorded at the fair value of $635,331 based on 42.68% volatility, 4.5% discount rate and 0% annual rate of quarterly dividends. On October 3, 2006, the Company cancelled its investor relations consulting agreement with Trilogy and signed a one-year contract with Corporate Communications Network, Inc. (CCN) to provide similar services. As part of the cancellation agreement, Trilogy transferred 1,535,000 warrants, which are exercisable at $0.50 per share, to CCN. The Company has been expensing the fair value of these warrants over the term of the agreement. During the quarter ended March 31, 2007 the Company expensed $70,414 and deferred $164,299 in the consolidated financial statements.

In April 2006, the Company entered into a one-year consulting agreement with Ibis Consulting Group for the purpose of providing investor relations services. Pursuant to the contract, the Company agreed to pay Ibis $3,500 per month upon commencement of the contract and to issue a total of 160,000 shares of common stock based on the following schedule: 80,000 shares to be issued on October 1, 2006 and the remaining 80,000 shares to be issued on April 1, 2007. 80,000 shares were issued on October 1, 2006 and these shares were recorded at fair value of $118,900, based on the price of our stock on October 1, 2006, as per the agreement.

Note 10. Subsequent events

On May 10, 2007, we entered into a $4,000,000 common stock purchase agreement with Vision Opportunity Master Fund, Ltd., a qualified institutional investment firm and previous investor in the Company. Under the agreement, Vision funded $1,000,000 on May 10, 2007 (the effective date of the agreement), purchasing 1,666,667 shares of Foldera's common stock at $0.60 per share. Vision has the option, but not the obligation, to purchase an additional $3,000,000, or up to 5,000,000 shares of our common stock, through July 31, 2007, at a fixed price of $0.60 per share. Additionally, to induce Vision to enter into the Common Stock Purchase Agreement and to reduce potential dilution to our existing shareholders, Richard Lusk, our President and Chief Executive Officer, agreed to transfer to Vision, for nominal consideration, a total of 4,000,000 unregistered shares of our common stock . We amended this agreement with Vision on July 27, 2007, resulting in an additional purchase by Vision of 6,666,666 unregistered shares of our common stock at $0.15 per share, with Mr. Lusk transferring to Vision, for nominal consideration, an additional 20,000,000 unregistered shares of our common stock. In connection with this amendment, Vision also agreed to eliminate the liquidated damages provision in the Registration Rights Agreement that it entered into with us in May 2007, and waived the “full-ratchet” anti-dilution provision contained in the series A warrant previously issued to it as a result of this financing.

FOLDERA, INC.
(A Development Stage Company)

Notes to Unaudited Consolidated Financial Statements

As part of the financing transaction, Foldera and Vision agreed to cancel the three outstanding warrants to purchase an aggregate of 7,407,410 shares of our common stock that it acquired in the October 2006 private placement. Additionally, the Company agreed to issue a new warrant, with an exercise price of $0.60 per share, to purchase 5,401,235 shares of Foldera's common stock.

Pursuant to the anti-dilution provisions in the warrants issued in the October 2006 private placement, on May 10, 2007, we reduced the exercise price of the warrant issued to Crescent International Ltd. to $0.60 per share from $1.75 per share and increased the number of shares underlying such warrant from 231,481 to 675,152, and we reduced the exercise price of the warrant issued to HPC Capital Management Corporation to $0.60 per share from $1.08 per share and increased the number of shares underlying such warrant from 416,667 to 750,000.

On July 27, 2007, pursuant to the anti-dilution provisions in the warrants issued in the October 2006 private placement, we reduced the exercise price of the warrant issued to Crescent International Ltd. to $0.15 per share from $0.60 per share and increased the number of shares underlying such warrant from 675,152 to 2,700,608, and we reduced the exercise price of the warrant issued to HPC Capital Management Corporation to $0.15 per share from $0.60 per share and increased the number of shares underlying such warrant from 750,000 to 3,000,000.

We agreed, pursuant to the terms of the subscription agreements with the investors who participated in the August 2006 private placement, to file a shelf registration statement with respect to the resale of shares of our common stock sold to the investors and shares of our common stock issuable upon exercise of the warrants with the SEC within 45 days after the final closing date and get the registration statement declared effective. The Company could not get the registration stated declared effective and as a result of delays, on May 11, 2007 the Company issued to such investors 407,905 additional shares in accordance with the terms of the subscription agreements.

Additionally, on May 16, 2007, the Company granted options to purchase an additional 3,120,000 shares of common stock under the 2005 Stock Option Plan.

FOLDERA, INC.

Common Stock

Prospectus

___________, 2007

Until __________, 2007, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

Our articles of incorporation provide that we will indemnify any person who is or was a director, officer, employee, agent or fiduciary of our company to the fullest extent permitted by applicable law. Nevada law permits a Nevada corporation to indemnify its directors, officers, employees and agents against liabilities and expenses they may incur in such capacities in connection with any proceeding in which they may be involved, if (i) such director or officer is not liable to the corporation or its stockholders due to the fact that his or her acts or omissions constituted a breach of his or her fiduciary duties as a director or officer and the breach of those duties involved intentional misconduct, fraud or a knowing violation of law, or (ii) he or she acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of our company, or that with respect to any criminal action or proceeding, he or she had no reasonable cause to believe that his or her conduct was unlawful.

In addition, our bylaws include provisions to indemnify its officers and directors and other persons against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with the action, suit or proceeding against such persons by reason of serving or having served as officers, directors, or in other capacities, if such person either is not liable pursuant to Nevada Revised Statutes 78.138 or acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of our company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendre or its equivalent will not, of itself, create a presumption that the person is liable pursuant to Nevada Revised Statutes 78.138 or did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of our company and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person's conduct was unlawful.

Item 25. Other Expenses of Issuance and Distribution.

Registration Fees	$3,201,56
Federal Taxes	—
State Taxes	—
Legal Fees and Expenses	45,000
Printing and Engraving Expenses	8,000
Blue Sky Fees	10,000
Accounting Fees and Expenses	7,000
Miscellaneous	5,000
Total	$76,319.93

Item 26. Recent Sales of Unregistered Securities.

On May 10, 2007, we entered into a $4,000,000 common stock purchase agreement with Vision Opportunity Master Fund, Ltd., a qualified institutional investment firm and previous investor in the Company. Under the agreement, Vision funded $1,000,000 on May 10, 2007, purchasing 1,666,667 shares of Foldera's common stock at $0.60 per share. Additionally, to induce Vision to enter into the Common Stock Purchase Agreement and to reduce potential dilution to our existing shareholders, Richard Lusk, our President and Chief Executive Officer, agreed to transfer to Vision, for nominal consideration, a total of 4,000,000 unregistered shares of our common stock. We amended this agreement with Vision on July 27, 2007, resulting in an additional purchase by Vision of 6,666,666 unregistered shares of our common stock at $0.15 per share, with Mr. Lusk transferring to Vision, for nominal consideration, an additional 20,000,000 unregistered shares of our common stock. In connection with this amendment, Vision also agreed to eliminate the liquidated damages provision in the Registration Rights Agreement that it entered into with us in May 2007, and waived the “full-ratchet” anti-dilution provision contained in the series A warrant previously issued to it as a result of this financing.

As part of the financing transaction, Foldera and Vision agreed to cancel the three outstanding warrants to purchase an aggregate of 7,407,410 shares of our common stock that it acquired in the October 2006 private placement. Additionally, the Company agreed to issue a new warrant, with an exercise price of $0.60 per share, to purchase 5,401,235 shares of Foldera's common stock.

Pursuant to the anti-dilution provisions in the warrants issued in the October 2006 private placement, we reduced the exercise price of the warrant issued to Crescent International Ltd. to $0.60 per share from $1.75 per share and increased the number of shares underlying such warrant from 231,481 to 675,152, and we reduced the exercise price of the warrant issued to HPC Capital Management Corporation to $0.60 per share from $1.08 per share and increased the number of shares underlying such warrant from 416,667 to 750,000.

On July 27, 2007, pursuant to the anti-dilution provisions in the warrants issued in the October 2006 private placement, we reduced the exercise price of the warrant issued to Crescent International Ltd. to $0.15 per share from $0.60 per share and increased the number of shares underlying such warrant from 675,152 to 2,700,608, and we reduced the exercise price of the warrant issued to HPC Capital Management Corporation to $0.15 per share from $0.60 per share and increased the number of shares underlying such warrant from 750,000 to 3,000,000.

October 2006 Private Placement. On October 19, 2006, we completed the closing of a private placement to institutional accredited investors of approximately 4,166,667 shares of our common stock, at a purchase price of $1.08 per share, for gross proceeds of $4,500,000. As part of the private placement, the investors were issued five-year warrants to purchase up to an aggregate of 2,083,333 shares of our common stock, at an initial exercise price of $1.75. One of the investors was also issued a six-month warrant to purchase up to 3,703,704 shares or our common stock, at an initial exercise price of $1.25, and a five-year warrant to purchase up to 1,851,852 shares of our common stock, at an initial exercise price of $2.00. In connection with a common stock purchase agreement that we entered into with Vision Opportunity Master Fund, Ltd. effective as of May 10, 2007, Vision agreed to cancel the three outstanding warrants to purchase an aggregate of 7,407,410 shares of our common stock that it acquired in the October 2006 private placement.  In connection with that cancellation, we agreed to issue to Vision a new warrant, with an exercise price of $0.60 per share, to purchase 5,401,235 shares of our common stock.  Also in connection with this common stock purchase agreement, and pursuant to the anti-dilution provisions in the warrants issued in the October 2006 private placement, we reduced the exercise price of the warrant issued to Crescent International Ltd. to $0.60 per share from $1.75 per share and increased the number of shares underlying such warrant from 231,481 to 675,152, and we reduced the exercise price of the warrant issued to HPC Capital Management Corporation to $0.60 per share from $1.08 per share and increased the number of shares underlying such warrant from 416,667 to 750,000.

The net proceeds from the private placement, following the payment of offering-related expenses, will be used by us for our capital expenditure requirements and for working capital and other general corporate purposes.

We agreed, pursuant to the terms of a registration rights agreement with the investors who participated in the October 2006 private placement, to (i) file a shelf registration statement with respect to the resale of 110% of the shares of our common stock sold to the investors and shares of our common stock issuable upon exercise of the warrants with the SEC within 45 days after the closing date; (ii) respond to any SEC comments or questions regarding the shelf registration statement on or prior to the date which is 20 calendar days from the date such comments or questions are received; (iii) use our commercially reasonable efforts to have the shelf registration statement declared effective by the SEC as soon as possible after the initial filing, and in any event no later than 90 days after the closing date (or 150 days in the event of a full review of the shelf registration statement by the SEC); and (iv) keep the shelf registration statement effective until all registrable securities may be sold under Rule 144(k) under the Securities Act of 1933. The registration rights agreement requires that we pay liquidated damages to the investors in an amount equal to 2.0% of the investors' purchase price upon (a) our initial failure to satisfy any of the above covenants, and (b) the expiration of each month following our initial failure to satisfy any of the above covenants until such covenants are satisfied; provided, however, that in no event shall the liquidated damages payable to such investors on account of a failure to satisfy any of the above covenants exceed 10.0% of the investors' purchase price. The registration rights agreement provides that such liquidated damages may be payable either in cash or in additional shares of our common stock, valued for such purpose at 120% of the volume weighted average price of our common stock for the 10 trading days prior to payment. As of June 21, 2007, we were required to pay liquidated damages to the investors who participated in the October 2006 private placement in an amount equal to 10.0% of the investors' purchase price, or $450,000 if paid in cash or 882,858 shares if paid in additional shares of our common stock, as a result of delays in responding to SEC comments regarding the registration statement and delays in causing the registration statement to be declared effective by the SEC. These liquidated damages were paid in additional shares of our common stock.  On July 27, 2007, we issued 882,858 shares of our common stock to the investors who participated in the October 2006 private placement in satisfaction of this obligation.

The common stock, warrants and common stock issuable upon exercise of the warrants have not been registered under the Securities Act, and were issued and sold in reliance upon the exemption from registration contained in Section 4(2) of the Securities Act and Regulation D promulgated thereunder, which exempt transactions by an issuer not involving any public offering. The issuance of the shares was undertaken without general solicitation or advertising. Each purchaser of the shares represented in the purchase agreement, among other things, that (a) it was an “accredited investor”, as defined in Regulation D promulgated under the Securities Act of 1933, (b) it had obtained sufficient information from us to evaluate the merits and risks of an investment in the shares of our common stock and (c) it was acquiring the shares of our common stock for investment purposes and not with a view to any public resale or other distribution in violation of the Securities Act of 1933 or the securities laws of any state. In addition, the stock certificate representing these shares are restricted securities under the Securities Act of 1933. These securities may not be offered or sold in the United States in the absence of an effective registration statement or exemption from the registration requirements under the Securities Act. The consideration and other terms in the Purchase Agreement were determined as a result of arm's-length negotiations between us and the purchasers.

August 2006 Private Placement. On August 16, 2006, we completed the initial closing of a private placement to accredited investors of approximately 1,235,144 shares of our common stock, at a purchase price of $2.25 per share, for gross proceeds of $2,779,074.25. As part of the private placement, the investors were issued three-year warrants to purchase up to an aggregate of 617,572 shares of our common stock, at an initial exercise price of $2.25. As an inducement to the investors to complete the initial closing of the private placement, on or about August 14, 2006, we entered into an oral agreement with Brookstreet Securities Corporation (“Brookstreet”), the exclusive placement agent for the private placement, to provide to the investors price-protection for any equity issuances within three months of the final closing of the private placement. Pursuant to this price-protection commitment, we agreed that if we issued any additional equity securities for less than $2.25 per share (an “Additional Issuance”) within three months of the final closing of the private placement, the investors would receive additional shares of our common stock and additional warrants to purchase shares of our common stock, and the exercise price of the investors' outstanding warrants to purchase shares of our common stock would be reduced, as if such investors had originally participated in such additional issuance.

Subsequent closings of this private placement (the “August 2006 Private placement”) occurred on August 25, 2006 and August 29, 2006. In the August 2006 Private placement, we issued an aggregate of 1,957,917 shares of our common stock at a purchase price of $2.25 per share, for gross proceeds of $4,405,315.25, and three-year warrants to purchase up to a maximum of 978,959 shares of our common stock at an exercise price of $2.25 per share. The net proceeds from the August 2006 Private placement, following the payment of offering-related expenses, will be used by us for our capital expenditure requirements and for working capital and other general corporate purposes. At the closing of the August 2006 Private placement, we paid Brookstreet cash compensation of 13% of the gross proceeds of the August 2006 Private placement or $572,690 and a three-year warrant to purchase 293,687 shares of our common stock at an initial exercise price of $2.25 per share. The proceeds from the issuance of the 1,957,917 shares were recorded net of the fair value of the warrants and the placement agent's commission and expenses. The fair value of the warrants was calculated using the Black-Scholes option pricing model using the following assumptions: risk free rate of return of 4.75%, volatility of 42.68% dividend yield of 0% and expected life of three years.

On October 19, 2006, we completed a private placement to two institutional accredited investors of 4,166,667 shares of our common stock at a purchase price of $1.08 per share, for gross proceeds of $4,500,000, and five-year warrants to purchase up to an aggregate of 2,083,334 shares of our common stock at an initial exercise price of $1.75 per share.

The October 2006 Private placement constituted an Additional Issuance for purposes of our price-protection commitment to the investors who participated in the August 2006 Private placement. Accordingly, we issued to those investors an aggregate of 2,121,079 additional shares of our common stock and warrants to purchase an additional 1,060,536 shares of our common stock at an exercise price of $1.75. We issued 2,121,079 additional shares of our common stock because such investors would have received an aggregate of 4,078,996 shares if the purchase price in the August 2006 Private placement was reduced from $2.25 per share to $1.08 per share, and we issued warrants to purchase an additional 1,060,536 shares of our common stock to provide such investors with 50% warrant coverage based on the as-adjusted total number of shares issued in the August 2006 Private placement. In addition, we reset the exercise price of the outstanding warrants held by those investors from $2.25 per share to $1.75 per share.

As a result of the issuance of additional shares of our common stock to the investors who participated in the August 2006 Private placement at an effective purchase price of $1.08 per share, we issued to Brookstreet in November 2006 warrants to purchase an additional 318,162 shares of our common stock at an exercise price of $1.08 per share, and reset the exercise price of the outstanding warrants held by Brookstreet from $2.25 per share to $1.08 per share, as required by the terms of our placement agency agreement with Brookstreet. Pursuant to this placement agency agreement, Brookstreet was entitled to receive warrants to purchase an aggregate of 15% of the total number of shares issued in the August 2006 Private placement at a per share exercise price equal to the price per share paid for our shares of common stock in the August 2006 private placement.

The proceeds from the issuance of the 4,078,996 shares issued on November 8, 2007 for our August 2006 private placement were recorded net of the fair value of the warrants and the placement agent's commission and expenses.

The net proceeds from the private placement, following the payment of offering-related expenses, will be used by us for our capital expenditure requirements and for working capital and other general corporate purposes.

We agreed, pursuant to the terms of the subscription agreements with the investors who participated in the August 2006 private placement, to (i) file a shelf registration statement with respect to the resale of shares of our common stock sold to the investors and shares of our common stock issuable upon exercise of the warrants with the SEC within 45 days after the final closing date; (ii) use our best efforts to have the shelf registration statement declared effective by the SEC as soon as possible after the initial filing, and in any event no later than 120 days after the final closing date; (iii) use our best efforts to respond to any SEC comments or questions regarding the shelf registration statement on or prior to the date which is 20 business days from the date such comments or questions are received, but in any event not later than 30 business days from the date such comments or questions are received; and (iv) keep the shelf registration statement effective for 12 months following the effective date of the shelf registration statement. The subscription agreements require that we issue to the investors additional shares of our common stock in an amount equal to 1.0% of the number of shares sold to such investors upon (a) our initial failure to satisfy any of the above covenants, and (b) the expiration of each week following our initial failure to satisfy any of the above covenants until such covenants are satisfied; provided, however, that in no event shall we be required to issue additional shares on account of a failure to satisfy any of the above covenants in an amount greater than 10.0% of the number of shares sold to such investors. On or about October 3, 2006, we entered into agreements with each of the investors pursuant to which the investors waived the requirement that the registration statement be filed within 45 days after the final closing date. Pursuant to these waiver agreements, we agreed to file a registration statement (a) on or prior to November 15, 2006 if we failed to close an additional private placement on or prior to October 31, 2006, and (b) within 60 days after the closing of an additional private placement provided that such additional private placement closed on or prior to October 31, 2006. We subsequently closed an additional private placement on October 19, 2006, and we filed the registration statement within 60 days after the closing of that additional private placement. As of April 30, 2007, we were required to issue to the investors who participated in the August 2006 private placement additional shares in an aggregate amount equal to 10.0% of the number of shares sold to such investors, or 407,905 shares, as a result of delays in causing the registration statement to be declared effective by the SEC. Accordingly, on May 11, 2007 we issued to such investors 407,905 additional shares in accordance with the terms of the subscription agreements.

The common stock, warrants and common stock issuable upon exercise of the warrants have not been registered under the Securities Act, and were issued and sold in reliance upon the exemption from registration contained in Section 4(2) of the Securities Act and Regulation D promulgated thereunder, which exempt transactions by an issuer not involving any public offering. The issuance of the shares was undertaken without general solicitation or advertising. Each purchaser of the shares represented in the purchase agreement, among other things, that (a) it was an “accredited investor”, as defined in Regulation D promulgated under the Securities Act of 1933, (b) it had obtained sufficient information from us to evaluate the merits and risks of an investment in the shares of our common stock and (c) it was acquiring the shares of our common stock for investment purposes and not with a view to any public resale or other distribution in violation of the Securities Act of 1933 or the securities laws of any state. In addition, the stock certificate representing these shares are restricted securities under the Securities Act of 1933. These securities may not be offered or sold in the United States in the absence of an effective registration statement or exemption from the registration requirements under the Securities Act. The consideration and other terms in the Purchase Agreement were determined as a result of arm's-length negotiations between us and the purchasers.

February 2006 Merger. In connection with the merger, we issued an aggregate of 91,317,720 shares of our common stock to the former holders of Taskport common stock and other securities having the right to purchase an additional 3,967,391 shares of its common stock. The common stock has not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and was issued and sold in reliance upon the exemption from registration contained in Section 4(2) of the Securities Act and Regulation D promulgated thereunder. These securities may not be offered or sold in the United States in the absence of an effective registration statement or exemption from the registration requirements under the Securities Act.

Pre-Merger Sale. In December 2003, Expert Systems, Inc. sold 625,000 shares split-adjusted of common stock to Corporate Communications Network for $10,000 cash. In May 2004, Expert Systems, Inc. sold 312,500 split-adjusted shares of common stock to Lynn-Cole Capital for $5,000 cash. The common stock has not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and was issued and sold in reliance upon the exemption from registration contained in Section 4(2) of the Securities Act and Regulation D promulgated thereunder. These securities may not be offered or sold in the United States in the absence of an effective registration statement or exemption from the registration requirements under the Securities Act.

Item 27. Exhibits.

The following is a list of Exhibits filed as part of this registration statement:

Exhibit No.	Description of Exhibit
2.1	Agreement and Plan of Merger, dated February 6, 2006, by and among Expert Systems, Inc., EXSI Acquisition Corp and Taskport, Inc. (2)

3.1	Certificate of Incorporation of Expert Systems, Inc. as filed with the Nevada Secretary of State on April 16, 2002. (1)

3.2	Certificate of Amendment to the Certificate of Incorporation of Expert Systems, Inc. changing its name to Foldera, Inc. filed with the Nevada Secretary of State on February 13, 2006. (2)

3.3	Certificate of Amendment to the Certificate of Incorporation of Foldera, Inc. filed with the Nevada Secretary of State. (5)

3.4	Bylaws. (1)

3.5	Amendment to Bylaws. (6)

4.1	Registration Rights Agreement, dated August 15, 2005. (2)

4.2	Form of Warrant Agreement with Brookstreet Securities Corporation. (2)

4.5	Trilogy Capital Warrant Agreement, dated February 13, 2006. (3)

4.6	Form of Equity Performance Group Warrant, dated February 13, 2006. (4)

4.7	Form of Warrant issued to St. George and Carnegie, dated May 31, 2005. (4)

4.8	Day and Campbell Warrant dated June 2005. (4)

4.9	Form of Warrant. (7)

5.1	Opinion of Greenberg Traurig, LLP.(8)

10.1	Form of Subscription Agreement. (7)

10.2	Form of Indemnification Agreement, dated as of April 1, 2006. (4)

10.3	2005 Stock Option Plan. (6)

10.4	Dash Consulting Agreement, dated March 24, 2004 (4)

10.5	CFO911 Agreement, dated March 7, 2005. (4)

21	List of subsidiaries. (4)

23.1	Consent of Kabani & Company.*

23.2	Consent of Greenberg Traurig, LLP (See Exhibit 5.1).

24.1	Power of attorney (8).

* Filed herewith.

(1)	Incorporated by reference to registrant's (predecessor) filing on Form SB-2 Registration Statement filed on September 2, 2004.

(2)	Incorporated by reference to registrant's Form 8-K filed on February 13, 2006.

(3)	Incorporated by reference to registrant's Form 8-K filed on March 7, 2006.

(4)	Incorporated by reference to registrant's Form 8-K/A filed on April 10, 2006.

(5)	Incorporated by reference to registrant's Form 8-K filed on May 16, 2006.

(6)	Incorporated by reference to registrant's Post-Effective Amendment No. 1 to Form SB-2 filed on May 10, 2006.

(7)	Incorporated by reference to registrant's From 8-K filed on August 22, 2006.

(8)	Incorporated by reference to registrant's Form SB-2 filed on May 22, 2007.

(9)	Incorporated by reference to registrant's Form SB-2 filed on December 4, 2006.

Item 28. Undertakings.

(a)   The undersigned small business issuer hereby undertakes to:

(1)   File, during any period in which it offers and sells securities, a post-effective amendment to this prospectus to:

(i)   Include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)   Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)   Include any additional or changed material information on the plan of distribution.

(2)   For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)   File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4)   For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)   Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

(ii)   Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv)   Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

(b)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

(c)   Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Amendment No. 6 to the Registration Statement to be signed on its behalf by the undersigned, in the City of Huntington Beach, State of California, on August 10, 2007 .

FOLDERA, INC.

By:	/s/ Richard Lusk
Richard Lusk
President and Chief Executive Officer
(principal executive officer)

By:	/s/ Reid Dabney
Reid Dabney
Senior Vice President and Chief Financial Officer
(principal financial and accounting officer)

In accordance with the requirements of the Securities Act of 1933, this Amendment No. 5 to the Registration Statement has been signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date

/s/ Richard Lusk	President, Chief Executive Officer and	August 10, 2007
Richard Lusk	Director

/s/ Suyen Castellon*	Secretary and Director	August 10, 2007
Suyen Castellon

/s/ Reid Dabney	Senior Vice President and Chief Financial	August 10, 2007
Reid Dabney	Officer (principal financial and accounting officer)

/s/ Danilo Cacciamatta	Director	August 10, 2007
Danilo Cacciamatta

/s/ Jnan Dash	Director	August 10, 2007
Jnan Dash

*By: /s/ Reid Dabney
Reid Dabney, Attorney-in-Fact